   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997

                                                      REGISTRATION NO. 333-35473
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                   FORM S-11

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AEGIS INVESTMENT TRUST

        (Exact name of registrant as specified in governing instruments)

                      2500 CITYWEST BOULEVARD, SUITE 1200
                              HOUSTON, TEXAS 77042

                    (Address of principal executive offices)
                            ------------------------

                               PATRICK A. WALDEN
                             AEGIS INVESTMENT TRUST
                      2500 CITYWEST BOULEVARD, SUITE 1200
                              HOUSTON, TEXAS 77042
                                 (713) 787-0100

                    (Name and address of agent for service)
                            ------------------------

                                   COPIES TO:

        EDWARD L. DOUMA, ESQ.                      CARY K. HYDEN, ESQ.
          Hunton & Williams                      WILLIAM J. CERNIUS, ESQ.
         951 East Byrd Street                        Latham & Watkins
       Richmond, Virginia 23219                   650 Town Center Drive
            (804) 788-8200                     Costa Mesa, California 92626
                                                      (714) 540-1235

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                           AMOUNT BEING         OFFERING PRICE          AGGREGATE             AMOUNT OF
TITLE OF SECURITIES BEING REGISTERED      REGISTERED(1)           PER SHARE           OFFERING PRICE       REGISTRATION FEE
Common Shares of beneficial interest,
  $0.01 par value per share..........   11,500,000 shares           $20.00             $230,000,000         $69,697.00(2)

(1) Includes 1,500,000 Common Shares issuable upon exercise of the underwriters' overallotment option.

(2) Registration fee previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1997

PROSPECTUS
                               10,000,000 SHARES

                             AEGIS INVESTMENT TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                                ----------------

    AEGIS INVESTMENT TRUST (TOGETHER WITH AEGIS OPERATING PARTNERSHIP, L.P., THE "COMPANY") IS A SELF-MANAGED, SELF-ADMINISTERED REAL ESTATE INVESTMENT TRUST THAT HAS BEEN FORMED TO INVEST IN MORTGAGE-RELATED ASSETS, WITH AN EMPHASIS ON MORTGAGE-BACKED SECURITIES REPRESENTING INTERESTS IN POOLS OF SINGLE FAMILY RESIDENTIAL MORTGAGE LOANS, AND TO ACQUIRE MORTGAGE LOANS. IT IS ANTICIPATED THAT INVESTMENTS IN MORTGAGE-BACKED SECURITIES INITIALLY WILL COMPRISE OVER 95% OF THE TOTAL VALUE OF THE ASSETS OF THE COMPANY. THE COMPANY'S AFFILIATE, AEGIS MORTGAGE CORPORATION ("AMC"), IS A FULL-SERVICE MORTGAGE BANKING AND LOAN TRADING BUSINESS THAT IS EXPECTED TO PROVIDE THE COMPANY WITH A SOURCE OF MORTGAGE-RELATED ASSETS.


    ALL OF THE SHARES OF BENEFICIAL INTEREST ("COMMON SHARES") OFFERED HEREBY (THE "OFFERING") ARE BEING OFFERED BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON SHARES. IT IS CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE FOR THE COMMON SHARES OFFERED HEREBY WILL BE BETWEEN $18.00 AND $20.00. SEE "UNDERWRITING" FOR INFORMATION RELATING TO THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY'S COMMON SHARES HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE, UNDER THE SYMBOL "EJS."


    IN CONNECTION WITH THE CONTRIBUTION OF HIS COMMON STOCK IN AMC TO AEGIS OPERATING PARTNERSHIP, L.P. (THE "CONTRIBUTION TRANSACTION" AS DESCRIBED HEREIN), MR. WALDEN WILL RECEIVE 171,921 UNITS OF LIMITED PARTNERSHIP INTEREST ("UNITS"), EACH OF WHICH IS REDEEMABLE FOR CASH OR ONE COMMON SHARE. A TOTAL OF 596,592 COMMON SHARES (INCLUDING 171,921 COMMON SHARES RELATING TO THE UNITS ISSUED TO MR. WALDEN) HAVE BEEN RESERVED FOR ISSUANCE IN EXCHANGE FOR UNITS IN CONNECTION WITH THE CONTRIBUTION TRANSACTION. IN ADDITION, MESSRS. DAY AND WALDEN WILL RETAIN 245,000 AND 255,000 UNITS, RESPECTIVELY, AS FOUNDERS EQUITY FOR WHICH THEY PAID NO CASH CONSIDERATION. A TOTAL OF 500,000 COMMON SHARES HAVE BEEN RESERVED FOR ISSUANCE IN EXCHANGE FOR SUCH UNITS.

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS
    RELEVANT TO AN INVESTMENT IN THE COMMON SHARES INCLUDING, AMONG OTHERS:

- The Company will borrow on a short-term basis to finance a majority of its long-term investments and will experience negative cash flow and incur losses if net borrowing costs exceed the income on Mortgage Assets.


- The value of the Company's investments will be sensitive to interest rate changes, which generally can be expected to decrease if interest rates increase.


- The Company and AMC must manage substantial growth.

- The Company will be dependent on key personnel for investment management and operating experience.

- Management has no prior experience managing a REIT or a publicly held company.

- The Company is a newly organized entity with no history of operations.

- No specific Mortgage Assets have been identified for acquisition for the Company's investment portfolio.

- The Company's net income will depend on the Company's ability to acquire Mortgage Assets at favorable spreads to net borrowing costs.

- The Company will be taxed as a corporation if it fails to qualify as a REIT.

- The Company must invest in qualifying real estate in order to maintain its exempt status under the Investment Company Act.

- The immediate dilution of $2.73 per share in tangible book value to investors purchasing in this Offering.

- The Company's Declaration of Trust prohibits any shareholder from owning more than 9.8% of the Company's Common Shares, which could make it more difficult to effect a change in control of the Company.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         PRICE TO           UNDERWRITING          PROCEEDS TO
                                                                          PUBLIC             DISCOUNT(1)          COMPANY(2)
                                                                    -------------------  -------------------  -------------------
PER SHARE.........................................................           $                    $                    $
TOTAL(3)..........................................................           $                    $                    $

---------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be
    approximately $         .

(3) The Company has granted the several Underwriters a 30-day option to purchase up to an aggregate of 1,500,000 additional Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."

                            ------------------------

    THE COMMON SHARES ARE OFFERED BY THE UNDERWRITERS, SUBJECT TO PRIOR SALE WHEN, AS AND IF ISSUED TO AND ACCEPTED, BY THE UNDERWRITERS. THE UNDERWRITERS RESERVE THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES OFFERED HEREBY WILL BE MADE AGAINST PAYMENT
THEREFOR IN NEW YORK, NEW YORK ON OR ABOUT            , 1997.

                            ------------------------
JEFFERIES & COMPANY, INC.
                     EVEREN SECURITIES, INC.
                                          LEGG MASON WOOD WALKER
                                                           INCORPORATED

           , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                              CAUTIONARY STATEMENT

    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................     1
  The Company.....................     1
  Summary Risk Factors............     5
  The Offering....................     8
  Tax Status of the Company.......     8
  Lack of Voting Control of AMC...     8
  Benefits to Insiders............     9
  Distribution Policy.............     9

RISK FACTORS......................    10
  Substantial Leverage and
    Potential Net Interest and
    Operating Losses in Connection
    with Borrowings...............    10
    General.......................    10
    Failure to Refinance
      Outstanding Borrowing on
      Favorable Terms May
      Adversely Affect Results....    10
    Adverse Impact of Decline in
      Market Value of Mortgage
      Assets; Margin Calls........    11
    Inability to Establish Credit
      Lines and Hedging Agreements
      May Reduce Yield to
      Investors...................    12
  Failure to Hedge Against
    Interest Rate Changes
    Effectively May Adversely
    Affect Results of
    Operations....................    12
  Counterparty Defaults May
    Adversely Impact Hedging
    Effectiveness.................    13
  Interest Rate Fluctuations May
    Cause Decrease in Net Interest
    Income........................    13
  Changes in Anticipated
    Prepayment Rates May Adversely
    Affect Net Interest Income....    13
  Dependence on Key Personnel for
    Successful Operations.........    13
  Lack of Experience of Management
    in Managing a Publicly Held
    REIT May Have an Adverse
    Effect on the Company.........    14
  Newly-Organized Entity With No
    History of Operations.........    14
  Competition May Adversely Impact
    Operations of the Company.....    14
  General Operating Risks.........    15
  Losses on Mortgage Assets.......    15
    General.......................    15
    Loss Exposure on Agency
      Certificates................    16
    Loss Exposure on Mortgage
      Loans.......................    16
  Limitation on Ability to Enforce
    Mortgage Loans................    17
  Tax Risks.......................    17
    Failure to Qualify as a REIT
      May Cause the Company to be
      Taxed as a Regular
      Corporation.................    17
    REIT Minimum Distribution
      Requirements May Require
      Incurrence of Additional
      Debt........................    17
    Potential Characterization of
      Distributions as UBTI May Be
      Adverse to Tax-Exempt
      Investors...................    18
    Taxable Mortgage Pool
      Characterization May Have
      Adverse Tax Consequences for
      Shareholders................    18
  Impact of Investment Company
    Act...........................    19
  Future Revisions in Policies and
    Strategies at the Discretion
    of the Board of Trustees......    19
  Adverse Consequences of Lack of
    Control Over the Business of
    AMC...........................    19
  Impact of ERISA Provisions......    20
  Additional Risks Relating to
    AMC's Operations..............    20
    Competition...................    20
    Economic Slowdown and Decline
      in Real Estate Values May
      Adversely Affect Volume of
      Loans.......................    21
    Laws and Regulations May
      Adversely Affect Lending
      Operations..................    21
    Lawsuits Against AMC Relating
      to Payments to Brokers......    22
    Dependence Upon Brokers.......    22
    Inability of AMC to Implement
      its Growth Strategy.........    23
    Repurchase Obligations of
      AMC.........................    23
  Effect of Future Offerings on
    Market Price of Common
    Shares........................    23
  Shares Eligible for Future
    Sale..........................    23
  Immediate Dilution..............    24
  Lack of Established Market for
    Common Shares.................    24
  Anti-takeover Effect of
    Ownership Limit, Staggered
    Board and Power to Issue
    Additional Shares May
    Adversely Affect Value of
    Common Shares.................    24
    Ownership Limitation..........    24
    Staggered Board...............    25
    Issuance of Additional
      Shares......................    25

THE COMPANY.......................    26

USE OF PROCEEDS...................    26

DISTRIBUTION POLICY...............    27

CAPITALIZATION....................    27

DILUTION..........................    28

SELECTED FINANCIAL DATA...........    29

MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.......    32
  The Company.....................    32
  AMC.............................    33
  Loan Origination................    34
  Loan Trading....................    34
  Results of Operations...........    34
  Financial Condition.............    37
  Liquidity and Capital
    Resources.....................    38
  Cash Flows......................    38
  Inflation.......................    39
  Legal Proceeding................    39

BUSINESS..........................    40
  General.........................    40
  Business Strategy...............    40
  Management......................    42
  Portfolio Operations............    42
  Mortgage Banking and Loan
    Trading Operations............    48
  Effects of Interest Rate
    Fluctuations..................    53
  Competitive Conditions in the
    Mortgage Industry.............    53

MANAGEMENT........................    54
  Trustees and Executive
    Officers......................    54
  Board of Trustees...............    55
  Committees of the Board of
    Trustees......................    55
  Compensation of Trustees........    56
  Executive Compensation..........    56
  Employment Agreements...........    56
  1997 Share Incentive Plan.......    57
  The Trustees' Plan..............    58
  Indemnification.................    59
  AMC.............................    59

CERTAIN RELATIONSHIPS AND
  TRANSACTIONS....................    60
  Contribution Transaction........    60

PRINCIPAL AND MANAGEMENT
  SHAREHOLDERS....................    60

DESCRIPTION OF SHARES OF
  BENEFICIAL INTEREST.............    61
  General.........................    61
  Common Shares...................    62
  Preferred Shares................    63
  Restrictions on Transfer........    63

CERTAIN PROVISIONS OF MARYLAND LAW
  AND OF THE COMPANY'S DECLARATION
  OF TRUST AND BYLAWS.............    66
  Classification of the Board of
    Trustees......................    66
  Removal of Trustees.............    66
  Business Combinations...........    66
  Control Share Acquisitions......    67
  Amendment of Declaration of
    Trust and Bylaws..............    68
  Limitation of Liability and
    Indemnification...............    68
  Operations......................    69
  Dissolution of the Company......    69
  Advance Notice of Trustees
    Nominations and New
    Business......................    69
  Anti-takeover Effect of Certain
    Provisions of Maryland Law and
    of the Declaration of Trust
    and Bylaws....................    70
  Maryland Asset Requirements.....    70
  Transfer Agent..................    70

SHARES AVAILABLE FOR FUTURE
  SALE............................    70

OPERATING PARTNERSHIP AGREEMENT...    71
  Management......................    71
  Transferability of Interests....    72
  Capital Contribution............    72
  Redemption Rights...............    72
  Registration Rights.............    73
  Operations......................    73
  Distributions...................    74
  Allocations.....................    74
  Term............................    74
  Fiduciary Duty..................    74
  Tax Matters.....................    74

FEDERAL INCOME TAX
  CONSIDERATIONS..................    74
  Taxation of the Company.........    75
  Requirements for
    Qualification.................    76
  Failure to Qualify..............    83
  Taxation of Taxable U.S.
    Shareholders..................    83
  Taxation of Shareholders on the
    Disposition of the Common
    Shares........................    85
  Capital Gains and Losses........    86
  Information Reporting
    Requirements and Backup
    Withholding...................    86
  Taxation of Tax-Exempt
    Shareholders..................    86
  Taxation of Non-U.S.
    Shareholders..................    87
  Other Tax Consequences..........    88
  Tax Aspects of the Operating
    Partnership...................    89
  Sale of the Company's
    Property......................    91
  Taxation of AMC.................    92

ERISA CONSIDERATIONS..............    93
  Employee Benefit Plans,
    Tax-Qualified Retirement
    Plans, and IRAs...............    93
  Status of the Company and the
    Operating Partnership under
    ERISA.........................    94

UNDERWRITING......................    96

LEGAL MATTERS.....................    97

EXPERTS...........................    97

ADDITIONAL INFORMATION............    98

GLOSSARY..........................    99

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. CAPITALIZED AND CERTAIN OTHER TERMS USED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE GLOSSARY. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND AN INITIAL PUBLIC OFFERING PRICE OF $19.00 (THE "OFFERING PRICE"). UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES HEREIN TO THE "COMPANY" INCLUDE AEGIS INVESTMENT TRUST AND AEGIS OPERATING PARTNERSHIP, L.P. (THE "OPERATING PARTNERSHIP").

                                  THE COMPANY

    The Company, which intends to operate as a self-managed, self-administered real estate investment trust ("REIT"), has been formed to invest in mortgage-related assets, with an emphasis on mortgage-backed securities representing interests in pools of single family residential mortgage loans, and to acquire mortgage loans. The Company was formed by Messrs. James E. Day and Patrick A. Walden on August 13, 1997 and does not anticipate commencing operations until the closing of this Offering. Simultaneously with the closing of this Offering, the Company will acquire 100% of the non-voting common stock in AEGIS Mortgage Corporation ("AMC"), representing a 97% economic interest therein. Upon the acquisition, the Company will not control the operations of AMC; however, the Company and AMC will share common management and Messrs. Day and Walden will own 100% of the voting common stock of AMC and serve as directors of AMC. AMC is a full-service mortgage banking and loan trading business that is expected to provide the Company with a source of mortgage-related assets.

    The Company's principal objectives are (i) to provide investors with attractive returns on equity by purchasing Mortgage Assets such as mortgage backed securities and mortgage loans for investment and leveraging available returns with short-term financings, and by hedging a significant portion of the interest rate risk associated with such financings through the use of interest rate caps, swaps and similar hedging instruments and (ii) to identify market opportunities that allow the Company to acquire Mortgage Assets with higher yields relative to the applicable asset groups and risks involved.


    The Company's principal source of income will be from its ownership and management of a portfolio of Mortgage Assets, referred to herein as the Portfolio Operations, which are expected to initially comprise over 95% of the total value of the assets of the Company. The principal source of income from its Portfolio Operations will be net interest income, which is the spread between interest income earned on Mortgage Assets held for investment and the net interest expense and hedging costs associated with the borrowings used to finance the acquisition of such Mortgage Assets.



    Upon completion of this Offering, AMC will be an affiliate of the Company; however the Company will not control AMC. The primary objective of the Company's affiliation with AMC is to provide it with a source of Mortgage Assets. AMC has agreed to give the Company the right of first offer to purchase, at the Company's sole option, any Mortgage Asset originated or acquired by it and, pursuant to the terms of an Administrative Services Agreement, to provide certain administrative services to the Company, including, for example, payroll, tax reporting, investor reporting, accounting, underwriting, funding, quality control and general office services. In accordance with an Administrative Services Agreement, in exchange for such services the Company will reimburse AMC for the actual cost of the services provided to the Company (including an allocation of general administrative and overhead expenses). The Administrative Services Agreement is subject to extension and amendment by the Independent Trustees.



    The Company intends to acquire all of its Agency Certificates from nationally recognized primary dealers and substantially all of its Mortgage Loans through the Loan Trading and Mortgage Banking Operations of AMC; however, the Company may purchase Mortgage Loans from other third party sources. The Company anticipates that the majority of its investments in Mortgage Assets will be in Agency Certificates and initially expects that substantially all of its Mortgage Assets will be comprised of Agency

Certificates. Also, the Company is expected to acquire through AMC additional types of Mortgage Assets such as owner-financed single family residential, small multi-family residential and commercial mortgage loans ("Owner-Financed Mortgage Loans") and seasoned single family residential and small multi-family residential and commercial mortgage loans held in portfolios by financial institutions and generally originated one year or more prior to acquisition ("Seasoned Mortgage Loans").

    Owner-Financed Mortgage Loans are generally sold on a loan-by-loan basis by individual brokers with the pricing of each loan individually negotiated. This results in a secondary market for such loans that is private and relatively inefficient when compared with the market for Conforming Mortgage Loans. In addition, the documentation and underwriting of such loans typically do not meet the standards of the established secondary mortgage market. These market and loan characteristics tend to limit the number of institutional buyers actively participating in this market, resulting in non-competitive pricing for this type of Mortgage Loan. By taking advantage of this market inefficiency and non-competitive pricing, the Company believes that it can acquire Owner-Financed Mortgage Loans at a discount to their potential market value had such loans been originated and serviced by a financial institution, and included in a homogeneous pool as part of a the traditional secondary market. The Loan Trading Operation of AMC has both the experience and market presence to effectively acquire Owner-Financed Mortgage Loans. By correcting deficiencies in collateral documentation, providing experienced loan servicing, using a consistent approach to evaluating and re-underwriting and consolidating such mortgage loans into pools suitable for the broader secondary market, the Company expects that AMC has both the experience and operating capabilities to increase the market value of the Owner-Financed Mortgage Loans acquired by the Company.

    Seasoned Mortgage Loans are generally offered on a pool rather than on a loan-by-loan basis by thrifts, banks, insurance companies and other financial institutions. Often, pools of Seasoned Mortgage Loans are unable to be sold in traditional secondary mortgage markets due to the limited size of a pool or because the Mortgage Loans within a pool differ from one another in certain respects including documentation quality, underwriting standards, loan-to-value ratio, loan type, property type or payment history. Similar to Owner-Financed Mortgage Loans, the Company anticipates that it can acquire Seasoned Mortgage Loans at a discount to their potential market value had such loans been involved in a homogeneous pool in a traditional secondary market. Management believes it can enhance the value of such Mortgage Loans by correcting deficiencies, if necessary, and pooling them by similar attributes whereby the Company may either hold such pools for investment or sell such pools in the established secondary mortgage market to government sponsored agencies or nationwide mortgage conduits.

    The discounts created by such market inefficiencies for both Owner-Financed Mortgage Loans and Seasoned Mortgage Loans will allow the Company to realize higher yields and higher total returns than it could achieve by purchasing Conforming Mortgage Loans or similar mortgage loans in the broader secondary market. Owner-Financed Mortgage Loans and Seasoned Mortgage Loans may have a greater risk of default than Conforming Mortgage Loans. Such defaults could reduce total returns to the Company.

    Management believes that the Company provides a more attractive vehicle for investing in Mortgage Assets than regulated financial institutions and anticipates that it will be able to effectively compete due to its: (i) tax-advantaged status as a REIT; (ii) vertical integration through its relationship with AMC, which identifies, originates and services mortgage loans;
(iii) freedom from certain regulatory-related adminstrative and oversight costs; and (iv) cost-efficient operations.

PORTFOLIO OPERATIONS

    The Company's primary business (the "Portfolio Operations") will be the acquisition and management of a portfolio comprised of (i) pass-through certificates issued or guaranteed by the U.S. government or government-sponsored agencies, which represent interests in underlying pools of mortgage loans

("Agency Certificates"), (ii) mortgage loans, including Owner-Financed Mortgage Loans and Seasoned Mortgage Loans and (iii) other mortgage-related assets consistent with the Company's investment objectives and policies and its REIT status, including other types of mortgage loans, such as mortgage loans in excess of $214,600, loans with limited documentation and loans to subprime borrowers, all of which do not comply with requirements for inclusion in credit support programs sponsored by GNMA, FHLMC or FNMA ("Non-Conforming Mortgage Loans"). The Company's current business plan does not contemplate any substantial acquisition of Non-Conforming Mortgage Loans. The Owner-Financed Mortgage Loans and the Seasoned Mortgage Loans are referred to herein as the "Mortgage Loans" and all of the mortgage related interests listed in clauses (i) through (iii) above are collectively referred to as "Mortgage Assets."


    Initially, substantially all of the Company's Mortgage Assets will consist of Agency Certificates. Management currently contemplates that a substantial majority of the Mortgage Assets will carry fixed rates of interest, although Mortgage Assets with adjustable interest rates may be purchased from time to time depending upon market conditions. The Company intends to finance a majority of its Mortgage Asset acquisitions through reverse repurchase agreements and, to a lesser extent, dollar reverse repurchase agreements and through bank warehouse financing.

    It is anticipated that the Portfolio Operations will comprise over 95% of the total value of the assets of the Company.

MORTGAGE BANKING AND LOAN TRADING OPERATIONS OF AMC

    AMC's businesses (collectively, the "Mortgage Banking and Loan Trading Operations") consist of (i) the origination of Mortgage Loans through a network of mortgage brokers and retail branches for sale to permanent investors (the "Loan Origination Operations"), (ii) the acquisition of Mortgage Loans for investment and trading (the "Loan Trading Operations"), and (iii) the servicing of Mortgage Loans (the "Loan Servicing Operations"). AMC has engaged in Mortgage Banking and Loan Trading Operations since 1993, and through its predecessor corporations, has operated on a more limited basis as a mortgage banking corporation since 1981. Upon completion of the Offering, the Company will own all of the non-voting common stock representing a 97% economic interest in AMC. See "Formation Transactions."


    AMC's Loan Trading Operations consist of the acquisition of Mortgage Loans for investment or trading from a nationwide network of financial institutions and brokers. AMC historically has focused its Loan Trading Operations on the acquisition and trading of Seasoned Mortgage Loans. A majority of the Seasoned Mortgage Loans acquired by AMC are secured primarily by residential and, to a lesser extent, by commercial real estate. AMC intends to continue to acquire Seasoned Mortgage Loans and to identify market opportunities that allow it to acquire other types of higher yielding Mortgage Loans. AMC has also recently expanded its acquisition of Owner-Financed Mortgage Loans.


    AMC's Loan Origination Operations consist primarily of the origination of Conforming Mortgage Loans (defined below) and, to a lesser extent, Non-Conforming Mortgage Loans for sale to permanent investors. AMC has relationships with over 800 approved, unaffiliated wholesale mortgage brokers in 22 states. Since January 1, 1996, AMC has funded loans originated by over 300 of such mortgage brokers. AMC also originates Mortgage Loans directly through its six retail branch offices in Texas. AMC originates a broad range of mortgage loan products, including mortgage loans eligible for sale to GNMA, FNMA or FHLMC ("Conforming Mortgage Loans") and Non-Conforming Mortgage Loans, concentrating principally on loans to creditworthy borrowers in amounts in excess of Agency guidelines. AMC has recently begun originating a limited number of subprime mortgage loans to borrowers with impaired credit risk characteristics. Currently, AMC sells such subprime mortgage loans to unaffiliated third party investors.


    AMC's Loan Servicing Operations support its Loan Origination and Loan Trading Operations. The Company's business plan currently does not contemplate that income from Loan Servicing Operations will be material to the overall net income of the Company; however, AMC may acquire servicing rights for investment in the future, subject to meeting the investment criteria of AMC.


BUSINESS STRATEGY

    The investment focus of the Company in Portfolio Operations will be complemented by the asset generating, operating, management and servicing capabilities of AMC. AMC is expected to provide the Company with the flexibility and infrastructure to create a mortgage investment vehicle that delivers attractive total returns to investors. Substantially all of the initial investments of the Company will be Agency Certificates (expected to be approximately 95% of the total value of the assets of the Company) which will allow the Company to deploy capital quickly, with expected returns on equity consistent with its principal objectives. Upon completion of the Offering, the Company intends to immediately begin acquiring Mortgage Loans through the Loan Trading Operations and Loan Origination Operations of AMC.

    AMC is expected to identify or directly acquire or originate Mortgage Assets for purchase by the Company. AMC's Loan Trading and Loan Origination capabilities complement the investment objectives of the Portfolio Operations by allowing the Company to diversify its Mortgage Loan investments and acquisition channels. The Company can also benefit from acquiring portions of pools of Mortgage Loans it might not otherwise be able to acquire due to AMC's ability to acquire entire pools of Mortgage Loans and then subsequently resell the portions that do not meet the Company's investment objectives.

    The Company will provide credit support and, through the Portfolio Operations, an investment capability which is expected to support and enhance the operations and profitability of the Loan Trading Operations of AMC by allowing it to acquire larger and more diverse Seasoned Mortgage Loan portfolios. Management also anticipates that the Company's credit support and investment capabilities will strengthen the Loan Origination Operations and improve profitability by allowing AMC to increase its production and diversify the types of Mortgage Loans it offers through its mortgage broker and retail networks.

    The Loan Servicing Operations allow AMC the flexibility to originate and purchase a diverse mix of Mortgage Loans and then to effectively service the Mortgage Loans for the Portfolio Operations.

    The primary components of the Company's business objectives and strategy are summarized as follows:

    - Create a high-growth mortgage investment vehicle that delivers attractive total returns to investors.

    - Structure a tax-advantaged mortgage investment operation by using a REIT structure.

    - Capitalize upon the capabilities of an experienced management team and maintain a focus on selected assets types and the financing and hedging strategies with which management has substantial expertise.

    - Increase returns on equity through an appropriate use of leverage for each asset group, while employing hedging strategies designed to manage the associated interest rate risk.

    - Utilize AMC's Mortgage Banking and Loan Trading Operations as a source of assets for the Company.

    - Employ increased capital to expand AMC's Mortgage Banking and Loan Trading Operations to generate dividend income to the Company from AMC's net income.

    - Diversify the Company's asset base and asset acquisition sources.

MANAGEMENT


    The Company's senior management team includes five members and is headed by James E. Day and Patrick A. Walden, each of whom serves as Managing Director and Co-Chairman of the Board of Trustees of the Company. Although none of its members has experience operating a REIT or a publicly held company, the Company's senior management team has experience in acquiring and managing a broad range of Mortgage Assets for investment and trading, managing credit risk and utilizing hedging techniques to manage interest rate risk in a variety of interest rate environments. Except for Mr. Walden's experience as a principal of AMC, such management experience was gained in positions as officers with AMC and with various thrifts, mortgage banking and banking institutions controlled by persons other than the members of the Company's management team. See "Management."


                              SUMMARY RISK FACTORS

    An investment in Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

    - The Company intends to invest substantially all of the net proceeds of the Offering in Mortgage Assets and increase the size of its portfolio by employing a leveraging strategy of borrowing against its Mortgage Assets to finance the acquisition of additional Mortgage Assets. The Company will be unable to achieve its investment objectives if it cannot establish and maintain adequate sources of credit and liquidity and such a failure could result in lower yields, or net losses, for the Company.

    - The Company's operations will be substantially affected by prevailing market interest rates and borrowing costs, which are determined in large part by market conditions and governmental policies beyond the control of the Company. The Company will experience negative cash flow and incur losses if net borrowing costs exceed the income on Mortgage Assets.

    - The Company's and AMC's business strategy will require each of them to manage substantial growth. Failure to manage such growth could have a material adverse effect on the Company.

    - The Company will be dependent on certain key personnel for investment management and operating experience. The loss of any key person could have a material adverse effect on the Company's business, financial condition and results of operations.

    - Management has no prior experience operating a REIT or a publicly held company. There can be no assurance that management's past experience will be appropriate to the operations of the Company.

    - The Company is a newly organized entity with no history of operations. There can be no assurance that the Company can operate its business as described in this Prospectus.

    - No specific Mortgage Assets have been identified for acquisition for the Company's investment portfolio. There can be no assurance that the Company will successfully obtain appropriate Mortgage Assets, the failure of which may have a material adverse effect on the Company.

    - The Company's net income will depend on the Company's ability to acquire Mortgage Assets at favorable spreads to net borrowing costs. Increased competition for the acquisition of eligible Mortgage Assets or a diminution in the available supply could result in higher prices and thus lower yields on such Mortgage Assets which could further narrow or eliminate the yield spread over net borrowing costs.

    - If the Company fails to qualify as a REIT it would be treated as a regular corporation and would be subject to federal and state income tax which would result in a substantial reduction of income available for dividend payments to shareholders.

    - The Company must at all times conduct its business and maintain substantially all its investments in qualifying interests in real estate in order to maintain its exempt status under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Failure to remain exempt would severely limit the Company's ability to use leverage and conduct its business as described herein.

    - The initial public offering price is higher than the net tangible book value per Common Share in this Offering. Investors purchasing Common Shares in this Offering will be subject to immediate dilution of $2.73 per share in net tangible book value. See "Dilution."

    - The Company's Declaration of Trust prohibits any person from owning, directly or indirectly, more than 9.8% of the Company's outstanding Common Shares, which could make it more difficult to effect a change in control of the Company even when it is in the best interests of the Company's shareholders.

FORMATION TRANSACTIONS

    Upon consummation of the Offering, AEGIS Investment Trust, the sole general partner of the Operating Partnership, will contribute the net proceeds of the Offering to the Operating Partnership. In addition, the current owners of AMC (including Mr. Walden, currently a 25% owner of AMC) will contribute 98.5% of the common stock of AMC to the Operating Partnership in exchange for 596,592 Units (based on the Offering Price) having a value of $11,335,250 and cash in the amount of $2,356,250 (the "Contribution Transaction"). Mr. Walden will receive 171,921 Units having a value of $3,266,500. The remaining 424,671 Units, having a value of $8,068,750, and cash in the amount of $2,356,250 will be issued to the other two owners of AMC who are not, and will not be, affiliated with the Company. AMC will be recapitalized (the "Recapitalization") pursuant to which the Operating Partnership will exchange its shares of AMC voting common stock for shares of AMC non-voting common stock. This will be followed by a stock purchase by Mr. Day whereby AMC will issue voting common stock representing 50% of such class and approximately 1.5% of the value of its total outstanding stock to Mr. Day in exchange for a note in the initial aggregate principal amount of $208,500 bearing interest at an annual rate of 6.25% and requiring equal quarterly payments over five years. After the Recapitalization and the AMC stock purchase by Mr. Day, all of AMC's voting common stock, representing a 3% economic interest, will be held by Messrs. Day and Walden, and all of AMC's non-voting stock, representing a 97% economic interest, will be held by the Operating Partnership. The Company will have no voting control over AMC.

Public Shareholders
---------------------

(the "Company")
---------------------
AEGIS
Investment Trust
---------------------
         (1)

Sole General Partner
(representing a 90.12% interest
in the Operating Partnership)
---------------------                                                     -----------------------
                                   (2)
                                   (representing a 3.82%
AEGIS Operating            --      interest in the Operating      --      Existing owners of AMC
Partnership, LP                    Partnership)                           (other than Mr. Walden)
---------------------                                                     -----------------------
        (3)
                                   --
                                   (1) (representing a 6.06%
100% non-voting            --      interest in the Operating
Common Stock                       Partnership)      --
---------------------                                                     -----------------------
AEGIS                              (3)
Mortgage                   --      100% of voting                 --
Corporation ("AMC")                Common Stock                           Messrs. Day and Walden
---------------------                                                     -----------------------

------------------------

(1) After completion of the Contribution Transaction and the Offering, AEGIS Investment Trust will own a 90.12% interest in, and will be the sole general partner of, the Operating Partnership. Messrs. Day and Walden will continue to own 245,000 and 255,000 Units, respectively, for which they paid no cash consideration.

(2) The existing owners of AMC (including Mr. Walden) will contribute 98.5% of the common stock of AMC to the Operating Partnership in exchange for 596,592 Units (based on the Offering Price) having a value of $11,335,250 and cash in the amount of $2,356,250. Of the 596,592 Units issued in connection with the Contribution Transaction to the existing owners of AMC, 424,671 Units, representing a 3.82% interest in the Operating Partnership, will be issued to two existing owners of AMC who are not, and will not be, affiliated with the Company. The remaining 171,921 Units will be issued to Mr. Walden.

(3) After the Recapitalization and the AMC stock purchase by Mr. Day, 100% of AMC's non-voting common stock, representing a 97% economic interest therein, will be held by the Operating Partnership and 100% of AMC's voting common stock, representing a 3% economic interest therein, will be held by Messrs. Day and Walden.

                                  THE OFFERING

Common Shares Offered by the Company.......................  10,000,000 Shares

Common Shares to be Outstanding after the Offering(1)......  11,096,592 Shares

Use of Proceeds............................................  To provide funding for the Company's Portfolio
                                                             Operations, to acquire a portion of the shares of AMC
                                                             (from persons other than Messrs. Day and Walden) and
                                                             for general corporate purposes.

New York Stock Exchange Symbol.............................  "EJS"

------------------------

(1) Includes 1,096,592 Units which are redeemable for cash or shares of the Company on a one-for-one basis. Does not include 975,000 shares reserved for issuance pursuant to the Company's 1997 Share Incentive Plan (the "1997 Plan") or 25,000 shares reserved for issuance under the Trustees' Plan. Options to acquire 685,000 shares were granted pursuant to the 1997 Plan to the executive officers, and employees of the Company prior to this Offering at a per share exercise price equal to the Offering Price. Options to acquire 20,000 shares will be granted pursuant to the Trustees' Share Incentive Plan (the "Trustees' Plan") to Independent Trustees of the Company at the effective date of this Offering at a per share exercise price equal to the Offering Price. See "Capitalization," "Management--1997 Share Incentive Plan" and "Description of Shares of Beneficial Interest."

                           TAX STATUS OF THE COMPANY

    The Company intends to qualify and will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be subject to federal income tax on the net income it distributes currently to its shareholders. To maintain REIT status, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors--Tax Risks--Failure to Qualify as a REIT May Cause Company to be Taxed as a Corporation." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income. In addition, AMC is subject to federal and state income tax at regular corporate rates on its net income.

                         LACK OF VOTING CONTROL OF AMC


    The Company will hold all of AMC's non-voting common stock, representing a 97% economic interest therein. Messrs. Day and Walden will hold all of AMC's voting common stock, representing a 3% economic interest therein. The Company expects to utilize AMC's Loan Trading, Loan Origination and Loan Servicing Operations to help facilitate its investment objectives. Without voting control of AMC, there is no assurance that AMC will provide, indefinitely, these services to the Company. Messrs. Day and Walden act as directors of both the Company and AMC. Upon completion of this Offering, AMC will be an affiliate of the Company; however the Company will not control AMC. AMC has agreed to give the Company the right of first offer, at the sole option of the Company, to purchase any Mortgage Asset originated or acquired by it and to provide certain administrative services to the Company; however, the Company may purchase Mortgage Loans from other third party sources. All purchases of Mortgage Loans from AMC will be made in accordance with the affiliate purchases policy adopted by the Board of Trustees. See "Business--Portfolio Operations--AFFILIATE PURCHASES POLICY."

                              BENEFITS TO INSIDERS

    In connection with the formation of the Company, Mr. Walden will retain Units as founder's equity and will receive Units in exchange for his shares in AMC, representing the right to acquire 255,000 and 171,921 Common Shares, respectively, having a value, at the Offering Price, of $4,845,000 and $3,266,500, respectively. Mr. Day also will retain 245,000 Units as founder's equity representing a right to acquire 245,000 Common Shares having a value, at the Offering Price, of $4,655,000. See "Operating Partnership Agreement--Redemption Rights" herein. In addition, the Company will enter into employment agreements with each of Messrs. Day and Walden providing for annual base compensation of $225,000, plus a quarterly incentive compensation payment. See "Management--Employment Agreements." In addition, Messrs. Day and Walden each have been awarded options to purchase 200,000 Common Shares at the Offering Price pursuant to the 1997 Share Incentive Plan. See "Management--1997 Share Incentive Plan."

                              DISTRIBUTION POLICY

    The Company is required to distribute 95% or more of its annual taxable income (which does not necessarily equal net income as calculated in accordance with GAAP, but instead equals taxable income under the Code, as adjusted in certain respects) to its shareholders each year so as to comply with the REIT provisions of the Code. The Company intends to declare and pay regular quarterly distributions. The Company intends to declare and pay its initial distribution for the partial quarterly period beginning on the closing of this Offering. The distribution policy is subject to revision at the discretion of the Board of Trustees. All distributions in excess of those required for the Company to maintain REIT status will be made by the Company at the discretion of the Board of Trustees and will depend on the taxable earnings of the Company, the financial condition of the Company and such other factors as the Board of Trustees deems relevant. See "Federal Income Tax Considerations."

                                  RISK FACTORS

    Before investing in the Common Shares offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

    This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE AND POTENTIAL NET INTEREST AND OPERATING LOSSES IN
  CONNECTION WITH BORROWINGS

    GENERAL

    The Company currently has no operations, and therefore, no debt; however, after the closing of the Offering, it intends to employ its financing strategy to increase the size of its Mortgage Asset investment portfolio by borrowing against a substantial portion (which may vary depending upon the mix of the Mortgage Assets in the Company's portfolio) of the market value of its Mortgage Assets. The Company expects generally to maintain a ratio of its total book capital base (book value of capital accounts, retained earnings and subordinated debt deemed by management to qualify as capital for this purpose, taking into account valuation adjustments) to book value of total assets of between 10% and 20%, although the percentage may vary from time to time depending upon market conditions and other factors deemed relevant by management and as approved by the Board of Trustees. However, the Company is not limited under its Bylaws in respect of the amount of its borrowings, whether secured or unsecured, and the aggregate percentage of total equity capital could at times be lower than 10%. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. In addition, through increases in collateralization requirements, decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage necessary to optimize the returns on its portfolio, which may adversely affect the Company's operating results.

    FAILURE TO REFINANCE OUTSTANDING BORROWINGS ON FAVORABLE TERMS MAY ADVERSELY
     AFFECT RESULTS

    The ability of the Company to achieve its investment objectives depends on its ability to borrow money in sufficient amounts on favorable terms and to replace on a continuing basis its maturing short-term borrowings. In the event the Company is not able to renew or replace maturing borrowings in sufficient amounts, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Loans or Agency Certificates in which the Company's portfolio is expected to be concentrated likely would reduce the market value of the Mortgage Assets, which may cause lenders to require additional collateral. At the same time, the market value of the assets in which the Company's liquidity capital is invested may have decreased. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets at disadvantageous prices with consequent losses, which could have a material adverse effect on the Company and its solvency.

    A majority of the Company's borrowings are expected to be collateralized borrowings, primarily in the form of reverse repurchase agreements and, to a lesser extent, dollar reverse repurchase agreements, the availability of which is based on the market value of the Mortgage Assets pledged to secure the specific borrowings, availability of such financing in the market, circumstances then applicable in the lending market and other factors. In a reverse repurchase agreement, the Company will sell a security in its portfolio to a securities dealer or other party, generally at a discount from market value, and simultaneously commit itself to repurchase the identical security on a specified date in the future (usually, 30 days later) at that same price plus interest on that amount. A reverse repurchase agreement generally is characterized for federal income tax purposes as a loan secured by a pledge of the security, rather than as a sale of the security. In a dollar reverse repurchase agreement, the Company will sell a security that it currently owns to a third party and simultaneously enters into a forward contract to purchase a "substantially similar" (but not identical) security for future delivery (e.g., in 30 days). A dollar reverse repurchase agreement generally is characterized for federal income tax purposes as a sale of a security. Additional borrowings may be obtained through loan agreements, lines of credit, and other credit facilities with institutional lenders or the issuance of debt securities. The cost of borrowings under reverse repurchase and dollar reverse repurchase agreements generally corresponds to LIBOR plus or minus a margin, although most of such agreements do not expressly incorporate a LIBOR index. The cost of borrowings under other sources of funding which the Company may use may refer or correspond to other short-term indices, plus or minus a margin. The margins on such borrowings over or under LIBOR or such other short-term indices vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the actual cash flow characteristics are other than as expected, the Company may experience reduced net interest income or a net loss may occur.

    ADVERSE IMPACT OF DECLINE IN MARKET VALUE OF MORTGAGE ASSETS; MARGIN CALLS

    Certain of the Company's Mortgage Assets may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets may limit the Company's ability to borrow or result in lenders initiating margin calls (I.E., requiring a pledge of cash or additional Mortgage Assets to re-establish the ratio of the amount of the borrowing to the value of the collateral). Fixed rate Mortgage Assets of the type expected to be acquired by the Company, may be more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed rate Mortgage Assets than Mortgage Assets bearing an adjustable rate. This remains true despite effective hedging against such fluctuations as the hedging instruments normally will not be part of the collateral securing the collateralized borrowings. The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed necessary by it in order to preserve the capital base of the Company. If these sales were made at prices lower than the amortized cost of the Mortgage Assets, the Company would experience losses. A default by the Company under a collateralized borrowing also could result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amounts borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase and dollar reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom the Company had entered into a reverse repurchase or dollar reverse repurchase agreement, the Company might experience difficulty recovering the collateral under such agreement if it were to be repudiated and the Company's claim against the bankruptcy lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company intends to enter into reverse repurchase and dollar reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks. To the extent the Company is compelled to liquidate Mortgage Assets to repay borrowings, the

Company may be unable to comply with one or more of the income and asset tests for REIT status under the Code.

    Certain of the Company's anticipated investments, in particular, its investments in Seasoned Mortgage Loans and Owner-Financed Mortgage Loans may lack a regular trading market and be illiquid. In addition, during turbulent market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit to the percentage of the Company's investments that may be invested in illiquid Mortgage Loans. In the event the Company requires additional cash as a result of a margin call pursuant to its financing agreements or otherwise, the Company may be required to liquidate Mortgage Loans on unfavorable terms. The Company's inability to liquidate Mortgage Loans could render it insolvent.

    INABILITY TO ESTABLISH CREDIT LINES AND HEDGING AGREEMENTS MAY REDUCE YIELD
     TO INVESTORS

    In order to achieve its investment plan and implement its hedging program, the Company must be able to establish and maintain business relationships with approved counterparties which will include primary and secondary securities dealers and commercial banks. Since the Company will effectively be in a start-up status, there can be no assurance that such firms will enter into transactions with the Company in the size or form contemplated by the Company. This could cause growth in the Company's Mortgage Assets to occur over a longer period of time than forecasted, which could result in a lower yield to the shareholders.

FAILURE TO HEDGE AGAINST INTEREST RATE CHANGES EFFECTIVELY MAY ADVERSELY AFFECT
  RESULTS OF OPERATIONS

    The Company's operating strategy subjects it to interest rate risks as described under "--Interest Rate Fluctuations May Cause Decrease in Net Interest Income" below. The Company has established an asset/ liability management program intended to protect against interest rate changes and prepayments. See "Business--Portfolio Operations--Financing Strategies." Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

    The Company intends to purchase from time to time interest rate caps and interest rate swaps in which a counterparty contractually agrees to assume some of the risk of rising interest rates to attempt to mitigate certain of the risks of increases in the cost of its variable rate liabilities. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the shareholders of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. Although the Company plans to take precautions to assure the legality of each interest rate swap and cap agreement, no assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject the Company to unexpected interest rate risk and have a material adverse affect on results of operations.

    The Company also will accept basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources vary from expectations and differ from the performance of the hedging instrument. For instance, the Company intends to hedge its borrowing to mitigate interest rate risk of Mortgage Assets that are fixed or based on different indices. Although the hedging item may reduce interest rate risk, borrowers may prepay at rates which vary from initial expectations. Absent proper monitoring, the Company could have a hedging instrument in place without an underlying financing source, the consequence of which may be a material adverse effect on results of operations.

COUNTERPARTY DEFAULTS MAY ADVERSELY IMPACT HEDGING EFFECTIVENESS

    In the event that the Company purchases interest rate caps or enters into other interest rate agreements and the provider of interest rate agreements becomes financially unsound or insolvent, the Company may be forced to unwind its interest rate agreements with such provider and may take a loss on such interest rate agreements. Although the Company intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such third party risks.

INTEREST RATE FLUCTUATIONS MAY CAUSE DECREASE IN NET INTEREST INCOME

    The Company expects that a substantial portion of its Mortgage Assets will bear fixed interest or pass-through rates, and substantially all of the Company's borrowings will bear interest at short-term rates and will have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Rising short-term rates will increase the costs of borrowings by the Company which will be utilized to fund the Mortgage Assets and the Company's net interest income may be reduced or a net loss may result. Falling interest rates can be expected to cause increases in prepayment rates on the Mortgage Assets which may result in a decrease in net interest income. See "Risk Factors--Changes in Anticipated Prepayment Rates that Adversely Affect Net Interest Income." No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets or net interest income.

CHANGES IN ANTICIPATED PREPAYMENT RATES MAY ADVERSELY AFFECT NET INTEREST INCOME

    Prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of Mortgage Loans and Mortgage Assets usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such Mortgage Loans and decrease when mortgage interest rates exceed the then-current interest rate on the Mortgage Loans, although such effects are not predictable. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the assumability of the mortgage loans, conditions in the housing and financial markets and general economic conditions.

    Changes in anticipated prepayment rates of Mortgage Assets could affect the Company in several ways. Faster than anticipated prepayment of any Mortgage Asset that had been purchased at a premium by the Company would generally result in faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount. In addition, to the extent the prepayments increase at a time when interest rates have decreased, the Company may not be able to reinvest such amounts in similar yielding Mortgage Assets. Conversely, if the prepayment rates are slower than anticipated in times of generally increasing interest rates, the average life of such Mortgage Assets may be extended beyond periods for which the Company had anticipated, resulting in difficulty in effectively hedging any increase in short term borrowing rates relating to the Company's financings of such assets.

DEPENDENCE ON KEY PERSONNEL FOR SUCCESSFUL OPERATIONS

    The success of the Company's operations depends, to a large extent, upon the management, trading, hedging and risk analysis, lending and credit analysis and business skills of the senior level management of the Company. If members of senior management were for some reason unable to perform their duties or were, for any reason, to leave the Company, there can be no assurance that the Company would be able to find capable replacements. The Company has entered into employment agreements with Messrs. Day and

Walden which provide for initial terms through December, 2000. The employment agreements contain compensation arrangements including base salaries, incentive bonuses and severance arrangements. Each employment agreement also provides that if the employee terminates his employment without "good reason" prior to expiration of the term of the agreement, certain incentive and severance benefits will be forfeited and a two-year restriction against competing with the Company will become effective. Although the Company believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that the employee will not elect to terminate the agreement early despite these provisions and no longer remain an employee of the Company.

    The Company is also dependent on other key personnel and on its ability to continue to attract, retain and motivate qualified personnel. The loss of any key person could have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF EXPERIENCE OF MANAGEMENT IN MANAGING A PUBLICLY HELD REIT MAY HAVE AN
  ADVERSE EFFECT ON THE COMPANY.


    None of the members of the Company's senior management has prior experience operating a REIT or a publicly held company. In addition, the Company will be dependent on the diligence and skill of its senior management for the monitoring of its day-to-day operations, including, but not limited to, the selection, structuring and monitoring of its assets and associated borrowings. Although the Company's management team has prior experience relevant to such operations, such as portfolio management and loan acquisition and servicing, except for Mr. Walden's experience as a principal of AMC, such experience was gained in officer positions with AMC and with various thrifts, mortgage banking and banking institutions controlled by persons other than the members of the Company's management team.


NEWLY-ORGANIZED ENTITY WITH NO HISTORY OF OPERATIONS

    The Company is a newly-organized entity with no history of operations. Additionally, management has no experience in managing a REIT. There can be no assurance that the past experience of management will be appropriate to the business of the Company. In particular, management has no experience in operating a public company such as the Company, or significant experience in the origination of subprime mortgage loans.

    Although the Company expects to invest a substantial majority of the net proceeds of this Offering in Agency Certificates, the Company has not yet purchased or entered into any commitments to purchase any Mortgage Assets nor does the Company have any commitments from lenders or brokers sufficient to obtain and hold the Mortgage Assets. In addition, a portion of the Company's business strategy depends on AMC's ability to implement its growth strategy (see "--Additional Risks Relating to AMC's Operations--INABILITY OF AMC TO IMPLEMENT ITS GROWTH STRATEGY"). There can be no assurance that the Company will be able to successfully obtain appropriate Mortgage Assets or otherwise operate its business as described in this Prospectus.

COMPETITION MAY ADVERSELY IMPACT OPERATIONS OF THE COMPANY

    The Company's net income will depend, in large part, on the Company's ability to acquire Mortgage Assets at favorable spreads over the Company's borrowing costs. In acquiring Mortgage Assets, the Company will compete with other REITs, investment banking firms, savings and loan associations, conduit programs, banks, mortgage bankers, insurance companies, mutual funds, other lenders, GNMA, FNMA, FHLMC and other entities purchasing Mortgage Assets, many of which have greater financial resources than the Company. In addition, there are several mortgage REITs similar to the Company, and others may be organized in the future. The effect of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company.

    The availability for acquisition of Mortgage Loans meeting the Company's criteria will be dependent upon, among other things, the size and level of activity in the residential real estate lending market. This activity depends on various factors including the level of interest rates, regional and national economic conditions, and inflation and deflation in residential property values, as well as the general regulatory, accounting and tax environment as it relates to mortgage lending. The Company will encounter competition, primarily from commercial banks, savings and loans, other independant mortgage lenders and certain other mortgage REITs. With respect to the acquisition of Owner-Financed Mortgage Loans and Seasoned Mortgage Loans, the markets are fragmented with no recognizable dominant players. To the extent other competitors enter and create a more efficient market, however, the Company may be at a competitive disadvantage. The entrance of these competitors into the Company's market could have a material adverse effect upon the Company's results of operations and financial condition.

    There can be no assurance that the Company will be able to acquire sufficient Mortgage Assets from mortgage suppliers at sufficient spreads above the Company's cost of funds. The Company also will face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny the Company access to sufficient funds to carry out its business strategy and/or to increase the cost of funds to the Company.

GENERAL OPERATING RISKS

    The results of the Company's operations will be affected by various factors, many of which will be beyond the control of the Company. The results of the Company's operations will depend on, among other things, the level of net interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. The Company's net interest income will vary primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets, the geographic location of the properties securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to effectively manage its interest rate and prepayment risks while maintaining its status as a REIT.

LOSSES ON MORTGAGE ASSETS

    GENERAL

    The Company intends to acquire primarily Owner-Financed Mortgage Loans and Seasoned Mortgage Loans and may also acquire, in the event approved by the Board of Trustees, Non-Conforming Mortgage Loans, which may include, among other types, mortgage loans in excess of $214,600, mortgage loans to subprime borrowers and loans with limited documentation which do not comply with requirements for inclusion in credit support programs sponsored by GNMA, FHLMC or FNMA. The Company's current business plan, however, does not contemplate any substantial acquisition of Non-Conforming Mortgage Loans. Some of these may be insured or guaranteed by VA, FHA, or some other third party while others will not have any insurance, guarantee or credit enhancement. During the time it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses not covered by standard hazard insurance. In the event of default on any Mortgage Loan held by the Company, it would bear the risk of loss of principal to the extent of any deficiency between the value of the related mortgage property and the amount owing on the Mortgage Loan. A defaulted Mortgage Loan may no longer be eligible as collateral for borrowings and may have to be financed by the Company out of other funds until it is liquidated. In addition, the Company will be dependent upon AMC and other third parties to service its Mortgage Loans. To the extent that such servicer or servicers improperly administer their servicing duties, the Company may experience delays in collections or foreclosures, which may adversely affect the operations of the Company.

    LOSS EXPOSURE ON AGENCY CERTIFICATES

    Initially, the Company anticipates that 95% of the total value of its assets will consist of Agency Certificates; however, the Company expects that percentage will decrease as the Company matures. The Company intends to purchase Mortgage Assets issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations. For FNMA and FHLMC, payment of principal and interest on its certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

    LOSS EXPOSURE ON MORTGAGE LOANS

    The Mortgage Loans targeted for acquisition by the Company may have greater risk of default than Conforming Mortgage Loans. For example, Owner-Financed Mortgage Loans are originated by the seller in connection with the sale of real estate and the Company would not typically obtain borrower applications, complete appraisals of the underlying property or verify income or employment and may not perform other investigations into the credit quality of the borrower. Additionally, Seasoned Mortgage Loans held in portfolio by financial institutions and generally originated one year or more prior to acquisition and Owner-Financed Mortgage Loans generally will not contain the documentation which would be typical for a mortgage loan originated in accordance with FNMA, FHLMC or GNMA guidelines. Moreover, in the event that such Mortgage Loan files contain any borrower information or appraisals on the underlying properties, such information may be outdated. In connection with these proposed acquisitions, it is unlikely that the Company will obtain additional or updated credit information concerning the borrowers and current appraisals may be limited to drive-by appraisals in which the appraiser does not have access to the interior of the property. To the extent there are any losses on any Mortgage Loans, the net interest income would be reduced and thereby may have a material adverse effect on the Company.

    To the extent that the Company chooses in the future to invest in Non-Conforming Mortgage Loans, it will bear the risk that Non-Conforming Mortgage Loans may have a greater risk of default than Conforming Mortgage Loans. The underwriting standards with respect to Non-Conforming Mortgage Loans are, under certain circumstances, less stringent than the standards required for Conforming Mortgage Loans. For example, Non-Conforming Mortgage Loans may allow for a greater loan amount, have higher loan-to-value ratios, require less documentation, have more lenient credit standards, include properties other than owner-occupied, or allow for borrowers with bankruptcies or limited credit histories. Lenders in the subprime mortgage banking industry make loans to borrowers who have impaired or limited credit histories, limited documentation of income or higher debt-to-income ratios than traditional mortgage lenders allow. Loans made to subprime mortgage borrowers generally entail a higher risk of delinquency and foreclosure than loans made to borrowers with better credit and may result in higher levels of realized loss. The failure of the Company to adequately address the risk of subprime lending would have a material adverse impact on the Company's results of operations, financial condition and business prospects.

    Initially, the Company anticipates that Mortgage Loans will represent less than 5% of the total value of the Company's assets; however, as the Company matures it is anticipated that the value of the Mortgage Loans as a percentage of the Portfolio Operations will increase. Additionally, the Company's business plan does not contemplate any substantial acquisition of Non-Conforming Mortgage Loans although the Company may elect in the future to acquire Non-Conforming Mortgage Loans.

LIMITATION ON ABILITY TO ENFORCE MORTGAGE LOANS

    The enforcement of Mortgage Loans, whether secured by mortgages, deeds of trust or land sale contracts, is generally subject to equitable principles under foreclosure or other proceedings. These equitable principles are generally designed to relieve the obligor from the legal effect of his or her default under loan documents or land sale contracts. In other situations, statutes limit the right of a mortgagee to obtain a deficiency judgment against the mortgagor following foreclosure or sale under a deed of trust. The application of such principles or statutes with respect to any Mortgage Loan may result in a loss to the Company or a delay in the receipt of funds to which it is otherwise entitled.

TAX RISKS

    FAILURE TO QUALIFY AS A REIT MAY CAUSE THE COMPANY TO BE TAXED AS A REGULAR
     CORPORATION

    The Company intends to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the U.S. Internal Revenue Service (the "Service") that it qualifies as a REIT, it has received an opinion of Hunton & Williams that, based on certain assumptions and representations, it so qualifies. Such opinion has been filed as an exhibit to this Prospectus. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent with respect to REITs that are organized and operated in the same manner as the Company will be organized and operated. Furthermore, both the validity of the opinion and the qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Hunton & Williams will not review the Company's compliance with those requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for a particular taxable year will satisfy such requirements. See "Federal Income Tax Considerations--Taxation of the Company."

    If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, funds available to make required payments on indebtedness and cash available for distribution would be reduced for each of the years involved. Although the Company intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the affirmative vote of two-thirds of the shares entitled to vote on the matter, to revoke the REIT election. See "Federal Income Tax Considerations."

    REIT MINIMUM DISTRIBUTION REQUIREMENTS MAY REQUIRE INCURRENCE OF ADDITIONAL
     DEBT

    In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

    The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its shareholders will consist primarily of its share of cash distributions from the Operating Partnership. The Company may invest in residual interests in real estate mortgage investment conduits ("REMICs"), which may generate taxable income in excess of cash flow or economic income. Certain taxable income produced by a REMIC residual interest (I.E., excess inclusion income) also may cause the Company's shareholders to suffer certain adverse tax consequences. See "Federal Income Tax Considerations." Differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company, through the Operating Partnership, to borrow funds on a short-term basis or sell assets to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on additional Mortgage Assets.

    POTENTIAL CHARACTERIZATION OF DISTRIBUTIONS AS UBTI MAY BE ADVERSE TO
     TAX-EXEMPT INVESTORS

    In the event that (i) the Company is subject to the rules relating to taxable mortgage pools (discussed below), (ii) the Company is a "pension-held REIT," (iii) a tax-exempt shareholder has incurred indebtedness to purchase or hold Common Shares or is exempt from federal income taxation under paragraph
(7), (9), (17) or (20) of Code section 501(c), or (iv) the Company owns REMIC residual interests, distributions to and, in the case of a shareholder described in clause (iii), gains realized on the sale of Common Shares by, a tax-exempt shareholder may be subject to federal income tax as unrelated business taxable income ("UBTI"), as defined in section 512 of the Code. See "Federal Income Tax Considerations--Taxation of Tax-Exempt Shareholders."

    TAXABLE MORTGAGE POOL CHARACTERIZATION MAY HAVE ADVERSE CONSEQUENCES FOR
     SHAREHOLDERS

    If a REIT issues debt obligations with two or more maturities collateralized by assets such as the Mortgage Assets and does not make a REMIC election with respect to the assets securing the debt obligations ("Non-REMIC Transactions"), such assets may be treated as a "taxable mortgage pool" under the Code if payments required to be made on such debt obligations bear a relationship to the payments received on such assets. If the Company were to be subject to the taxable mortgage pool rules with respect to a pool of its Mortgage Assets, the Company's status as a REIT would not be impaired but a portion or all of the taxable income generated by such Mortgage Assets (after deducting interest and other expenses associated with financing the Mortgage Assets) may, under regulations to be issued by the Treasury Department, be characterized as "excess inclusion" income and be allocated pro rata to the Company's shareholders. Any such excess inclusion income (i) would not be allowed to be offset by the net operating losses of a shareholder, (ii) would be subject to tax as UBTI in the hands of a tax-exempt shareholder and (iii) would not be eligible for exemption from the 30% withholding tax on dividends paid to non-US shareholders or for any reduced treaty rate. See "Federal Income Tax Considerations."

    If the Company issues debt obligations in Non-REMIC Transactions, it will do so either directly or through a wholly-owned subsidiary, instead of through the Operating Partnership in order to avoid certain adverse tax consequences under the taxable mortgage pool rules. The Company also intends to enter into master reverse repurchase agreements pursuant to which the Company may borrow funds with differing maturity dates which are cross-collateralized by specific Mortgage Assets. Although the Treasury Department has recently issued regulations that adopt a broad view of what may constitute a taxable mortgage pool, the Company does not believe that the use of master reverse repurchase agreements, dollar reverse repurchase agreements or bank warehouse financing arrangements should cause the related Mortgage Assets to be treated as a taxable mortgage pool. No assurances can be given, however, that the Service might not successfully maintain that the Mortgage Assets collateralizing such master reverse repurchase agreements or other financing arrangements constitute a taxable mortgage pool.

IMPACT OF INVESTMENT COMPANY ACT

    The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in Mortgage Loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying Mortgage Loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain Mortgage Assets therefore may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company may consider privately issued certificates issued with respect to an underlying pool of Mortgage Assets as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to ensure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its Mortgage Loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such Mortgage Assets whose yields are somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption would have a material adverse effect on the Company.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF
  TRUSTEES

    The Board of Trustees has established the investment policies and operating policies and strategies set forth in this Prospectus as the investment policies and operating policies and strategies of the Company. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Trustees without shareholder consent.

ADVERSE CONSEQUENCES OF LACK OF CONTROL OVER THE BUSINESS OF AMC

    The capital stock of AMC will be divided into two classes: voting common stock, all of which will be owned by Messrs. Day and Walden, and non-voting common stock, all of which will be held by the Company, through the Operating Partnership. The voting common stock and the non-voting common stock represent 3% and 97%, respectively, of the economic ownership interests in AMC. Messrs. Day and Walden, as the holders of all of AMC's voting common stock, will have the ability to elect the directors of AMC. The Company will not be able to elect directors and, therefore, will not be able to influence the day-to-day management decisions of such entity. As a result, the board of directors and management of AMC may implement business policies or decisions that would not have been implemented by persons controlled by the Company, that may be inconsistent with the Company's operating policies and strategies and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow.

IMPACT OF ERISA PROVISIONS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts (each, a "Plan") and (ii) the assets of a Plan. A "party in interest" or "disqualified person" with respect to a Plan will be subject to (x) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and (y) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. Consequently, the fiduciary of a Plan contemplating an investment in the Common Shares should consider whether the Company, any other person associated with the issuance of the Common Shares, or any affiliate of the foregoing is or might become a "party in interest" or "disqualified person" with respect to the Plan. In such a case, the acquisition or holding of Common Shares by or on behalf of the Plan could be considered to give rise to a prohibited transaction under ERISA and the Code. See "ERISA Considerations-- Employee Benefit Plans, Tax Qualified Retirement Plans, and IRA."

    Regulations of the Department of Labor that define "plan assets" (the "Plan Asset Regulations") provide that in some situations, when a Plan acquires an equity interest in an entity, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless one or more exceptions specified in the Plan Asset Regulations are satisfied. In such a case, certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code. The assets of the Company should not be deemed to be "plan assets" of any Plan that invests in the Common Shares. See "ERISA Considerations-- Status of the Company and the Operating Partnership under ERISA."

ADDITIONAL RISKS RELATING TO AMC'S OPERATIONS

    COMPETITION

    As an originator of Mortgage Loans, AMC faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors are substantially larger and have more capital and other resources than AMC and may have lower costs of funds than AMC. In addition, increased competition may reduce AMC's ability to charge its customary origination fees and interest rates. Mortgage lending businesses may be operated through mortgage brokers and correspondents requiring a substantially smaller commitment of capital and personnel resources than a direct lending business. This relatively low barrier to entry permits new competitors to enter this market quickly, particularly existing lenders that directly lend to borrowers, as they can draw upon existing branch networks and personnel in seeking to sell products through independent mortgage brokers. In addition, greater investor acceptance of securities backed by non-conforming loans comparable to AMC's Mortgage Loans and greater availability of information regarding the prepayment and default experience of such loans creates greater efficiencies in the market for such securities. Such efficiencies may create a desire among investors for larger transactions giving companies with greater volumes of originations or acquisitions than AMC a competitive advantage.

    As AMC expands into additional geographic markets and expands its product offerings, it will face competition with respect to the acquisition of Mortgage Loans from lenders with established positions in these locations and with significant experience with such products. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing. In addition, increased competition may also increase the demand for AMC's experienced personnel and the potential that such personnel may leave AMC for its competitors. There can be no assurance that AMC will be able to compete successfully in this market environment and any failure in this regard could have a material effect on AMC's and the Company's results of operations and financial condition.

    Increased competition could have the possible effects of lowering yields or gains that may be realized on AMC's loan sales (and securitizations) and reducing the volume of AMC's loan acquisitions, originations and subsequent loan sales. There can be no assurance that AMC will be able to continue to compete successfully in the markets it serves or expand to other markets. Inability to compete successfully would have a material adverse effect on AMC's results of operations, which in turn may adversely affect the Company's Cash Available for Distribution.

    ECONOMIC SLOWDOWN AND DECLINE IN REAL ESTATE VALUES MAY ADVERSELY AFFECT
     VOLUME OF LOANS

    Periods of economic slowdown may reduce the demand for Mortgage Loans as people elect not to purchase new homes due to economic uncertainty and also may adversely affect the financial condition of potential borrowers so that they do not meet AMC's underwriting criteria. In addition, economic slowdowns may cause a decline in real estate values. Any material decline in real estate values increases the loan-to-value ratios of Mortgage Loans held by AMC, thereby weakening collateral coverage and increasing the possibility of a loss or liquidation of a Mortgage Loan in the event of a borrower default. Further, delinquencies, foreclosures and losses generally occur with greater frequency during economic slowdowns or recessions. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect AMC's results of operations and negatively impact the financial condition of the Company.

    LAWS AND REGULATIONS MAY ADVERSELY AFFECT LENDING OPERATIONS

    AMC's Loan Origination Operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. For example, AMC's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act of 1974, as amended ("RESPA"), and the Department of Housing and Urban Development's Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C and the Federal Fair Debt Collection Practices Act. AMC is also subject to the rules and regulations of and examinations by HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing Mortgage Loans. There can be no assurance that AMC will maintain compliance with these requirements in the future without additional expense, or that additional or more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws or regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for AMC. Failure to comply with these requirements can lead to loss of approved status, termination or suspension or servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions, any of which could cause a material adverse effect on AMC's, and consequently the Company's, profitability and financial condition.

    These rules and regulations, among other things, impose licensing obligations on AMC, prohibit discrimination, provide for inspections and appraisals of properties, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with any of the foregoing state or federal requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for borrowers, usury claims for damages or other relief, class action lawsuits and administrative enforcement actions.

    Recent federal legislation, the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), has imposed additional regulation on mortgage loans, like some of those to be made by AMC, bearing relatively higher origination fees and interest rates than other mortgage loans (including conforming mortgage loans). AMC expects this aspect of its business to be the focus of additional federal and state legislation, regulation and possible enforcement in the future.

    The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations may be ambiguous with respect to permitted conduct. Any such ambiguity may lead to regulatory investigations, enforcement actions or private causes of action, such as class action lawsuits, calling into question AMC's compliance with the applicable laws and regulations. As a mortgage lender, AMC may be subject to regulatory enforcement actions and private causes of action from time to time challenging its compliance with applicable laws and regulations.

    LAWSUIT AGAINST AMC RELATING TO PAYMENTS TO BROKERS

    AMC's broker compensation programs permit AMC to pay some or all of a mortgage broker's compensation at a loan closing under certain circumstances, and AMC believes that making these types of payments is consistent with long-standing industry practice and regulatory interpretations. However, the laws and regulations relating to mortgage broker compensation programs have not been definitively interpreted in all relevant respects by the appropriate authorities.

    On September 19, 1997, a lawsuit was filed in the United States District Court for the District of Minnesota against AMC by Thomas A. Schmitz, purportedly on behalf of a class of borrowers alleging that AMC has made certain payments to independent mortgage brokers in violation of federal laws and regulations, including RESPA and HUD Regulation X, and state laws, including intentional interference of contracts and breach of fiduciary duty. Similar lawsuits have been filed on behalf of purported classes of borrowers against several mortgage underwriters. AMC's suit arises out of AMC's payment of part of the compensation of mortgage brokers at settlement of certain mortgage loans. The named plaintiff has requested that the case be treated as a class action, but no court has ruled on that request. The named plaintiff seeks treble damages, attorneys fees, litigation expenses, costs and any additional relief as the Court deems appropriate in connection with the federal law claims. In connection with the state law claims, the named plaintiff seeks compensatory damages, measured by the difference between the amounts required to be paid by the plaintiff and the other members of the class in their loan transactions and the amounts that they would have been required to pay had they been offered the lower finance charges for which they were qualified instead of the higher charges that were imposed on them, costs and any additional relief as the Court deems appropriate. AMC intends to vigorously defend this action and, on October 13, 1997, filed its answer to the complaint denying all allegations of illegal or improper activities. In the event AMC is not successful in defending this, or similar litigation which could be filed in the future, AMC's operations could be materially and adversely affected which, in turn, could materially and adversely affect the Company.

    DEPENDENCE UPON BROKERS

    AMC depends on independent mortgage brokers for a substantial majority of its originations and acquisitions of Mortgage Assets. During 1996 and through the nine months ended September 30, 1997, approximately 85% of AMC's Mortgage Assets have been originated by independent mortgage brokers. Independent mortgage brokers are compensated by a variety of methods, including the retention of loan fees and the payment of yield spread premiums. Substantially all of the mortgage brokers with whom AMC does business, deal with multiple loan originators for each prospective borrower. AMC competes with other loan originators for business from the mortgage brokers based upon pricing, service, loan fees and costs and other factors. AMC's competitors also seek to establish relationships with the same mortgage brokers with whom AMC deals, none of whom is obligated by contract or otherwise to continue to do business with AMC. Accordingly, there can be no assurance that AMC will be successful in maintaining its existing relationships or expanding its mortgage broker network.

    INABILITY OF AMC TO IMPLEMENT ITS GROWTH STRATEGY

    AMC's growth strategy involves the increased acquisition of Seasoned and Owner-Financed Mortgage Loans and origination of Non-Conforming Loans. Implementation of this strategy will depend in large part on AMC's ability to
(i) expand its network of mortgage brokers, (ii) establish direct lending origination activities in markets with a sufficient concentration of borrowers meeting AMC's underwriting criteria, (iii) hire, train and retain skilled employees, (iv) continue to expand in the face of increasing competition from other mortgage lenders and (v) identify and acquire portfolios of Mortgage Assets.

    AMC's continued growth and expansion will place additional pressures on AMC's personnel and systems. Any future growth may be limited by, among other things, AMC's need for continued funding sources, access to capital markets, ability to retain and attract qualified personnel, sensitivity to economic slowdowns, fluctuations in interest rates and competition from other consumer finance companies and from new market entrants. There can be no assurance that AMC will successfully obtain or apply the human, operational and financial resources needed to manage a developing and expanding business. Failure by AMC to manage its growth effectively, or to sustain its historical levels of performance in credit analysis and transaction structuring with respect to the increased loan origination and purchase volume, could have a material adverse effect on AMC's results of operations and the Company's Cash Available for Distribution.

    REPURCHASE OBLIGATIONS OF AMC

    AMC currently sells all of its production of mortgage loans to various third party investors including FNMA, FHLMC and private mortgage conduits; however AMC is not subject to any long term delivery contracts. In connection with such sales, it is expected that AMC will provide the buyers with certain representations and warranties, the breach of which may require AMC to repurchase some or all of the sold Mortgage Loans. To the extent that AMC has no effective recourse to any other party, AMC's results of operations may be adversely effected.

EFFECT OF FUTURE OFFERINGS ON MARKET PRICE OF COMMON SHARES

    The Company in the future may increase its capital resources by making additional private or public offerings of its Common Shares, securities convertible into its Common Shares, preferred shares or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Shares outstanding, which may result in the reduction of the market price of the Common Shares.

SHARES ELIGIBLE FOR FUTURE SALE

    Sale of substantial amounts of the Company's Common Shares in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Shares. In addition to the Common Shares issued in this Offering by the Company, the Operating Partnership has issued 1,096,592 Units in connection with the formation of the Company and the Contribution Transaction, which are redeemable for cash or, at the option of the Company, Common Shares on a one-for-one basis. The Company has agreed that it will not, without the prior written consent of Jefferies & Company, Inc., offer for sale, contract to sell any Common Shares (other than shares issued pursuant to the 1997 Plan and certain other agreements) or any securities convertible or exchangeable into Common Shares or sell or grant options, rights or warrants with respect to any Common Shares, for a period of 180 days after the consummation of the Offering. In addition, each of Messrs. Day and Walden, who have acquired Units in connection with the organization of the Company and the Contribution Transaction, has entered into agreements with the Underwriters providing that, subject to certain exceptions, such holders of Units generally will not sell, transfer, hypothecate, redeem, exchange or otherwise dispose of, directly or indirectly, any Units prior to the second anniversary of the Closing Date, without the written consent of

Jefferies & Company, Inc. Further, approximately 424,671 Units (based on the Offering Price) issued in connection with the Contribution Transaction are subject to similar restrictions for a period of one year from the Closing Date. See "Shares Eligible for Future Sale" and "Underwriting." Additionally, there are outstanding share options for 685,000 Common Shares, which have been granted pursuant to the 1997 Plan at a per share exercise price equal to the Offering Price to executive officers and employees of the Company, none of which, except in the event of a change of control of the Company, are exercisable until December 2000; share options for an additional 20,000 Common Shares have been granted pursuant to the Trustees' Plan to Independent Trustees of the Company at a per share exercise price equal to the Offering Price, none of which, except in the event of a change of control of the Company, are exercisable until December 2001; and an additional 290,000 Common Shares and 5,000 Common Shares are reserved for future issuance pursuant to the 1997 Plan and the Trustees' Plan, respectively. The Company intends to register under the Securities Act shares reserved for issuance pursuant to the 1997 Plan. See "Management--1997 Share Incentive Plan."

IMMEDIATE DILUTION

    The initial public offering price is higher than the net tangible book value per Common Share in this Offering. Investors purchasing Common Shares in this Offering will be subject to immediate dilution of $2.73 per share in net tangible book value. See "Dilution."

LACK OF ESTABLISHED MARKET FOR COMMON SHARES

    Prior to this Offering, there has not been a public market for the Common Shares, and there can be no assurance that a regular trading market for the Common Shares offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. The initial public offering price will be determined by the Company and the representatives of the Underwriters. There can be no assurance that the price at which the Common Shares will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters. While there can be no assurance that a market for the Company's Common Shares will develop the Company has applied to list the Common Shares on the New York Stock Exchange under the symbol "EJS."

    In the event that a public market for the Common Shares develops, it is likely that the market price of the Common Shares will be influenced by any variation between the net yield on the Company's investments in Mortgage Assets and prevailing market interest rates. The Company's earnings will be derived primarily from net interest income earned on its investment portfolio of Mortgage Assets and gains recognized on the sale of Mortgage Assets. Such earnings will not necessarily be greater or lesser in high interest rate environments than in low interest rate environments. Moreover, in periods of high interest rates, the net income of the Company, and therefore the dividend yield on the Common Shares, may be less attractive compared with alternative investments, which could negatively impact the price of the Common Shares. If the anticipated or actual net yield on the Company's investments in Mortgage Assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on such investments and the net cost of the Company's borrowings, the market price of the Common Shares may be adversely affected.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT, STAGGERED BOARD AND POWER TO ISSUE
  ADDITIONAL SHARES MAY ADVERSELY AFFECT VALUE OF COMMON SHARES

    OWNERSHIP LIMITATION

    For the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made).

    To ensure that the Company will not fail to qualify as a REIT under this and other share ownership tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, authorizes the trustees to take such actions as are necessary and desirable to preserve its qualification as a REIT and limits direct or indirect ownership by any person to (i) no more than 9.8% of the number of outstanding preferred shares of any class or series and (ii) no more than 9.8% of the number of outstanding Common Shares (the "Ownership Limit"). The Company's Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. See "Description of Shares of Beneficial Interest--Restrictions on Transfer." These restrictions on transferability and ownership will not apply if the Board of Trustees and holders of not less than two-thirds of the shares entitled to vote on the matter determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest-- Restrictions on Transfer."

    STAGGERED BOARD

    The Company's Board of Trustees is divided into three classes of Trustees. The initial terms of the first, second and third classes will expire in 1998, 1999, and 2000, respectively. Beginning in 1997, trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Classification of the Board of Trustees."

    ISSUANCE OF ADDITIONAL SHARES

    The Company's Declaration of Trust authorizes the Board of Trustees, without a vote of the shareholders, to (i) amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company has the authority to issue, (ii) cause the Company to issue additional authorized but unissued Common or Preferred Shares and (iii) classify or reclassify any unissued Common Shares and Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Shares of Beneficial Interest--Preferred Shares." Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. The Declaration of Trust and Bylaws of the Company also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Removal of Trustees," "--Control Share Acquisitions" and "--Advance Notice of Trustee Nominations and New Business."

                                  THE COMPANY

    The Company was organized as a Maryland real estate investment trust on August 13, 1997. The Company intends to operate in a manner that permits it to qualify, and it intends to elect to be taxed, as a REIT for federal income tax purposes. The Company expects to generate income for distribution to its stockholders primarily from the net interest income derived from its Mortgage Assets and from dividends paid by AMC. As a result of its REIT status, the Company will be permitted to deduct dividend distributions to shareholders in calculating its taxable income, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company generally will not be subject to federal income tax to the extent that certain REIT requirements under the Code are met. AMC, which is not a qualified REIT subsidiary, will not be consolidated with the Company for accounting purposes, because, following the Recapitalization, the Company will not own any of AMC's voting common stock and will not control AMC. All taxable income of AMC is subject to federal and state income taxes, where applicable. See "Federal Income Tax Considerations--Taxation of AMC."

    The principal executive offices of the Company are located at 2500 CityWest Boulevard, Suite 1200, Houston, Texas 77042, telephone (713) 787-0100.

                                USE OF PROCEEDS

    The net proceeds of this Offering are estimated to be $       million (or
$       million if the Underwriters' over-allotment option is exercised in full at the Offering Price). It is expected that approximately 95% of such net proceeds will be used to purchase Agency Certificates and pay related hedging costs for the Company's Portfolio Operations and less than 1.5% of such proceeds, $2,356,250, will be used to acquire a portion of the shares of AMC (from a current owner of AMC unaffiliated with the Company). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--AMC" and "Contribution Transaction" herein for a description of AMC and the Contribution Transaction. The balance of such proceeds will be used for working capital and general corporate purposes. Pending these uses, the proceeds may be invested temporarily to the extent consistent with the REIT provisions of the Code. Such investments may include warehouse loans to AMC, but only to the extent that the Company's ownership of such loans does not jeopardize its REIT status.

    The Company anticipates that it will initially purchase newly issued Agency Certificates guaranteed or issued by GNMA or FNMA at then-current market prices; however, it has not specifically identified any Mortgage Assets in which to invest the net proceeds of this Offering. The Company anticipates that the net value of such initial Agency Certificates will represent approximately 85% of the net proceeds of the Offering.

    In connection with the contribution of his common stock in AMC to the Operating Partnership (the "Contribution Transaction" as described herein), Mr. Walden will receive 171,921 Units, each of which is redeemable for cash or one Common Share. Further, Messrs. Day and Walden will retain 245,000 and 255,000 Units, respectively as founder's equity for which they paid no cash consideration. A total of 500,000 Common Shares have been reserved for issuance in exchange for such Units. In addition, a total of 596,592 Common Shares (including the 171,921 Common Shares relating to the Units issued to Mr. Walden) will be reserved for issuance in connection with the Contribution Transaction.

                              DISTRIBUTION POLICY

    The Company is required to distribute 95% or more of its annual taxable income (which may not necessarily equal net income as calculated in accordance with GAAP, but instead equals taxable income under the Code, as adjusted in certain respects) to its shareholders so as to comply with the REIT provisions of the Code. The Company intends to declare and pay regular quarterly distributions. The Company intends to declare and pay its initial distribution for the partial quarterly period beginning on the closing of this Offering. The Company's distribution policy is subject to revision at the discretion of the Board of Trustees. All distributions in excess of those required for the Company to maintain REIT status will be made by the Company at the discretion of the Board of Trustees and will depend on the taxable earnings of the Company, the financial condition of the Company and such other factors as the Board of Trustees deems relevant. The Board of Trustees has not established a minimum distribution level. See "Federal Income Tax Considerations."

    Distributions to shareholders generally will be taxable as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company will furnish annually to each of its shareholders and to the Service a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. For a discussion of the federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

                                 CAPITALIZATION

    The capitalization of the Company as of September 30, 1997 (i) prior to completion of this Offering, (ii) pro forma to reflect the Contribution Transaction and (iii) as adjusted to reflect the sale of Common Shares offered hereby, is as follows:


                                                                                    AT SEPTEMBER 30, 1997
                                                                           ----------------------------------------
                                                                                           PRO             AS
                                                                            ACTUAL        FORMA       ADJUSTED(1)
                                                                           ---------  -------------  --------------
Units....................................................................  $  --       $20,835,248   $    9,500,000
Shareholders' equity:
  Preferred Shares, $.01 par value per share,
    20,000,000 shares authorized; no shares issued and outstanding.......     --           --              --
  Common Shares, $.01 par value per share,
    100,000,000 shares authorized; 100 shares (pro forma) and 10,596,592
    shares (as adjusted) issued and outstanding(2).......................          1             1          105,966
  Additional paid-in capital.............................................      1,899         1,899      187,389,681
                                                                           ---------  -------------  --------------
      Total shareholders' equity.........................................      1,900         1,900      187,495,647
                                                                           ---------  -------------  --------------
          Total capitalization...........................................  $   1,900   $20,837,148   $  196,995,647
                                                                           ---------  -------------  --------------
                                                                           ---------  -------------  --------------


--------------------------

(1) Assumes that the Underwriters' over-allotment option is not exercised and is after deducting estimated underwriting discount and commissions and estimated offering expenses of $14,050,000 payable by the Company.

(2) Does not include 1,500,000 Common Shares reserved for issuance (i) upon the redemption of 500,000 Units issued and outstanding as of the closing of the Offering which may be redeemed for cash or, at the option of the Company, Common Shares on a one-for-one basis, (ii) for options to acquire 975,000 Common Shares pursuant to the 1997 Plan and (iii) for options to acquire 25,000 Common Shares pursuant to the Trustees' Plan. Options to acquire 685,000 Common Shares were granted pursuant to the 1997 Plan to the executive officers and employees of the Company prior to this Offering at a per share exercise price equal to the Offering Price. Options to acquire 20,000 Common Shares will be granted pursuant to the Trustees' Plan to Independent Trustees of the Company at the effective date of this Offering at a per share exercise price equal to the Offering Price. See "Management--1997 Share Incentive Plan."

                                    DILUTION

    The initial price per share to the public of the Common Shares offered hereby exceeds the pro forma net tangible book value per share immediately following consummation of the Offering and the Contribution Transaction and assumed conversion of the Units. Therefore, the investors and holders of Units issued in connection with the Contribution Transaction (Messrs. Day and Walden) will realize an immediate increase in the pro forma net tangible book value of their Units, respectively, while purchasers of the Common Shares in the Offering will realize an immediate dilution in the pro forma net tangible book value of their shares. Pro forma net tangible book value per share is determined by subtracting the Company's total liabilities (excluding the Units outstanding) from its total tangible assets and dividing the remainder by the number of Common Shares and Units that will be outstanding after the Offering. The following table illustrates the dilution to purchasers of shares sold in the Offering, based on the Offering Price.

Initial price per share to the public.......................................             $   19.00
                                                                                         ---------
  Pro forma net tangible book value per share as of September 30, 1997 prior to the Offering, attributable to Units issued to Messrs. Day and
    Walden (other than in connection with the Contribution Transaction).....  $    0.86
                                                                              ---------
  Pro forma net tangible book value per share as of September 30, 1997 prior to the Offering, attributable to Common Shares issued to current
    owners of AMC pursuant to Contribution Transaction......................       1.02
                                                                              ---------
  Decrease in net tangible book value per share attributable to payments
    by purchasers of Common Shares in the Offering..........................       0.85
                                                                              ---------
Pro forma net tangible book value per share as of September 30, 1997 after
  the Offering(1)...........................................................                 16.27
                                                                                         ---------
Dilution per share sold in the Offering.....................................             $    2.73
                                                                                         ---------
                                                                                         ---------

------------------------

(1) Based on pro forma shareholders' equity of $187,495,647, net of intangible assets of $7,000,000, divided by 11,096,592 Common Shares and Units outstanding. This assumes all Units will be converted into Common Shares.

                            SELECTED FINANCIAL DATA

    The following selected statement of operations and balance sheet data for each of the years in the three-year period ended December 31, 1996, and as of December 31, 1994, 1995 and 1996, have been derived from AMC's financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants, whose reports with respect thereto appear elsewhere herein. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The following selected financial data for the nine-month periods ended September 30, 1996 and 1997 and as of September 30, 1997 have been derived from the financial statements of AMC and include adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of such financial information for those periods. Results for the nine months ended September 30, 1997 are not necessarily indicative of results for the year ending December 31, 1997.

                                    AMC (1)
                                 (IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                        1994        1995        1996
                                                     ----------  ----------  ----------     NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                         ------------------------
                                                                                            1996         1997
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
INCOME STATEMENT DATA:
Revenues:
  Loan administration..............................  $    1,905  $    2,016  $      940   $     897    $     500
  Loan origination.................................         636       1,440       2,424       1,780        2,107
  Interest income..................................       1,390       2,616       3,902       2,763        3,826
  Interest expense.................................         861       2,177       2,963       2,164        3,068
                                                     ----------  ----------  ----------  -----------  -----------
    Net interest income............................         529         439         939         599          758
  Loan brokerage fees..............................         533       1,390          --          --           --
  Gain on sales of mortgage loans..................       2,161       2,933       4,652       3,397        4,310
  Gain on sale of servicing rights.................          --          --       2,498       2,527           --
  Other............................................         119         258          59          --           --
                                                     ----------  ----------  ----------  -----------  -----------
    Total revenues.................................  $    5,883  $    8,476  $   11,512   $   9,200    $   7,675
                                                     ----------  ----------  ----------  -----------  -----------
Expenses:
  General and administrative.......................  $    4,610  $    6,415  $    8,848   $   6,591    $   6,155
  Depreciation and amortization....................         376         824         288         194          222
  Provision for losses on foreclosure..............           1           8          20          --           --
  Other............................................         244         585       1,111         673          797
                                                     ----------  ----------  ----------  -----------  -----------
    Total expenses.................................       5,231       7,832      10,267       7,458        7,174
                                                     ----------  ----------  ----------  -----------  -----------
    Net income.....................................  $      652  $      644  $    1,245   $   1,742    $     501
                                                     ----------  ----------  ----------  -----------  -----------
                                                     ----------  ----------  ----------  -----------  -----------
OPERATING DATA:
Mortgage loan acquisitions (volume)................  $  109,949  $  281,547  $  447,309   $ 340,222    $ 382,484
Servicing portfolio................................     403,041     405,006     123,152     130,408      166,921

                                                                         AT DECEMBER 31,
                                                                 -------------------------------
                                                                   1994       1995       1996
                                                                 ---------  ---------  ---------  AT SEPTEMBER 30,
                                                                                                  ----------------
                                                                                                        1997
                                                                                                  ----------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash...........................................................  $      57  $     286  $     375     $    1,059
Accounts receivable, net.......................................        896      1,033      1,000          1,236
Real estate held for investment................................         99        500        403            254
Mortgage loans held for sale, net of discounts of $485, $394,
  $2,447 and $2,003 at December 31, 1994, 1995 and 1996 and
  September 30, 1997, respectively.............................     11,165     39,747     52,058         57,760
Mortgage servicing rights, at cost, net of accumulated
  amortization.................................................      1,031        618        721            111
  Other assets.................................................        717        555        431            565
                                                                 ---------  ---------  ---------        -------
Total assets...................................................     13,965     42,739     54,988         60,985
Total liabilities..............................................     12,136     40,548     52,339         57,835
Total stockholders' equity.....................................  $   1,829  $   2,191  $   2,649     $    3,150

------------------------

(1) The information presented herein relates only to AMC and not the Company, and should not be read as an indication of expected results for the Company. It is anticipated that the book value of the Company's investment in AMC will not represent more than 5% of the total value of the assets of the Company after the initial investment in Agency Certificates by the Company.

PRO FORMA FINANCIAL DATA OF THE COMPANY (UNAUDITED)

    The unaudited pro forma financial data of the Company gives effect to the Contribution Transaction as if it occurred on September 30, 1997 for the pro forma condensed balance sheet. Such pro forma financial data should be read in conjunction with the Company's financial statement included elsewhere herein.

                             AEGIS INVESTMENT TRUST
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)


                                                                               AT SEPTEMBER 30, 1997
                                                                   ----------------------------------------------
                                                                   HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                                   ----------  -------------------  -------------
ASSETS
Cash.............................................................  $    1,900  $       --           $       1,900
Investment in AMC................................................      --         23,191,498(1)        23,191,498
                                                                   ----------  -------------------  -------------
    Total Assets.................................................  $    1,900  $  23,191,498        $  23,193,398
                                                                   ----------  -------------------  -------------
                                                                   ----------  -------------------  -------------

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
                                                                   ----------  -------------------  -------------
    Total Liabilities............................................      --              --                --
                                                                   ----------  -------------------  -------------
Payable to current AMC shareholders..............................      --         23,191,498(1)        23,191,498
Shareholder's equity
  Common shares, $.01 par value per share, authorized 100,000,000
    shares; issued and outstanding 100 shares....................           1          --                       1
  Additional paid-in capital.....................................       1,899          --                   1,899
                                                                   ----------  -------------------  -------------
    Total Shareholder's Equity...................................       1,900          --                   1,900
                                                                   ----------  -------------------  -------------
    Total Liabilities and Shareholder's Equity...................  $    1,900  $  23,191,498        $  23,193,398
                                                                   ----------  -------------------  -------------
                                                                   ----------  -------------------  -------------


    PRO FORMA INCOME INFORMATION


    The Company has had no operations through the point of the Offering; therefore, the pro forma effects of the Contribution Transaction on the Company's statement of operations would be to increase equity in income from AMC and net income by $754,638 (2) ($0.69 per share (3)) for the twelve months ended December 31, 1996 and $146,503 (2) ($0.13 per share (3)) for the nine months ended September 30, 1997.


------------------------


(1) Reflects the Company's 97% interest in AMC's net book value at September 30, 1997, contributed to the operating partnership pursuant to the contribution transaction for 596,592 units (based on the offering price) having a value of $11,335,248, cash in the amount of $2,356,250 and 500,000 units owned by Mr. Walden and Mr. Day having a value of $9,500,000.



(2) Reflects the Company's 97% equity in earnings of AMC less amortization of goodwill created by the contribution transaction (15 year life).



(3) Assumes conversion of 1,096,592 units granted in the contribution transaction to common shares as of the beginning of the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE COMPANY

    The Company is a Maryland real estate investment trust that was formed on August 13, 1997. The Company has been minimally capitalized and does not expect to commence full operations until the consummation of this Offering. Pursuant to this Offering, the Company will issue 10,000,000 Common Shares (assuming the Underwriters' over allotment is not exercised) to the public, the net proceeds from which will be contributed to the Operating Partnership. After such contribution, the Company will own a 90.12% interest in, and will be the sole general partner of, the Operating Partnership and Messrs. Day and Walden will continue to own 245,000 and 255,000 Units, respectively, for which they paid no cash consideration.

    Concurrent with the closing of this Offering, the Contribution Transaction will occur, pursuant to which the current owners of AMC (including Mr. Walden, currently a 25% owner of AMC) will contribute 98.5% of the common stock of AMC to the Operating Partnership in exchange for 596,592 Units (based on the Offering Price) having a value of $11,335,250 and cash in the amount of $2,356,250. Mr. Walden will receive 171,921 Units having a value of $3,266,500. The remaining 424,671 Units and cash in the amount of $2,356,250 will be distributed to the other two owners of AMC who are not, and will not be, affiliated with the Company. Immediately therewith, the Recapitalization of AMC will occur pursuant to which the Operating Partnership will exchange its shares of AMC voting common stock for shares of AMC non-voting common stock. This will be followed by the stock purchase by Mr. Day whereby AMC will issue voting common stock representing 50% of such class (and approximately 1.5% of the value of its total outstanding stock) to Mr. Day in exchange for a note in the initial aggregate principal amount of $208,500 bearing interest at an annual rate of 6.25% and requiring equal quarterly payments over five years. After the Recapitalization and the AMC stock purchase by Mr. Day, all of AMC's voting common stock, representing a 3% economic interest therein, will be held by Messrs. Day and Walden, and all of AMC's non-voting common stock, representing a 97% economic interest therein, will be held by the Operating Partnership. The Company, which will not control AMC, will receive dividends from AMC through the Operating Partnership; however, pursuant to the Internal Revenue Code provisions relating to REITs, the Company may not receive dividends in an amount exceeding 25% of the Company's gross income for any taxable year. See "Federal Income Tax Considerations--Requirements for Qualification--Income Test." At the end of each calendar quarter, the Company may own no more than 10% of AMC's voting securities and the value of the Company's ownership interest in AMC may not exceed 5% of the value of the Company's assets.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has no operating history. The Company's opening audited balance sheet as of August 28, 1997, and related footnotes are presented elsewhere herein. The management's discussion and analysis of liquidity and capital resources should be read in conjunction with such opening balance sheet and related notes. The Company has been organized and will elect to qualify as a REIT under the Code and, as such, anticipates distributing annually at least 95% of its taxable income, subject to certain adjustments. Cash for such distributions is expected to be generated from the Company's investments, although the Company also may borrow funds to make distributions. The Company's primary source of revenue will be derived from the ownership and management of Mortgage Assets. The Company also will receive dividends from AMC subject to availability and restrictions on dividends under the Code. See "Distribution Policy" and "Federal Income Tax Considerations."

    The principal source of the Company's funds in the near term will be the net proceeds of this Offering. A portion of the net proceeds of the Offering will fund the purchase of the Agency Certificates and pay related hedging costs, with the remainder to be used to acquire a portion of the shares of AMC and create a cash reserve available for working capital and general corporate purposes. The Company plans to raise additional operating funds by leveraging its assets, primarily through reverse repurchase agreements, and also through warehouse lines of credit and other borrowing arrangements, which management believes will be sufficient to enable the Company to meet its anticipated liquidity and capital requirements in the long term. While the Company presently does not have lines of credit or specific borrowing arrangements with repo lenders or warehouse lenders, the Company anticipates that it will be able to procure such financing. See "Business--Business Strategy" and "Use of Proceeds."

AMC

    AMC has engaged in the Mortgage Banking and Loan Trading Operations since 1993, and through its predecessor corporation, Eastland Mortgage Company, has operated as a mortgage banking corporation since 1981. In 1990, Liberty Resources, Inc. acquired the common stock of Eastland Mortgage Company and renamed it EMC Financial, Inc. ("EMC"). In February 1994, EMC was renamed Aegis Mortgage Corporation.


    AMC's initial strategy was to acquire servicing at discounted prices from the Resolution Trust Corporation ("RTC"). By 1995, the servicing portfolio had grown to over 13,000 loans, with an aggregate unpaid principal balance of approximately $430 million, most of which were Conforming Mortgage Loans acquired in bulk servicing acquisitions from the RTC. Conforming Mortgage Loans are Mortgage Loans that comply with requirements for inclusion in credit support programs sponsored by GNMA, FHLMC or FNMA. AMC began a loan trading operation in 1993, focusing on seasoned whole loans and participations in residential mortgages. AMC has purchased mortgage products from both financial institutions and the RTC while reselling has been through agency securitizations, agency cash-window sales whereby AMC directly sells whole loans to government sponsored agencies, and whole loan transactions with private investors. During 1994, AMC began wholesale and retail production businesses. The wholesale loan production business is conducted through a network of unaffiliated mortgage brokers who provide loans to AMC for sale to permanent investors. AMC has non-exclusive relationships with over 800 approved mortgage brokers in 22 states and since January 1, 1996, AMC has funded loans originated by over 300 of such mortgage brokers. During 1996 and through the nine months ended September 30, 1997, approximately 85% of AMC's Mortgage Assets have been originated by independent mortgage brokers. Independent mortgage brokers are compensated by a variety of methods, including the retention of loan fees and the payment of yield premiums. The retail production business is operated directly by AMC through six retail offices, located throughout Texas. During 1996, AMC sold approximately 75% of its servicing portfolio and redeployed the proceeds from the sale into the loan production and loan trading activities.



    Upon completion of this Offering, AMC will be an affiliate of the Company; however the Company will not control AMC. AMC has agreed to provide certain administrative services to the Company, including, for example, payroll, tax reporting, investor reporting, accounting and general office services. Further, AMC has agreed to give the Company the right of first offer to purchase any Mortgage Loan. The Company's right of first offer gives the Company the right, at its sole option, to purchase Mortgage Loans for fair market value as determined in good faith by the Company and AMC. The Company is under no obligation to purchase any Mortgage Loans and may purchase Mortgage Loans from other third party sources. To the extent that the Company does not exercise its option to purchase any Mortgage Loan from AMC, AMC intends to continue to sell such Mortgage Loans that it originates to third parties. The Company currently intends to focus its Mortgage Loan investments in Owner-Financed Mortgage Loans and Seasoned Mortgage Loans, and may, in the future, purchase Non-Conforming Mortgage Loans only in accordance with the Company's investment guidelines.



    The Company, as owner of 100% of the non-voting common stock of AMC, is entitled to 97% of the dividends declared and paid by AMC. However, the primary objective of the Company's affiliation with AMC is to provide it with a source of Mortgage Assets and, pursuant to the Internal Revenue Code provisions relating to REITs, dividends distributed to the Company during any taxable year are limited to no more than 25% of the gross income of the Company.

LOAN ORIGINATION

    AMC originates Mortgage Assets through its wholesale division's network of mortgage brokers and through its retail branch system. A summary of loan production by source for the periods indicated is set forth below:

                                                                                  FOR THE NINE MONTHS
                                              FOR THE YEAR ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                             ----------------------------------  ----------------------
                                                1994        1995        1996        1996        1997
                                             ----------  ----------  ----------  ----------  ----------
                                                       (IN THOUSANDS)                (IN THOUSANDS)
Loan Production:
  Wholesale Division.......................  $   29,100  $  212,868  $  352,954  $  271,744  $  317,241
  Retail Division..........................      29,969      40,828      60,205      44,947      54,696
                                             ----------  ----------  ----------  ----------  ----------
    Total Loan Production..................  $   59,069  $  253,696  $  413,159  $  316,691  $  371,937
                                             ----------  ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------  ----------

LOAN TRADING

    AMC acquires Seasoned Mortgage Loans and participations in residential Seasoned Mortgage Loans for its Loan Trading Operations. A summary of purchases for the periods indicated is set forth below:

                                                                                  FOR THE NINE MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                               --------------------------------  ----------------------
                                                 1994       1995        1996        1996        1997
                                               ---------  ---------  ----------  ----------  ----------
                                                        (IN THOUSANDS)               (IN THOUSANDS)

Purchases(1).................................  $  50,880  $  27,851  $   34,150  $   23,531  $   10,547

------------------------

(1) Amounts indicate the outstanding principal balance purchased.

RESULTS OF OPERATIONS

    COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996:

    For the nine months ended September 30, 1997, total revenues decreased to $7.7 million from $9.2 million for the nine months ended September 30, 1996. The decrease was a result of the gain on sale of servicing rights of $2.5 million during the nine month period ending September 30, 1996 while there was not any gain on sale of servicing rights during the nine months ended September 30, 1997. During 1996, AMC sold a substantial portion of its loan servicing portfolio. This sale also resulted in loan administration fee income declining from $0.9 million in the nine months ended September 30, 1996 to $0.5 million in the nine months ended September 30, 1997.

    Gain on sales of mortgage loans increased 27% to $4.3 million for the nine months ended September 30, 1997 from $3.4 million for the nine months ended September 30, 1996. The gain on the sales of mortgage loans arises from two sources. The first source is from the loan origination process whereby new loans are originated and sold to investors and the difference in price is recorded as a gain or loss. The second source is from the loan trading operations whereby seasoned loans are purchased from other holders and held for resale at a profit. The increase of $0.9 million in gain on sales of mortgage loans was primarily attributable to an increase in gains on sale from the loan trading operations.

    Loan origination fees were $2.1 million for the nine months ended September 30, 1997, an 18% increase over the $1.8 million at September 30, 1996. Loan originations increased 17% to $371.9 million in the first nine months of 1997 from $316.7 million for the same period in 1996.

    Net interest income increased 27% to $0.8 million for the nine months ended September 30, 1997 from $0.6 million for the nine months ended September 30, 1996. The increase in net interest income is attributable to a 23% increase in the average volume of mortgages held for sale during the first nine months of 1997 versus the first nine months of 1996. AMC's mortgages are generally sold and replaced within 30 days. AMC generally borrows at rates based upon short-term indices, while its asset yields are primarily based on long-term mortgage rates.

    A summary of gains on sale of mortgage loans for the periods indicated is set forth below:

                                                                   FOR THE NINE MONTHS ENDED
                                                                  ----------------------------
                                                                  SEPTEMBER 30,  SEPTEMBER 30,
                                                                      1996           1997
                                                                  -------------  -------------
                                                                         (IN THOUSANDS)
Gross proceeds on sales of mortgage loans.......................   $   335,309    $   381,506
Net basis of mortgage loans sold................................       331,912        377,196
                                                                  -------------  -------------
Net gain on mortgage loans sold.................................   $     3,397    $     4,310
                                                                  -------------  -------------
                                                                  -------------  -------------

    Total expenses decreased 4% to $7.2 million for the nine months ended September 30, 1997 from $7.5 million for the prior year nine-month period. The $0.3 million decrease was primarily attributable to a decrease in personnel costs to $4.8 million for the first nine months of 1997 from $5.2 million for the first nine months of 1996. During the first nine months of 1996, bonuses and other additional compensation were paid to executive officers. There was no comparable payment made during 1997.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31,
     1995:

    During 1996, total revenues increased 36% to $11.5 million for the year ended December 31, 1996 from $8.5 million for the year ended December 31, 1995, primarily as a result of concentrating AMC's efforts more on loan production and trading and less on loan servicing.

    During 1996, AMC sold a substantial portion of its loan servicing portfolio, which resulted in a 53% decrease in revenue from loan administration to $0.9 million and an increase in gain on sale of servicing rights to $2.5 million for the year ended December 31, 1996 from $0 for the year ended December 31, 1995. The impact of AMC's reduced focus on servicing was a net increase in fees and gain on sale of servicing rights of $1.4 million.

    Loan origination fees increased 68% to $2.4 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995, primarily due to an increase in mortgage loans originated in 1996 from 1995. During 1996, AMC originated $413.2 million in loans, an increase of 63% from 1995. The increased mortgage loan originations were primarily due to an increase in approved third party brokers included in AMC's network from 544 at December 31, 1995 to 856 at December 31, 1996.

    Net interest income increased 114% to $0.9 million for the year ended December 31, 1996 compared to $0.4 million for the year ended December 31, 1995. The increase in net interest income is primarily attributable to the 80% increase in the average volume of mortgages held for sale for 1996 from that of 1995.

    Loan brokerage fees decreased to $0 for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995. During 1995, AMC received fees for negotiating the acquisition of a mortgage operation for a third party. This acquisition was completed in 1995 and since that time AMC has focused its efforts on production and loan trading.

    The gain on sales of mortgage loans increased 59% to $4.7 million for the year ended December 31, 1996 from $2.9 million for the year ended December 31, 1995. Gains on sales of mortgage loans are generated from the trading operation and the production operation. A summary of gain on sales of mortgage loans for the periods indicated is set forth below:

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Gross proceeds on sales of mortgage loans.............................  $  259,182  $  445,956
Net basis of mortgage loans sold......................................     256,249     441,304
                                                                        ----------  ----------
Net gain on mortgage loans sold.......................................  $    2,933  $    4,652
                                                                        ----------  ----------
                                                                        ----------  ----------

    Total expenses increased 31% to $10.3 million for the year ended December 31, 1996 as compared to $7.8 million for the year ended December 31, 1995. This increase was primarily attributable to the $2.2 million increase in personnel costs in 1996. The expansion of the wholesale production operation resulted in an increase in the number of employees at AMC. Total employees increased from 111 at December 31, 1995 to 130 at December 31, 1996. Personnel costs also increased due to bonuses and other additional compensation paid to executive officers. Other expenses increased 90% to $1.1 million for the year ended December 31, 1996 due primarily to an increase in the accrual for loan losses on repurchases. Depreciation and amortization expense decreased 65% to $0.3 million for the year ended December 31, 1996 from $0.8 million for the year ended December 31, 1995. This decrease was due to a reduction in amortization of mortgage servicing rights in 1996 from 1995 due to the sale in 1996 of a substantial portion of the servicing portfolio.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31,
     1994:

    Total revenues increased 44% for the year ended December 31, 1995 to $8.5 million as compared to $5.9 million for the year ended December 31, 1994. This increase was attributable to increases in loan origination fees, loan brokerage fees and gain on sales of mortgage loans. Loan origination fees increased to $1.4 million for the year ended December 31, 1995 from $0.6 million for the year ended December 31, 1994 as a result of a substantial increase in originations. Retail originations rose to $40.8 million for the year ended December 31, 1995 from $30.0 million for the year ended December 31, 1994. The predominant rise in originations came from the wholesale operations which increased 632% from $29.1 million in 1994 to $212.9 million in 1995. AMC's first year of wholesale operations was in 1994 and the rapid expansion of this operation continued in 1995. Monthly wholesale originations rose from $4.2 million in January 1995 to $31.1 million in December 1995.

    Loan brokerage fees increased to $1.4 million for the year ended December 31, 1995 from $0.5 million for the year ended December 31, 1994. During 1994 and 1995, AMC received fees for negotiating the acquisition of a mortgage operation for a third party. This engagement began in 1994 and was completed in 1995. The majority of these fees were received in 1995.

    The gain on sales of mortgage loans increased to $2.9 million for the year ended December 31, 1995 from $2.2 million for the year ended December 31, 1994. A summary of gains on sale of mortgage loans for the periods indicated is set forth below:

                                                                          FOR THE YEAR ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994        1995
                                                                         ---------  ----------
                                                                            (IN THOUSANDS)
Gross proceeds on sales of mortgage loans..............................  $  73,079  $  259,182
Net basis of mortgage loans sold.......................................     70,918     256,249
                                                                         ---------  ----------
Net gain on mortgage loans sold........................................  $   2,161  $    2,933
                                                                         ---------  ----------
                                                                         ---------  ----------

    Total expenses increased 50% to $7.8 million for the year ended December 31, 1995 as compared to $5.2 million for the year ended December 31, 1994. This increase was due to increases in personnel costs of $1.5 million, office supplies and expense of $0.4 million and depreciation and amortization expense of $0.4 million. Personnel costs and office supplies and expense increased due to the increase in the size of the wholesale production operations which began in 1994 but had its first full year of operation in 1995. The increase in depreciation and amortization of mortgage servicing rights was due to a larger servicing portfolio in 1995 versus 1994 and increased depreciation on property and equipment from the wholesale production operation.

FINANCIAL CONDITION

    SEPTEMBER 30, 1997 COMPARED TO DECEMBER 31, 1996

    Mortgage loans held for sale consist of loans originated in the Loan Origination Operations that are committed to be sold to investors and loans acquired by the Loan Trading Operations that will be resold through agency securitizations, agency cash window sales and in whole loan transactions. Mortgage loans originated in the Loan Origination Operations remain on the balance sheet for approximately 30 days until they are sold. The balance in mortgage loans held for sale generally is equal to the current month's originations plus loans acquired by Loan Trading Operations that have not been sold. The balance at September 30, 1997 was $57.8 million, an increase of 11% from the $52.1 million balance at December 31, 1996. The $5.7 million increase is attributable to a $11.5 million increase in the balance of originated loans held for sale and a $5.8 million decrease in loans acquired through Loan Trading Operations held for sale. The increase in the balance of originated loans was due to an increase in production to $58.4 million in September 1997 versus $34.6 million in December 1996.

    Notes payable represent loans from banks to finance the acquisition of seasoned loan product, the warehouse line for loan origination and to provide working capital. The amount of notes payable outstanding is based on the balance of mortgage loans held for sale. At September 30, 1997 notes payable were $56.7 million versus $51.6 million at December 31, 1996. This $5.1 million increase was a result of the $5.7 million increase in mortgage loans held for sale during the same period.

    DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

    During 1996, AMC experienced a 63% increase in mortgage loan originations compared to 1995. Mortgage loan production increased to $413.2 million during 1996 from $253.7 million during 1995. At December 31, 1996, AMC had $27.0 million in mortgage loan commitments outstanding. In addition, loans purchased by AMC's Loan Trading Operations increased 23% to $34.2 million during 1996 from $27.9 million during 1995.

    As a result of the increased activity in these areas, mortgage loans held for sale increased 31% to $52.1 million at December 31, 1996 as compared to $39.7 million at December 31, 1995. AMC's servicing portfolio decreased to $123.0 million at December 31, 1996 as compared to $405.0 million at December 31, 1995. The 70% decrease was due to the sale of a substantial portion of the servicing portfolio in 1996.

    Short-term borrowings, which are AMC's primary source of funds, totalled $51.6 million at December 31, 1996, as compared to $39.9 million at December 31, 1995, an increase of 29%. This $11.7 million increase was a result of an increase in mortgage loans held for sale.

LIQUIDITY AND CAPITAL RESOURCES

    AMC's primary cash requirements include the funding of mortgage loans for the loan origination and trading operations, which are met primarily through short-term borrowings from external sources. AMC has entered into a one year, $87.0 million warehouse line of credit provided by Bank United that expires in September 1998. The credit agreement includes covenants requiring AMC to maintain (i) a minimum adjusted tangible net worth of $4.0 million, (ii) a maximum debt to adjusted tangible net worth ratio of 20 to 1, (iii) a minimum current ratio of 1.03 to 1.00, and (iv) a minimum servicing portfolio of $100.0 million. In addition, AMC has a $4.0 million warehouse line of credit with another lender that includes covenants requiring AMC to (i) limit dividends and distributions to 40% of year-to-date net income, (ii) limit advances to officers and shareholders to $100,000, and (iii) maintain minimum tangible net worth plus subordinated debt of $2.5 million.

    AMC was in compliance with the above-mentioned debt covenants at September 30, 1997. AMC does not believe that its existing financial covenants will restrict its operations or growth. Continued availability of funds under these agreements is subject to AMC's compliance with such covenants.

    Based upon AMC's projected funding and operating levels, AMC believes that its warehouse lines of credit, together with available cash flow from the operations of AMC, will be sufficient to meet AMC's short-term liquidity needs for the foreseeable future.

CASH FLOWS

    In the nine months ended September 30, 1997, AMC's operating activities used cash of $5.0 million primarily for the increase in its mortgage loans held for sale. Investing activities provided cash of $0.6 million primarily from the proceeds from the sale of mortgage servicing rights. Net cash provided by financing activities was $5.1 million as a result of increases in notes payable.

    In the nine months ended September 30, 1996, AMC's operating activities used cash of $7.9 million primarily for the increase in its mortgage loans held for sale. Investing activities provided cash of $2.8 million primarily from the sale of mortgage servicing rights of $3.1 million. Net cash provided by financing activities was $5.3 million as a result of increases in notes payable.

    In 1996, AMC's operating activities used cash of $13.2 million primarily for the increase in its mortgage loans held for sale. Investing activities provided cash of $2.4 million primarily from the proceeds from the sale of mortgage servicing rights of $3.1 million. Cash was used in investing activities to purchase $0.7 million in mortgage servicing rights. Net cash provided by financing activities was $10.9 million as a result of increases in notes payable of $11.7 million. Cash was used in financing activities to pay dividends totalling $0.8 million.

    In 1995, AMC's operating activities used cash of $27.2 million primarily for the increase in its mortgage loans held for sale. The primary investing activity for which cash was used was for the purchase of real estate held for investment. Net cash provided by financing activities was $28.0 million primarily as a result of increases in notes payable.

    In 1994, AMC's operating activities used cash of $8.3 million primarily for the increase in its mortgage loans held for sale. Investing activities provided cash of $6.9 million from a decrease in short-term investments of $7.7 million due to the maturity of a certificate of deposit. Cash used in investing activities was for the purchase of $0.5 million of property and equipment and $0.2 million of mortgage servicing rights. Net cash provided by financing activities was $0.8 million as a result of increases in notes payable.

INFLATION

    The consolidated financial statements of AMC and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of AMC's operations. Unlike industrial companies, nearly all of the assets and liabilities of AMC's operations are monetary in nature. As a result, interest rates have a greater impact on AMC's performance than do the effects of general levels of inflation. Inflation affects AMC's operations primarily through its effects on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of increasing interest rates, demand for mortgage loans and a borrower's ability to qualify for mortgage financing in a purchase transaction may be adversely affected. Falling interest rates can be expected to cause increases in prepayment rates on the Mortgage Assets which may result in a decrease in net interest income. See "Risk Factors--Changes in Anticipated Prepayment Rates May Adversely Affect Net Interest Income."

LEGAL PROCEEDING

    AMC's broker compensation programs permit AMC to pay some or all of a mortgage broker's compensation at a loan closing under certain circumstances, and AMC believes that making these types of payments is consistent with long-standing industry practice and regulatory interpretations. However, the laws and regulations relating to mortgage broker compensation programs have not been definitively interpreted in all relevant respects by the appropriate authorities.

    On September 19, 1997, a lawsuit was filed in the United States District Court for the District of Minnesota against AMC by Thomas A. Schmitz, purportedly on behalf of a class of borrowers alleging that AMC has made certain payments to independent mortgage brokers in violation of federal laws and regulations, including RESPA and HUD Regulation X, and state laws, including intentional interference of contracts and breach of fiduciary duty. Similar lawsuits have been filed on behalf of purported classes of borrowers against several mortgage lenders. The suit arises out of AMC's payment of part of the compensation of mortgage brokers at settlement of certain mortgage loans. The named plaintiff has requested that the case be treated as a class action, but no court has ruled on that request. The named plaintiff seeks treble damages, attorneys fees, litigation expenses, costs and any other additional relief as the Court deems appropriate in connection with the federal law claims. In connection with the state law claims, the named plaintiff seeks compensatory damages, measured by the difference between the amounts required to be paid by the plaintiff and the other members of the class in their loan transactions and the amounts that they would have been required to pay had they been offered the lower finance charges for which they were qualified instead of the higher charges that were imposed on them, costs and any additional relief as the Court deems appropriate. AMC intends to vigorously defend this action and, on October 13, 1997, filed its answer to the complaint denying all allegations of illegal or improper activities. In the event AMC is not successful in defending this, or similar litigation which could be filed in the future, AMC's operations could be materially and adversely affected which, in turn, could materially and adversely affect the Company.

                                    BUSINESS

GENERAL


    The Company is a self-managed, self-administered REIT, which has been recently formed to invest in Mortgage Assets. AMC, an affiliate of the Company, will engage in Mortgage Banking and Loan Trading Operations that will consist of the origination, acquisition and servicing of Mortgage Assets. The Company's mortgage investment operations and AMC's mortgage banking operations will be complementary and allow for enhanced performance by both operations. For example, AMC's Mortgage Banking and Loan Trading Operations will identify, acquire or originate Mortgage Loans for the Company, providing it with a source of Owner-Financed Mortgage Loans and Seasoned Mortgage Loans that are not otherwise readily available to it in the broader secondary market. The Company's ownership position in AMC also results in greater total returns for the Company, given that it is entitled to 97% of the dividends paid by AMC. However, the primary objective of the Company's affiliation with AMC is to provide it with a source of Mortgage Assets and, pursuant to the Internal Revenue Code provisions relating to REITs, dividends distributed to the Company during any taxable year are limited to no more than 25% of the gross income of the Company. Similarly, AMC will benefit by being affiliated with a well-financed portfolio purchaser such as the Company that can provide it with credit support and an investor for its Mortgage Loans.


    The Company's principal objectives are (i) to provide investors with attractive returns on equity by purchasing Mortgage Assets for investment and leveraging available returns with short-term financings, and by hedging a significant portion of the interest rate risk associated with such financings through the use of interest rate caps, swaps and similar hedging instruments, and (ii) to identify market opportunities that allow the Company to acquire Mortgage Assets with attractive yields. The Company will also, to a lesser extent, benefit from the expansion of the mortgage origination, servicing and trading businesses of AMC.

    The Company, which will not control AMC, will receive dividends from AMC through the Operating Partnership; however, pursuant to the Internal Revenue Code provisions relating to REITs, the Company may not receive dividends in an amount exceeding 25% of the Company's gross income for any taxable year. See "Federal Income Tax Considerations--Requirement for Qualification--Income Test." At the end of each calendar quarter, the Company may own no more than 10% of AMC's voting securities and the value of the Company's ownership interest in AMC may not exceed 5% of the total value of the Company's assets.

BUSINESS STRATEGY

    The investment focus of the Company in Portfolio Operations will be complemented by the asset generating, operating, management and servicing capabilities of AMC. AMC is expected to provide the Company with the flexibility and infrastructure to create a mortgage investment vehicle that delivers attractive total returns to investors. Substantially all of the initial investments of the Company will be Agency Certificates which will allow the Company to deploy capital quickly, with expected returns on equity consistent with its principal objectives. Upon completion of the Offering, the Company intends to immediately begin acquiring Mortgage Loans through the Loan Trading Operations and Loan Origination Operations of AMC. The Company currently expects that the Mortgage Loans to be provided from AMC will be Owner-Financed Mortgage Loans and Seasoned Mortgage Loans and, in the event approved by the Board of Trustees, Non-Conforming Mortgage Loans; however, the Company's current business plan does not contemplate any significant acquisition of Non-Conforming Mortgage Loans.

    It is expected that approximately 95% of the net proceeds from the Offering will be used initially to purchase Agency Certificates and to pay related hedging costs for the Company's Portfolio Operations, and accordingly, the Company's Portfolio Operations will initially be comprised of Agency Certificates. Thereafter, it is anticipated that Mortgage Loans will constitute an increasing percentage of the Company's Mortgage Assets, but are expected to continue to constitute a minority percentage thereof for the forseeable future.

    AMC is expected to identify or directly acquire or originate Mortgage Loans for purchase by the Company. AMC's Loan Trading and Loan Origination capabilities complement the investment objectives of the Portfolio Operations by allowing the Company to diversify its Mortgage Loan investments and acquisition channels. The Company can also benefit from acquiring portions of pools of Mortgage Loans it might not otherwise be able to acquire on an attractive, risk adjusted basis due to AMC's ability to acquire entire pools of Mortgage Loans and then subsequently resell the portions that do not meet the Company's investment objectives. In addition, AMC has agreed to provide the Company with a right to purchase at fair market value, as determined in good faith by the Company and AMC, any Mortgage Assets owned by AMC; however, the Company may purchase Mortgage Loans from other third party sources.


    The Company will provide credit support and, through the Portfolio Operations, an investment capability which is expected to support and enhance the operations and profitability of the Loan Trading Operations of AMC by allowing it to acquire larger and more diverse Seasoned Mortgage Loan portfolios. Management also anticipates that the Company's credit support and investment capabilities will strengthen the Loan Origination Operations and improve profitability by allowing AMC to increase its production and diversify the types of Mortgage Loans it offers through its mortgage broker and retail networks.

    The Loan Servicing Operations allow AMC the flexibility to originate and purchase a diverse mix of Mortgage Loans and then to effectively service the Mortgage Loans for the Portfolio Operations.

    The structure of the Company as a REIT will create a "tax-advantaged mortgage investment operation" because the Operating Partnership is a pass-through entity (I.E., its partners take into account their respective shares of income and loss generated by the partnership) for federal tax purposes, and the Company, as a REIT, is not subject to entity level tax. Because the vast majority of the income generated by the three entities is expected to be provided by the Portfolio Operations operated at the "pass-through" (I.E., Operating Partnership) level, the Company can offer a more attractive investment vehicle when compared to fully taxable investment vehicles. AMC, however, is not a REIT and its net income will be subject to tax at the federal corporate income tax rate.

    The primary components of the Company's business objectives and strategy are summarized as follows:

    - Create a high-growth mortgage investment vehicle that delivers total returns to investors.

    - Structure a tax-advantaged mortgage investment operation by using a REIT structure.

    - Capitalize upon the capabilities of an experienced management team and maintain a focus on selected assets types and the financing and hedging strategies with which management has substantial expertise.

    - Increase returns on equity through an appropriate use of leverage for each asset group, while employing hedging strategies designed to manage the associated interest rate risk.

    - Utilize AMC's Mortgage Banking and Loan Trading Operations as the source of Mortgage Loans for the Company.

    - Employ increased capital to expand the Mortgage Banking and Loan Trading Operations to generate dividend income to the Company from AMC's net income.

    - Diversify the Company's asset base and asset acquisition sources.

MANAGEMENT

    The Company's senior management team includes five members and is headed by James E. Day and Patrick A. Walden, each of whom serves as Managing Director and Co-Chairman of the Board of Trustees of the Company. Although none of its members has experience operating a REIT or a publicly held company, the Company's senior management team has experience in acquiring and managing a broad range of Mortgage Assets for investment and trading, managing credit risk and utilizing hedging techniques to manage interest rate risk in a variety of interest rate environments. The members of the Company's senior management team have served in various executive management positions in the thrift, mortgage banking and banking industries and have between 13 and 29 years of experience. Except for Mr. Walden's experience as a principal of AMC, management's prior experience was gained in positions as officers with AMC and with institutions that were controlled by persons other than the members of the Company's management team.

PORTFOLIO OPERATIONS

    GENERAL

    The Company's Portfolio Operations will consist of the acquisition of Mortgage Assets for long-term investment. It is expected that these Mortgage Assets will be principally fixed rate Mortgage Loans and Agency Certificates backed by fixed rate single family mortgage loans. Cash flow from the Portfolio Operations will be generated from the difference between (i) the interest income received by the Company on the Agency Certificates and other Mortgage Assets acquired and held in its portfolio and (ii) the net interest paid by the Company, on borrowings used to purchase Agency Certificates and other Mortgage Assets, net of associated hedging costs and losses due to defaults on Mortgage Assets where applicable. Mortgage Asset investments will be financed with a portion of the Company's capital, as well as with borrowings provided through reverse repurchase and dollar reverse repurchase agreements and bank warehouse financings.

    AGENCY CERTIFICATES

    Initially, the Company anticipates that over 95% of its investments in Mortgage Assets will be comprised of Agency Certificates primarily issued by GNMA, and to a lesser extent FNMA and FHLMC. The Agency Certificates to be acquired by the Company generally will represent interests in fixed-rate mortgage loans secured primarily by first priority liens on single-family (one-to-four units) residential properties. The Company also may invest in Agency Certificates that represent interests in adjustable rate Mortgage Loans ("ARMs") secured by liens on single-family residential properties or Agency Certificates representing interests in Mortgage Loans secured by liens on other types of properties and second priority liens on residential properties. The Company expects that GNMA Certificates will comprise a substantial majority of its Agency Certificate investments.

    GNMA CERTIFICATES. GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development ("HUD").
Section 306(g) of Title III of the National Housing Act of 1934, as amended (the "Housing Act"), authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates that represent a pool of mortgage loans insured by the FHA under the Housing Act or Title V of the Housing Act of 1949, or partially guaranteed by the VA under the IRS's Readjustment Act of 1944, as amended, or Chapter 37 of Title 38, United States Code and other loans eligible for inclusion in mortgage pools underlying GNMA Certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection." To meet its obligations under its guaranties, GNMA is authorized under Section 306(d) of the Housing Act, to borrow from the United States Treasury with no limitation as to amount. An opinion, dated December 1, 1969, of an Assistant Attorney General of the United States provides that such guarantees under Section 306(g) of GNMA Certificates of the type that may be purchased or received in exchange by the Company are authorized to be made by GNMA and "would constitute general obligations of the United States backed by its full faith and credit."

    It is expected that substantially all of the GNMA Certificates to be acquired by the Company will be recently issued and backed by pools of fixed rate residential Mortgage Loans. To the extent deemed appropriate by management, the Company may acquire GNMA Certificates backed by pools of ARM's.

    FNMA CERTIFICATES. FNMA is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act (12 U.S.C. Section 1716 et. seq.). FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA Certificate that it will distribute amounts representing scheduled principal and interest (at the rate provided by the FNMA Certificate) on the mortgage loans in the pool underlying the FNMA Certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy such obligations, distributions to holders of FNMA Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, monthly distributions to holders of FNMA Certificates would be affected by delinquent payments and defaults on such mortgage loans.

    It is expected that any FNMA Certificates to be acquired by the Company will be backed by pools of single-family residential mortgage loans. The original terms to maturity of the underlying mortgage loans generally will not exceed 40 years. The Company expects to invest primarily in FNMA Certificates that pay interest at a fixed rate, although FNMA Certificates backed by ARMs also may be purchased.

    FHLMC CERTIFICATES. FHLMC is a privately-owned government-sponsored enterprise created pursuant to an Act of Congress (Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. Sections 1451-1459), on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of conventional conforming mortgage loans or participation interests therein and the resale of the loans and participations so purchased in the form of guaranteed mortgage securities. FHLMC guarantees to each holder of FHLMC Certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the related mortgage loans, but does not guarantee the timely payment of scheduled principal of the underlying mortgage loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy such obligations, distributions to holders of FHLMC Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, monthly distributions to holders of FHLMC Certificates would be affected by delinquent payments and defaults on such mortgage loans.

    It is expected that any FHLMC Certificates to be acquired by the Company will be backed by pools of single-family residential mortgage loans. Such underlying mortgage loans generally will have original terms to maturity of up to 40 years. FHLMC Certificates may be issued under Cash Programs (comprised of mortgage loans purchased from a number of sellers) or Guarantor Programs (comprised of mortgage loans purchased from one seller in exchange for participation certificates representing interests in the Mortgage Loans purchased). Any FHLMC Certificates to be acquired by the Company generally will pay interest at a fixed rate, although FHLMC Certificates backed by ARMs also may be purchased.

    MORTGAGE LOAN INVESTMENTS

    The Company also plans to acquire from AMC through its network of mortgage brokers and the holders of such loans, Owner-Financed Mortgage Loans and Seasoned Mortgage Loans. Initially, the Company anticipates that Mortgage Loans will represent less than 5% of the total value of the Portfolio Operations; however, as the Company matures it is anticipated that the value of the Mortgage Loans as a percentage of the Portfolio Operations will increase.

    Owner-Financed Mortgage Loans are generally sold on a loan-by-loan basis by individual brokers with the pricing of each loan individually negotiated. This results in a secondary market for such loans that is private and relatively inefficient when compared with the market for Conforming Mortgage Loans. In addition, the documentation and underwriting of such loans typically do not meet the standards of the established secondary mortgage market. These market and loan characteristics tend to limit the number of institutional buyers actively participating in this market, resulting in non-competitive pricing for this type of Mortgage Loan. By taking advantage of this market inefficiency and non-competitive pricing, the Company believes that it can acquire Owner-Financed Mortgage Loans at a discount to their potential market value had such loans been originated and serviced by a financial institution, and included in a homogeneous pool as part of a the traditional secondary market. The Loan Trading Operation of AMC has both the experience and market presence to effectively acquire Owner-Financed Mortgage Loans. By correcting deficiencies in collateral documentation, if any, providing experienced loan servicing, using a consistent approach to evaluating and re-underwriting and consolidating such mortgage loans into pools suitable for the broader secondary market, the Company expects that AMC has both the experience and operating capabilities to increase the market value of the Owner-Financed Mortgage Loans acquired by the Company.

    Seasoned Mortgage Loans are generally offered on a pool rather than on a loan-by-loan basis by thrifts, banks, insurance companies and other financial institutions. Often the pools of Seasoned Mortgage Loans are unable to be sold in traditional secondary mortgage markets due to the limited size of a pool or because the Mortgage Loans within a pool differ from one another in certain respects including documentation quality, underwriting standards, loan-to-value ratio, loan type, property type or payment history. Similar to Owner-Financed Mortgage Loans, the Company anticipates that it can acquire Seasoned Mortgage Loans at a discount to their potential market value had such loans been included in a homogeneous pool in a traditional secondary market. Management believes it can enhance the value of such Mortgage Loans by engaging AMC to correct deficiencies, if any, through its Loan Origination and Loan Servicing Operations, if necessary, and pooling them by similar attributes whereby the Company may either hold such pools for investment or sell such pools in the established secondary mortgage market to government sponsored agencies or nationwide mortgage conduits.

    The discounts created by such market inefficiencies for both Owner-Financed Mortgage Loans and Seasoned Mortgage Loans will allow the Company to realize higher yields and higher total returns than it could achieve by purchasing Conforming Mortgage Loans or similar mortgage loans in the broader secondary market. The Mortgage Loans targeted for acquisition by the Company may have greater risk of default than Conforming Mortgage Loans. For example, Owner-Financed Mortgage Loans are originated by the seller in connection with the sale of real estate and the Company is not expecting to obtain borrower applications, complete appraisals of the underlying property or verify income or employment and may not perform other investigations into the credit quality of the borrower. Seasoned Mortgage Loans and Owner-Financed Mortgage Loans generally will not contain the documentation which would be typical for a mortgage loan originated in accordance with FNMA, FHLMC or GNMA guidelines. In the event that such Mortgage Loan files contain any borrower information or appraisals on the underlying properties, such information may be outdated. In connection with proposed acquisitions, it is unlikely that the Company will obtain additional or updated credit information concerning the borrowers and current appraisals may be limited to drive-by appraisals in which the appraiser does not have access to the interior of the property.

    OTHER MORTGAGE ASSETS

    Subject to the approval of the Board of Trustees and consistent with its investment guidelines and REIT status, the Company may invest in other Mortgage Assets. Such other Mortgage Assets may include, among other things, Non-Conforming Mortgage Loans, larger commercial Mortgage Loans, mortgage derivative securities, such as interest only and principal only securities, mortgage-backed securities that represent subordinated interests in pools of Mortgage Loans, whole-loan participations and collateralized mortgage obligations, in each case, as the Board of Trustees deems appropriate. The Company's current business plan does not contemplate any significant acquisition of such investments.

    The underwriting standards with respect to Non-Conforming Mortgage Loans are expected to be, under certain circumstances, less stringent than the standards required for Conforming Mortgage Loans. For example, Non-Conforming Mortgage Loans may allow for a greater loan amount, have higher loan-to-value ratios, require less documentation, have more lenient credit standards, include properties other than owner-occupied, or allow for borrowers with bankruptcies or limited credit histories. In addition, if the Company chooses in the future to invest in subprime mortgage loans, it will face a greater risk of default associated with borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than borrowers of Conforming Mortgage Loans. To the extent there are any losses on such Mortgage Loans, the net interest income would be reduced.

    AFFILIATE PURCHASES POLICY

    The Company expects that substantially all of its Mortgage Assets will be acquired either directly from AMC or indirectly from sources identified by AMC. The Company's Board of Trustees has adopted a policy pursuant to which certain purchases of Mortgage Assets directly from AMC must be approved by the Independent Trustees. In deciding whether to approve such a transaction, the Independent Trustees will consider whether the terms and conditions of such transaction are no less favorable than the Company would obtain in arms length negotiations with an unrelated similarly situated party.

    FINANCING STRATEGIES

    The Company intends to employ a leveraging strategy to increase its investment assets by borrowing against existing Mortgage Assets and using the proceeds to acquire additional Mortgage Assets. By leveraging its Mortgage Asset investments in this manner, the Company expects initially that approximately 85% of the Company's total Mortgage Assets may be financed with borrowed funds. The Company set this level of borrowing to provide it with a reasonable capital base as a hedge against interest rate environments in which the Company's net borrowing costs, net of associated hedging costs and credit losses, might exceed its interest income from Mortgage Assets. These conditions could occur when the weighted interest rate of the Company's variable rate borrowings exceeds the weighted interest rate of the Company's Mortgage Assets. See "Risk Factors--Substantial Leverage and Potential Net Interest and Operating Losses in Connection with Borrowings." The Company intends to enter into the collateralized borrowings described herein only with institutions that meet the credit standards approved by the Company's Board of Trustees.

    The Company's Mortgage Asset acquisitions will be financed primarily at short-term borrowing rates through reverse repurchase agreements and, to a lesser extent, dollar reverse repurchase agreements, bank warehouse financing and borrowings under lines of credit and other collateralized financings which the Company may establish with approved institutional lenders. It is expected that reverse repurchase agreements and, to a lesser extent, dollar reverse repurchase agreements will be the principal financing devices utilized by the Company to leverage its portfolio of Mortgage Assets. The Company anticipates that upon repayment of each reverse repurchase agreement or dollar reverse repurchase agreement, the underlying collateral normally will be pledged immediately to secure a new reverse repurchase agreement or will be sold pursuant to a new dollar reverse repurchase agreement.

    A reverse repurchase agreement, although structured as a sale and repurchase obligation, is treated as a financing transaction for tax and GAAP purposes, pursuant to which the Company will pledge the Mortgage Assets it purchases as collateral to secure a short-term loan. Generally, the other party to the agreement will make the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of a reverse repurchase agreement, the Company will be required to repay the loan and correspondingly receives back its collateral. The Company will continue to receive the principal and interest paid on the Mortgage Assets while pledged. The Company intends to enter into reverse repurchase agreements primarily with national broker/dealers, commercial banks and other lenders which typically offer such financing. The Company believes that the firms selected to provide such financing will be financially sound institutions meeting the Company's approved credit standards.

    Similar to a reverse repurchase agreement as a method of financing Mortgage Assets, a dollar reverse repurchase agreement is a transaction in which the Company will sell mortgage securities for delivery on a specified future date and simultaneously contracts to repurchase the same or substantially the same type of security on a specified future date. During the roll period, the Company will forgo the principal and interest payments on the security. The Company, however, will be compensated by the interest earned on the cash proceeds of the initial sale and by the typically lower repurchase price of the security at the future date. Because such an agreement will provide funds to the Company for the period of the agreement, its value can be expressed in terms of an "implied financing rate." This method of financing is favorable to the Company when the repurchase price is low enough in comparison to the initial sale price so that the implied financing rate is below other alternative short-term borrowing rates (e.g., the rate for reverse repurchase agreements or other short-term borrowings). Because dollar reverse repurchase agreements generally are treated as sales and repurchases, rather than as borrowings, for federal income tax purposes, the Company's ability to enter into dollar reverse repurchase agreements may be limited in order to enable the Company to satisfy the 75% asset test. In addition, the Company's ability to enter into dollar reverse repurchase agreements may be limited in order to avoid being treated as an investment company for purposes of the Investment Company Act. See "Federal Income Tax Considerations--Requirements for Qualification--Asset Tests" and "--Taxation of AMC" and "Risk Factors--Impact of Investment Company Act."

    The Company expects generally to maintain a ratio of its total book capital base (book value of capital accounts, retained earnings and subordinated debt deemed by management to qualify as capital for this purpose, taking into account valuation adjustments) to book value of total assets of between 10% and 20%, although the percentage may vary from time to time depending upon market conditions and other factors deemed relevant by management and as approved by the Board of Trustees. However, the Company is not limited under its Bylaws in respect of the amount of its borrowings, whether secured or unsecured, and the aggregate percentage of total equity capital could at times be lower than 10%. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. In addition, through increases in collateralization requirements, decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage necessary to optimize the returns on its portfolio, which may adversely affect the Company's operating results.

    HEDGING

    The Company intends to enter into hedging transactions against the variable-rate indebtedness incurred by the Company to finance its acquisition of Mortgage Assets to provide protection from interest rate fluctuations or other market movements. The Company does not intend to hedge for speculative purposes. With respect to indebtedness, hedging can be used to limit, fix, or cap the interest rate on variable interest rate indebtedness. The Company also intends to utilize asset-liability management techniques to mitigate the effects of interest rate fluctuations on its interest income.

    The Company's hedging activities may include interest rate swaps, the purchase of interest rate caps or floors (or options to purchase such instruments), futures contracts, and the purchase of REMIC interests ("Mortgage Derivative Securities"). The Company intends to hedge against interest rate increases primarily by purchasing Qualified Hedges. A "Qualified Hedge" for this purpose is a bona fide interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument entered into by the Company to hedge any variable rate indebtedness that the Company incurs to acquire or carry assets that are "real estate assets" for purposes of Code section 856(c)(6). Income and gain from Qualified Hedges are qualifying income for purposes of the 95%, but not the 75% gross income test. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

    In a typical interest rate cap (or floor) agreement, the cap (or floor) purchaser makes an initial lump sum cash payment to the cap (or floor) seller in exchange for the seller's promise to make cash payments to the purchaser on fixed dates during the contract term if prevailing interest rates exceed (or are less than) the rate specified in the contract. Financial futures contracts typically involve such instruments as Treasury Bills or Eurodollar contracts. A futures contract creates the obligation to receive or deliver a specific financial instrument at a specified future date and price or pay the cash settlement price with respect to those instruments which are settled in cash. Options on financial futures contracts are similar to options on securities except that a futures option gives the purchaser the right, in return for the premium paid, to assume a position in a futures contract and obligates the seller to deliver that position. Financial futures contracts and options on financial futures contracts are classified as "commodities" under the U.S. Commodity Exchange Act and may also be classified as "securities" for securities law purposes. The Company does not intend to invest in any other types of commodities and will not engage in commodities trading. The Company will not invest in futures contracts, options on futures contracts or options on commodities unless the Company is exempt from the registration requirements of the Commodities Exchange Act or otherwise complies with the provisions of that Act. The purchase of Mortgage Derivative Securities can be an effective hedging strategy in certain situations, as these investments tend to increase in value and their yields tend to increase as interest rates rise. The Company intends to limit its purchases of Mortgage Derivative Securities to those investments qualifying as real estate assets. Income from such investments generally is qualifying income for purposes of the 95% and 75% gross income tests. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

    These hedging transactions are designed to preserve the value of the Company's portfolio in changing interest rate environments. However, no hedging strategy can completely insulate the Company from such risks. The Company intends to carefully monitor and may have to limit its hedging strategies to assure that it does not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets, which could result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was due to reasonable cause. See "Federal Income Tax Considerations--Requirements for Qualification Income Tests."

    In addition, hedging involves transaction costs, and such costs increase dramatically as the period covered by the hedging protection increases. Therefore, the Company may be prevented from effectively hedging its variable-rate indebtedness incurred to acquire Mortgage Assets. Certain losses incurred in connection with hedging activities may be capital losses that would not be deductible to offset ordinary REIT income. In such a situation, the Company would have incurred an economic loss of capital that would not be deductible to offset the ordinary income from which dividends must be paid. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

    The Company also intends to manage its assets and liabilities in a manner designed to mitigate the effects of interest rate fluctuations on its interest income from Mortgage Assets. For example, the Company may acquire principal-only mortgage related securities as a means of mitigating the effects of Mortgage Loan prepayments, which generally increase during periods of declining interest rates.

    In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

MORTGAGE BANKING AND LOAN TRADING OPERATIONS

    BUSINESS

    AMC is a full-service mortgage banking firm that was formed in 1981. AMC's three primary businesses are its (i) Loan Trading Operations, (ii) Loan Origination Operations, and (iii) Loan Servicing Operations. AMC historically has focused its origination, investment, trading and servicing operations on the residential mortgage loan market.

    LOAN TRADING OPERATIONS. In 1993, AMC established its Loan Trading Operations. To date, such operations have focused on acquiring, for trade and investment, Seasoned Mortgage Loans and participations in residential Seasoned Mortgage Loans. Since inception, AMC has traded mortgage loans and participations with a principal amount in excess of $120.0 million. AMC has recently expanded its acquisition of Owner-Financed Mortgage Loans.

    AMC generally acquires Seasoned Mortgage Loans in bulk or in portfolio sales. The majority of AMC's Seasoned Mortgage Loan acquisitions are secured by first priority liens on one-to-four unit single family residential properties with values at origination of less than $250,000. A portfolio typically includes both fixed and adjustable rate mortgage loans, but with a strong concentration of fixed rate loans. Seasoned Mortgage Loan portfolios are purchased from various sellers who, in some cases, have originated the loans; but in many cases such sellers have acquired the loan portfolios in bulk purchases or as the result of company acquisitions or mergers.

    Typically a seller offers a Seasoned Mortgage Loan portfolio for sale in order to provide liquidity, to meet regulatory requirements, to liquidate assets, to restructure its portfolio, or for other business reasons. AMC actively solicits brokers and lenders for Seasoned Mortgage Loans, and over the years has built relationships with several brokers and lenders who provide a regular flow of potential acquisitions to the Loan Trading Operations. AMC generates other potential acquisitions of Seasoned Mortgage Loans from investor contact through its Servicing Operations or through its direct marketing operations that contact lending institutions located throughout the United States.

    AMC considers several factors in evaluating and pricing mortgage loans and performs comprehensive due diligence on each mortgage loan portfolio that it purchases. These procedures consist of reviewing and analyzing all, or in cases of larger portfolios a representative sample, of the mortgage loans in the portfolio and are typically performed by AMC employees. The underwriter takes into account many factors in analyzing the mortgage loans in the subject portfolio, including the general economic conditions in the geographic area or areas in which the underlying properties are situated, the original loan-to-value ratios, the payment histories of the borrowers, and other pertinent statistics. In addition, the underwriter attempts to verify the extent to which the mortgage loan documentation conforms to the standards for loan documentation set by FNMA and FHLMC. In cases where a significant portion of the portfolio mortgage loan contains non-conforming documentation, AMC assesses the additional risk involved in purchasing such Mortgage Loans. Once the underwriting and due diligence process is complete, AMC determines whether the Mortgage Loan portfolio meets its acquisition criteria and, if it does, the range of appropriate pricing.

    In many cases, the Seasoned Mortgage Loan portfolios that AMC acquires are purchased at a discount to the outstanding principal balance thereof. In a typical portfolio, most of the mortgage loans are performing, with the majority being of Conforming Mortgage Loan quality. Some mortgage loans may have had payment problems and/or document deficiencies in the past. Document deficiencies are identified in the due diligence process and, to the extent practical, are cured by AMC prior to reselling the loans. Ineffective servicing or several servicing transfers of the loans over a short period of time may result in payment deficiencies. Because many considerations may impact pricing or yield, each mortgage loan package evaluated is priced based on the specific underlying loan characteristics.

    Owner-Financed Mortgage Loans represent obligations of a purchaser of real estate and are created by the seller thereof to finance the purchaser's acquisition. The substantial majority of Owner-Financed Mortgage Loans are first lien priority, fixed rate and fully amortizing. These Owner-Financed Mortgage Loans are secured by residential, multi-family, commercial and retail property as well as unimproved land. It is expected that the majority of the Owner-Financed Mortgage Loans AMC will identify or acquire will be secured by residential real estate. Owner-Financed Mortgage Loans are generally purchased at a discount from their outstanding balance to achieve a desired yield to maturity. A purchaser may acquire the entire Owner-Financed Mortgage Loan, or instead may acquire a partial stream of the remaining payments where the seller's right to the unsold portion of the Owner-Financed Mortgage Loan balance is subordinate to the stream of payments purchased.

    Due to the non-uniform characteristics applicable to the Owner-Financed Mortgage Loans, the secondary market for such Mortgage Loans is largely private in nature with only a few major participants. As a consequence, there is no widely accepted information or data base on the total size of the market for any specific period or the aggregate number of Owner-Financed Mortgage Loans available for sale at any time. The Company believes that the current management team has developed a sufficient network of sources of Owner-Financed Mortgage Loans to successfully implement its business strategy relating to Owner-Financed Mortgage Loans.

    AMC intends to acquire Owner-Financed Mortgage Loans through a multi-channel acquisition program which will be conducted on a nationwide basis and primarily focused on acquisitions from independent mortgage brokers, that currently are the predominant source of Owner-Financed Mortgage Loans. This source of Owner-Financed Mortgage Loans will be identified from AMC's existing database of such mortgage brokers, or solicited through advertisements in trade publications, or from attendance at trade shows. AMC also will utilize its wholesale Loan Origination Operations network of over 800 approved mortgage brokers to solicit for Owner-Financed Mortgage Loans. AMC also may acquire directly from sellers of property, or through contacts with developers, accountants, probate attorneys, bank trust officers and others. AMC believes its efficient underwriting guidelines and the ability to close transactions in a timely manner will allow it to effectively acquire Owner-Financed Mortgage Loans.

    Because Owner-Financed Mortgage Loans are originated by the seller of a property, they typically are subject to terms and conditions negotiated to satisfy the unique needs of a particular private transaction and the particular requirements of the buyer and seller. Therefore, the re-underwriting of these loans requires careful evaluation of the related loan documentation and terms. AMC's acquisition of Owner-Financed Mortgage Loans is distinguishable from the origination or acquisition of Conforming Mortgage Loans which involves standardized documentation and terms, substantial contact by lenders with each borrower and the ability to perform extensive property evaluation prior to granting a loan.

    Once AMC identifies an Owner-Financed Mortgage Loan through its marketing channels, it gives the information to one of AMC's contract buyers. The contract buyer makes an initial evaluation of the Owner-Financed Mortgage Loan's characteristics to verify that it satisfies the requirements for the particular type of submission and submits it to its underwriting department. The underwriters evaluate the available information concerning the Owner-Financed Mortgage Loans including proposed loan amount to collateral value, the property type, the proposed discount factor, the payor's credit and payment history, the interest rate, the demographics of the region where the collateral is located, and the potential for environmental risks. Currently, the ratio of the total investment in an Owner-Financed Mortgage Loan compared to the value of the property which collateralized the Owner-Financed Mortgage Loan generally will not exceed 70% to 80% on Owner-Financed Mortgage Loans collateralized by single family residences; 30% to 70% on Owner-Financed Mortgage Loan's collateralized by other types of improved property such as commercial property; and 55% on unimproved land. AMC's underwriting guidelines with respect to Owner-Financed Mortgage Loans are necessarily flexible in nature. Given the unique nature of each transaction involving an Owner-Financed Mortgage Loan, it is impracticable for AMC to set specific limits for any particular loan or property characteristic. For example, AMC may accept an Owner-Financed Mortgage Loan with a relatively low interest rate if the borrower has an outstanding payment history or low loan-to-value ratio.

    Based upon AMC's underwriting guidelines, the underwriters may approve the acquisition or change the terms of the acquisition, such as limiting the acquisition to a partial purchase in order to decrease its total investment risk and improve the related collateral ratio. Once the Owner-Financed Mortgage Loan is approved in principle, a current market valuation of the collateral is determined. These valuations generally consist of (i) an appraisal by an approved licensed appraiser or brokers price opinion, or (ii) review of the county tax property value assessment records or (iii) a review of comparable sales data in the area. When traditional appraisals are obtained, they are generally based on a drive-by inspection of the collateral and comparative sales analysis. The appraiser generally does not have access to the property for an interior inspection.

    The approved Owner-Financed Mortgage Loan is provided to AMC's closing department where the property title is evaluated and the legal documents and the valuation of collateral are reviewed. Upon completion of the underwriting process and review, appropriate closing and transfer documents are executed by the seller and/or mortgage broker, transfer documents are recorded, and the transaction is closed.

    LOAN ORIGINATION OPERATIONS. AMC commenced its Loan Origination Operations in 1993. AMC originates loans on both the wholesale and retail level. AMC's wholesale Loan Origination Operations are conducted in over 22 states through a network of over 800 approved mortgage brokers who provide Conforming and Non-Conforming Mortgage Loans to AMC for sale to permanent investors, who generally service the loans. Since January 1, 1996, AMC has funded loans from over 300 of such mortgage brokers. AMC also originates primarily Conforming Mortgage Loans through a network of six retail sales offices throughout Texas for sale to permanent investors, who generally service the loans. Retail Mortgage Loans historically have accounted for approximately 15% of AMC's total loan production. The majority of the Mortgage Loans originated by AMC will be Conforming Mortgage Loans, although AMC recently has begun to originate Non-Conforming Mortgage Loans including Mortgage Loans to Borrowers with impaired or subprime credit characteristics.

    Conforming Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either FHLMC or FNMA. AMC also may originate or acquire FHA Loans or VA Loans, which qualify for inclusion in a pool of Mortgage Loans guaranteed by GNMA. Under current regulations, the maximum principal balance allowed on conforming Mortgage Loans ranges from $214,600 for one-unit to $397,800 for four-unit residential loans. Nonconforming Mortgage Loans are single or multi-family Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC.

    Non-Conforming Mortgage Loans are primarily originated through AMC's wholesale operations. Historically, AMC originated Non-Conforming Mortgage Loans to credit-worthy borrowers that did not meet the qualifications necessary for classification as a Conforming Loan, for reasons such as loan size, limited employment history or self employment, property status (i.e., vacation home) and limited or no-documentation programs. The specific criteria for each type of Non-Conforming Mortgage Loans are dictated by the institutional purchaser that has committed to purchase such loan.

    AMC has recently begun to originate subprime mortgage loans for borrowers with impaired credit risk characteristics for sale to institutional purchasers, including a national mortgage conduit specializing in the purchase of "subprime" mortgage loans. For example, AMC's primary investor uses a five rating classification system. Loan applications received from potential borrowers are classified according to certain characteristics, including, but not limited to, the condition of the underlying property, credit history of the applicant, ability to pay, loan-to-value ratio and general stability of the applicant in terms of employment history and time in residence in accordance with the underwriting standards established by the investor. Each loan is placed into one of five rating categories, each denominated by a letter: "A-1," "A-2," "B," "C" or "D". The classification grades denote the relative status of an applicant as a subprime borrowing candidate in accordance with such criteria; accordingly an "A-1" or "A-2" classification does not mean that the applicant is a candidate for a Conforming Mortgage Loan. Terms of loans, as well as maximum loan-to-value ratios and debt-to-income ratios, vary depending on the applicant's classification. Loan applicants with less favorable credit classifications are generally offered loans with higher interest rates and lower loan-to-value ratios than applicants with more favorable credit classifications.

    Although the Company has a right of first offer to purchase any Mortgage Assets originated or acquired by AMC, the Company's current business plan does not contemplate any significant acquisition of Conforming Mortgage Loans or Non-Conforming Mortgage Loans. Therefore, AMC is expected to continue to sell such Conforming Mortgage Loans and Non-Conforming Mortgage Loans originated by it to third parties. Prior to originating or purchasing mortgage loans, AMC obtains a purchase commitment from an institutional purchaser. AMC generally delivers loans and receives payments for the loans shortly after funding. AMC currently sells most of its mortgage loans to national mortgage banks such as Norwest Mortgage, Inc. The presence of the Company, as an additional well-financed investor for a portion of AMC's Mortgage Loan originations, may enable AMC to increase its mortgage loan production and to achieve certain operating efficiencies. For the year ended December 31, 1996, AMC funded mortgage loans in an aggregate principal amount of $413 million.


    LOAN SERVICING OPERATIONS. Upon acquisition by Liberty Resources, Inc. in 1990, AMC's primary business was its Loan Servicing Operations, which consisted of the acquisition of servicing portfolios from the Resolution Trust Corporation. By 1995, AMC was servicing over 13,000 loans with an aggregate unpaid principal balance of approximately $430 million. In 1996, AMC sold a substantial portion of its servicing portfolio because of the premium valuations being placed on servicing portfolios and AMC's desire to focus its investment activities on loan production and trading. Currently, AMC's servicing operations are utilized primarily as support for its production and investment operations and the Company's business plan currently does not contemplate that income from the Loan Servicing Operations will be material to the overall net income of the Company. While the Company believes that the current returns on newly-originated servicing are not attractive, AMC may in the future selectively invest in servicing portfolios where management believes that the returns are consistent with AMC's and the Company's operating policies and strategies, which require that any such investment provide more superior returns than may be achieved from alternative mortgage related investments available from time to time. Any such decision will be made by the board of directors of AMC.


    At September 30, 1997, AMC serviced approximately 4,800 mortgage loans with an aggregate principal balance of approximately $167 million, which included approximately 1,300 mortgage loans with an aggregate principal balance of $17 million for its own account. The mortgage loans that AMC services for investors are secured by single family residences located primarily in Texas, Oklahoma and Louisiana. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of default than other comparable mortgage loans in the event of adverse economic, political or business developments and natural hazard risks that may affect such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying mortgages loans.

    Servicing mortgage loans involves an agreement with the owner of a mortgage loan, the investor, to receive a fee for processing and administering loan payments. This processing involves collecting monthly mortgage payments on behalf of investors, reporting information to those investors on a monthly basis, and maintaining custodial escrow accounts for the payment of principal and interest to investors and property taxes and insurance premiums on behalf of borrowers. Servicing mortgage loans also involves foreclosure or workouts with the borrower on behalf of investors for defaulted loans.

    As compensation for its mortgage servicing activities, AMC receives servicing fees, typically ranging from 0.25% to 0.75% per annum of the loan balances serviced, plus any late charges collected from delinquent borrowers and other fees incidental to the services provided. In the event of a default in payment by the borrower, AMC receives no servicing fees until the default is cured.

    Mortgage loan servicing is provided on a nonrecourse or recourse basis. To the extent that servicing is done on a recourse basis, the servicer is exposed to credit risk with respect to the underlying loan in the event of default. AMC's policy is to accept only a limited number of servicing assets on a recourse basis and currently has virtually no recourse servicing. Additionally, many of the nonrecourse mortgage servicing contracts owned by AMC require it to advance all or part of the scheduled payments to the related investor in the event of a default in payment by the borrower. Certain investors also require AMC to advance insurance premiums and tax payments on a scheduled basis out of its own funds. AMC, therefore, bears the funding costs associated with making such advances. If the delinquent mortgage loan does not become current, these advances are typically not recovered until foreclosure or final liquidation of the mortgage loan. Under certain mortgage loan guarantee programs, such as FHA and VA, such advances may not be recovered and may result in losses to AMC.

    Mortgage servicing rights represent a contract right to service a mortgage loan and not a beneficial ownership interest in such mortgage loan. Servicing rights are generally terminable at the option of the investor and failure to service the loans in accordance with contract requirements may lead to the termination of the servicing rights and the loss of future servicing fees in addition to any other liability that may result from such failure. To date, AMC's mortgage servicing rights have not been terminated by any related investor due to any failure by AMC to service the loans in accordance with its contractual obligations.

    AMC utilizes an internal data processing system licensed by FICS, one of the most widely used personal computer based mortgage banking servicing systems in the United States, to administer its servicing portfolio. Management believes that this system provides AMC with sufficient capacity to support expansion of its residential mortgage loans servicing portfolio to 50,000 loans, which is substantially in excess of AMC's current mortgage loan servicing portfolio of approximately 4,800 loans as of September 30, 1997.

    EMPLOYEES

    AMC currently has 130 employees and believes that its relationships with its employees are good. AMC is not a party to any collective bargaining agreement. It is expected that a majority of the employees of AMC will also be employees of the Company.

    FACILITIES

    The Company's executive offices and administrative facilities are located within AMC's 22,500 square feet of office space in Houston, Texas. The Company subleases its facilities from AMC pursuant to a Sublease Agreement expiring in February 1998. The aggregate monthly rental of the facility is $13,074. AMC conducts its servicing operations in Oklahoma City, Oklahoma, subleasing a 7,427 square feet facility for a base rent of $5,106 pursuant to a Sublease Agreement expiring November 30, 1998. AMC's retail operations are located in six branch offices throughout Texas with lease expiration terms ranging from November 25, 1997 to January 31, 2000, and one lease with a month to month renewal option. The aggregate base rent under such leases is $9,103 per month. Finally, AMC conducts its wholesale operations from six branch offices located throughout the United States with an aggregate monthly rent of $7,556. Management believes that the terms of the sublease are as least as favorable as could have been obtained from an unaffiliated third party. Management believes that these facilities are adequate for the Company's and AMC's foreseeable needs, and that alternate space at comparable rental rates is available, if necessary.

EFFECTS OF INTEREST RATE FLUCTUATIONS

    The Company expects that a substantial portion of its Mortgage Assets will bear fixed interest or pass-through rates, and substantially all of the Company's borrowings will bear interest at short-term rates and will have maturities of less than one year. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Rising short-term rates will increase the costs of borrowings by the Company which will be utilized to fund the Mortgage Assets and the Company's net interest income may be reduced or a net loss may result. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets or net interest income. Falling interest rates can be expected to cause increases in prepayment rates on the Mortgage Assets which may result in a decrease in net interest income. See "Risk Factors--Changes in Anticipated Prepayment Rates May Adversely Affect Net Interest Income."

COMPETITIVE CONDITIONS IN THE MORTGAGE INDUSTRY

    The Company and AMC currently, and will in the future, encounter competition, primarily from commercial banks, savings and loans, other independent mortgage lenders and certain other mortgage REITs. With respect to the acquisition of Owner-Financed Mortgage Loans and Seasoned Mortgage Loans, the markets are fragmented with no recognizable dominant players. To the extent well financed players enter and create a more efficient market, however, AMC may be at a competitive disadvantage. The entrance of these competitors into AMC's market could have a material adverse effect upon the Company's results of operations and financial condition.

    With respect to the acquisition of Non-Conforming Mortgage Loans, AMC will face a highly competitive market with many dominant well financed participants. The existence of these dominant competitors also could have a material adverse effect upon the Company's results of operations and financial condition.

    As AMC expands into additional geographic markets and expands its product offering, it will face competition with respect to the acquisition of Mortgage Loans from lenders with established positions in these locations and with significant experience with such products. Competition can take place on various levels, including convenience in obtaining a loan, service, marketing, origination channels and pricing. In addition, increased competition may also increase the demand for AMC's experienced personnel and the potential that such personnel will leave AMC for its competitors. There can be no assurance that AMC will be able to compete successfully in this market environment and any failure in this regard could have a material effect on the Company's results of operations and financial condition.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Trustees, Trustee nominees and executive officers of the Company immediately after the closing of the Offering:

        NAME               AGE                               POSITION
---------------------      ---      -----------------------------------------------------------
James E. Day                   41   Managing Director, Co-Chairman of the Board of Trustees
                                    (Term will expire in 2000)
Patrick A. Walden              43   Managing Director, Co-Chairman of the Board of Trustees
                                    (Term will expire in 2000)
Dale M. Hanson*                55   Independent Trustee (Term will expire in 1999)
Jeffrey A. Toole*              39   Independent Trustee (Term will expire in 1999)
James F. Crowley*              52   Independent Trustee (Term will expire in 1998)
Jack W. Schakett*              45   Independent Trustee (Term will expire in 1998)

------------------------

* Has agreed to be nominated as a Trustee, but is not expected to become a Trustee until immediately after the consummation of the Offering.

    The following are biographical summaries of the Trustees, Trustee nominees and executive officers of the Company:

    JAMES E. DAY has served as a Managing Director, Trustee and Co-Chairman of the Board of Trustees of the Company since its formation on August 13, 1997. Mr. Day is also a Managing Director and director of AMC. From 1985 through 1996, Mr. Day was the Chief Financial Officer of Guardian Savings and Loan Association, a Houston, Texas based savings and loan association, and also held the title of Executive Vice President prior to his leaving the company. Mr. Day's responsibilities at Guardian included management of its $3 billion mortgage backed securities portfolio. From 1984 to 1985, Mr. Day served as the Senior Vice President--Finance of First South Savings Association. Previously, he was an accountant with Arthur Young and Company in Houston. Mr. Day holds B.A. and M.A. degrees from Rice University.

    PATRICK A. WALDEN has served as a Managing Director, Trustee and Co-Chairman of the Board of Trustees of the Company since its formation on August 13, 1997. Mr. Walden also serves as a Managing Director and Chief Executive Officer and Director of AMC and has been involved with AMC since 1993. From 1986 to 1993, Mr. Walden served in executive vice president positions in the mortgage banking and residential loan operations for First Gibraltar Bank, FSB and its subsidiaries and predecessors. Most recently, Mr. Walden served as Executive Vice President and Chief Portfolio Acquisition and Management Officer of First Gibraltar Mortgage Corporation responsible for residential loan and servicing acquisitions and sales, and management of its $2 billion residential mortgage loan portfolio. Previously, he was an accountant for Arthur Young & Company in Houston. Mr. Walden has a B.S. degree from Indiana State University and served four years in the U.S. Air Force.

    DALE M. HANSON has been the Chief Executive Officer of American Partners Capital Group, Inc. ("APCG"), an organization specializing in private equity and other alternative investment products and corporate governance consulting located in Sacramento, California, since 1994. From 1987 to 1994, Mr. Hanson served as Chief Executive Officer of the California Public Employees' Retirement System ("CalPERS"), the largest public employees retirement system in the United States and the third largest pension system in the world. Prior to joining CalPERS, Mr. Hanson served as the Chief Operating Officer of the Wisconsin Retirement System and also acted as the State of Wisconsin's Wage and Salary Administrator and Director of Group Insurance.

    JEFFREY A. TOOLE has been a Managing Partner of the investment firm of Rice, Sangalis, Toole & Wilson since its inception in January 1989, specializing in providing subordinated debt and equity capital to middle market companies throughout the United States. From August 1986 to December 1988, Mr. Toole was a Vice President with Gibraltar Savings Association specializing in subordinated debt investments. From January 1985 to August 1986, Mr. Toole was Vice President of Corporate Development for WKG Corporation and assisted in acquisitions, divestitures and financing transactions. Prior to that, he was an accountant with Arthur Young & Company.

    JAMES F. CROWLEY is a private investor and is the founder and President of Brookside Capital, Inc. ("Brookside"). He also currently serves as the President of Conference Advisors, Inc., a holding company for businesses in the for-profit conference and meeting industry. Prior to founding Brookside, from 1984 to 1992 Mr. Crowley held various executive positions at Prudential Securities, Inc. including Senior Advisor, President of Global Investment & Merchant Banking, President of Investment Banking, North America and Managing Director and Group Head of Financial Institutions. From 1976 to 1984, Mr. Crowley was a First Vice President and Partner in the Capital Markets Division and Investment Bank of Smith Barney, Harris Upham & Co. Mr. Crowley graduated with a B.S./B.A. from Villanova University and an M.B.A. from the Wharton School at the University of Pennsylvania.

    JACK W. SCHAKETT has been the Chief Executive Officer and a Director of Harbourton Holdings, L.P. ("Harbourton"), a mortgage banking company located in Aurora, Colorado, since 1994. Mr. Schakett joined Harbourton in 1993 as Chief Operating Officer. Prior to joining Harbourton, Mr. Schakett spent 18 years at Ernst & Young in Houston, Texas, where he was National Director in charge of Ernst & Young's mortgage banking practice and local office director of real estate. Mr. Schakett also is an executive officer of Harbourton Reassurance Inc., a reinsurance company.

BOARD OF TRUSTEES

    The business and affairs of the Company will be managed under the direction of a Board of Trustees which will initially have six members, four of whom will be Independent Trustees. Messrs. Day and Walden presently serve as Co-Chairman of the Board of Trustees of the Company. Immediately following the closing of the Offering, Messrs. James F. Crowley, Dale M. Hanson, Jack W. Schakett and Jeffrey A. Toole will become Trustees.

    Pursuant to the terms of the Company's Declaration of Trust, the Trustees are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, a second class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999, and a third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. At each annual meeting of the shareholders of the Company, the successors to the class of Trustees whose terms expire at that meeting will be elected to hold office for a term continuing until the annual meeting of shareholders held in the third year following the year of their election and the election and qualification of their successors. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

COMMITTEES OF THE BOARD OF TRUSTEES

    AUDIT COMMITTEE. Within 30 days following consummation of the Offering, the Board of Trustees of the Company will establish an Audit Committee that will consist of two Independent Trustees. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMPENSATION COMMITTEE. The Board of Trustees will also establish a Compensation Committee (the "Compensation Committee") comprised of two or more of the Independent Trustees to determine compensation for the Company's executive officers and to implement the 1997 Plan.

    The Board of Trustees does not have a standing nominating committee. The full Board of Trustees performs the functions of such a committee.

COMPENSATION OF TRUSTEES

    The Company intends to pay its Trustees who are not officers of the Company fees for their services as trustees. Each such Trustee will receive annual compensation of $20,000, payable quarterly, plus expenses for attendance in person at each meeting of the Board of Trustees. In addition, each such Trustee will receive options under the 1997 Trustees' Share Incentive Plan (the "Trustees' Plan") to purchase 5,000 Common Shares at an exercise price equal to the Offering Price, which options will vest in equal installments over a four-year period on the anniversary of the date of grant. Officers of the Company who are Trustees will not be paid any trustee fees.

EXECUTIVE COMPENSATION

    The Company was organized as a Maryland real estate investment trust in August 1997, and paid no cash compensation to its executive officers for the year ended December 31, 1996.

    The following table sets forth the base compensation to be awarded to the executive officers of the Company during the year ending December 31, 1997.

                                                                                         ANNUAL         SHARES
                                                                                      COMPENSATION    SUBJECT TO
NAME AND PRINCIPAL POSITION                                                             SALARY(1)       OPTIONS
------------------------------------------------------------------------------------  -------------  -------------
James E. Day .......................................................................   $   225,000       200,000
  Managing Director, Co-Chairman of the Board of Trustees

Patrick A. Walden ..................................................................   $   225,000       200,000
  Managing Director, Co-Chairman of the Board of Trustees

------------------------

(1) Amounts given are annualized projections for fiscal 1997, which ends on December 31, 1997. Does not include bonuses paid in accordance with the applicable Employment Agreement that may be paid to the above individuals. See "Employment Agreements."

EMPLOYMENT AGREEMENTS

    The Company will enter into employment agreements with each of Messrs. Day and Walden. Each such agreement will provide for an initial term of three years, which will be automatically renewed for successive one year periods starting in 1999 unless otherwise terminated. Messrs. Day and Walden each will be entitled to receive initial annual base compensation of $225,000 plus quarterly incentive compensation of 7.5% (15% in total) of the Net Income of the Company, before deduction of such incentive compensation in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2%. The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the income of the Company determined in accordance with GAAP before Mr. Day's and Mr. Walden's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money is also taken in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition "Return on Equity" is only for purposes of calculating the incentive compensation payable and is not related to the actual distributions received by stockholders. The 15% Incentive Payment to Messrs. Day and Walden will be calculated quarterly in arrears before any income distributions are made to shareholders for the corresponding period. The salaries are subject to adjustment upward only. The employment agreements limit base compensation to the amount specified, but allow unlimited increases in incentive compensation at the discretion of the Compensation Committee.

    Each agreement provides that upon termination other than for cause, the terminated officer will be entitled to receive severance benefits in an amount equal to two times such officer's combined base salary and bonus for the preceding fiscal year. If either officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with the Company for a period of two years following the resignation. Although the Company believes these forfeiture and non-compete provisions would generally be enforceable, there can be no assurance that such officer will not elect to terminate the agreement early despite these provisions and no longer remain in the Company's employ. Any modification of an employment agreement, including any adjustments to compensations, waivers or other amendment, must be approved by the Compensation Committee at least two members of which will be Independent Trustees. Salaries may be adjusted upward, not downward, on an annual basis, based upon merit, cost of living, performance levels and other general market conditions.

1997 SHARE INCENTIVE PLAN


    Prior to the Offering, the Board of Trustees will adopt, and the sole shareholder of the Company will approve, the 1997 Plan. The 1997 Plan will be administered by the Board of Trustees prior to the Offering and by the Compensation Committee, or its delegate following the Offering. The Compensation Committee may not delegate its authority with respect to individuals subject to
Section 16 of the Securities Exchange Act of 1934, as amended. As used in this summary, the term "Administrator" means the Board of Trustees, the Compensation Committee or the Compensation Committee's delegate, as appropriate.


    Officers and other employees of the Company and "parent" and "subsidiary" corporations (within the meaning of Code Section 424) of the Company, will be eligible to participate in the 1997 Plan. Under Code Section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of shares of the Company (or of any other "parent" corporation), and a "subsidiary" corporation generally is a corporation of which the Company (or any other "subsidiary" of the Company) owns at least 50 percent of the total combined voting power of all classes of stock. The Administrator will select the individuals who will participate in the 1997 Plan ("Participants").

    The 1997 Plan authorizes the issuance of up to 975,000 Common Shares, no more than 250,000 of which may be issued pursuant to Restricted Share Awards and in settlement of Performance Shares. The Plan provides for the grant of (i) share options intended to qualify as incentive share options under Section 422 of the Code ("ISOs") and options not so qualifying ("nonqualified options"). Code section 422 imposes various requirements in order for an option to qualify as an ISO e.g., maximum ten year term of the option, option price not less than the fair market value of the underlying shares on the date of grant. In addition, under Code section 422, no Participant may receive ISOs (under all incentive share option plans of the Company and its parent or subsidiary corporations) which are first exercisable in any calendar year for Shares having an aggregate fair market value (determined as of the date the ISO is granted) that exceeds $100,000 (the "$100,000 Limit"). To the extent options first become exercisable by a Participant in any calendar year for a number of shares in excess of the $100,000 Limit, they will be treated as nonqualified options. The principal difference between options qualifying as ISOs under Code section 422 and nonqualified options is that a Participant generally will not recognize ordinary income at the time an ISO is granted or exercised, but rather at the time the Participant disposes of shares acquired under the ISO. In contrast, the exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the Participant. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an ISO. The Administrator may also grant performance based dividend equivalent rights in tandem with options, which entitle the Participant to a cash payment for dividends that would have been paid on each Share for which the related Option is exercised had the Share been outstanding prior to exercise.


    The Plan also provides for the grant of (i) Performance Shares, (ii) SARs, issued alone or in tandem with options, (iii) Restricted Share Awards, the vesting of which is contingent upon the attainment of performance goals, or subject to employment or other requirements, and (iv) cash incentive awards. The Administrator shall prescribe terms and conditions of all awards under the Plan including the conditions which must occur for Restricted Shares to vest and for Performance Shares, performance based dividend equivalent rights and cash incentive awards to be earned. Upon, or on certain events leading to, a Change of Control of the Company (as defined in the 1997 Plan), all Restricted Shares will vest, all Performance Shares and cash incentive awards will be earned, and all options and SARs will become exercisable. Any such accelerated vesting or exercisability shall be limited, however, to the extent that a limitation will permit the Participant to retain greater net after-tax receipts than he would retain absent such a limitation, taking into account federal and state income taxes, federal employment taxes and the excise tax imposed under Code section 4999 on certain payments made in connection with a change of control of a company.


    No Participant who receives an award of Restricted Shares will be permitted to make an election to recognize income upon issuance of the Restricted Shares under Section 83(b) of the Code. Code Section 83 sets forth the timing rules for recognition of income and an employer's deduction with respect to transfers of property in connection with the performance of services. A Code Section 83(b) election generally would permit the recipient of Restricted Shares to accelerate the time at which income is recognized with respect to the Restricted Shares, with the effect that the amount of income recognized (and deduction available to the employer) would be limited to the fair market value of the Restricted Shares on the date they are issued. Without this election, the general timing rules apply. Thus, under the 1997 Plan, income is recognized and a deduction may be taken as of the first date that the Restricted Shares are transferable or not subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the Restricted Shares on that date. As to other awards, no income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of Shares received in settlement of an SAR. A Participant will recognize income on account of the settlement of a Performance Share award equal to any cash that is paid and the fair market value of Shares (on the date the Shares are first transferable or not subject to a substantial risk of forfeiture) received in settlement of the award. A Participant will recognize ordinary income equal to the value of any cash incentive award paid. The employer will be entitled to claim a federal income tax deduction on account of the exercise of a SAR and the settlement of a Performance Share award or cash incentive award. The amount of the deduction is equal to the ordinary income recognized by the Participant.

    On the effective date of the Offering, options for 200,000 Common Shares will be granted to each of Messrs. Walden and Day at an exercise price equal to the Offering Price. The options will become exercisable in three annual installments beginning on the first anniversary of the date grant and will have a term of ten years. The options will be granted as ISOs to the maximum extent permitted by the $100,000 Limit of Code Section 422, described above, given the three year period over which the options will become exercisable. The balance of the option grant will take the form of a nonqualified option.

THE TRUSTEES' PLAN

    Prior to the Offering, the Board of Trustees will also adopt, and the Company's sole shareholder will approve, the Trustees' Plan to provide incentives to attract and retain non-employee Trustees.


    The Trustees' Plan provides for the grant of nonqualified options to each eligible Trustee of the Company. No Trustee who is an employee of the Company or a "parent" or "subsidiary" corporation (within the meaning of Code Section 424) of the Company is eligible to participate in the Trustees' Plan.

Under Code Section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of shares of the Company (or of any other "parent" corporation), and a "subsidiary" corporation generally is a corporation of which the Company (or any other "subsidiary" of the Company) owns at least 50 percent of the total combined voting power of all classes of stock.


    The Trustees' Plan authorizes the issuance of up to 25,000 Common Shares and provides that each eligible Trustee who is a member of the Board of Trustees on the effective date of the Offering (a "Founding Trustee") will be granted a nonqualified option for 5,000 Common Shares at an exercise price equal to the Offering Price. Each eligible Trustee who is not a Founding Trustee will receive an option for 5,000 Common Shares on the earlier of (i) the date of the first Board of Trustees meeting following the annual meeting of shareholders (each such date, an "Award Date") at which the Trustee is first elected to the Board of Trustees or (ii) the date the Trustee is first elected or appointed to the Board. An option granted under the Trustees' Plan shall become exercisable for 1,250 shares on each of the first through fourth anniversaries following the date of grant, provided that Trustee is a member of the Board of Trustees on the applicable anniversary. A Trustee's outstanding options will become fully exercisable if the Trustee ceases to serve on the Board due to death or disability or upon certain events leading to a Change of Control of the Company (as defined in the Trustees' Plan). Any accelerated exercisability in connection with a Change of Control of the Company shall be limited, however, to the extent that a limitation will permit the Participant to retain greater net after-tax receipts than he would retain absent such a limitation, taking into account federal and state income taxes, federal self-employment taxes and the excise tax imposed under Code section 4999 on certain payments made in connection with a change of control of a company. The exercise price of options granted after the Offering shall be the fair market value of a Common Share on the date of grant. Options issued under the Trustees' Plan are exercisable for ten years from the date of grant.


INDEMNIFICATION

    For a description of the limitation of liability and indemnification rights of the Company's officers and Trustees, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Limitation of Liability and Indemnification."

AMC

    The following table sets forth information with respect to the executive officers of AMC immediately after the closing of the Offering:

              NAME                    AGE                            POSITION
--------------------------------      ---      -----------------------------------------------------
Patrick A. Walden (1)                     43   Managing Director and Chief Executive Officer
James E. Day (1)                          41   Managing Director
George E. Ford                            57   Executive Vice President-Loan Servicing
Gary M. James                             51   Executive Vice President-Retail Lending
Robert C. Ward                            46   Executive Vice President-Wholesale Lending

(1) See "Management--Trustees and Executive Officers."

    GEORGE E. FORD has served as Executive Vice President-Loan Servicing of AMC from May 1994 to the present. Mr. Ford is responsible for managing the Loan Administration and Accounting departments of AMC. Mr. Ford was the President of AMC from 1990 to 1994, and has served in senior or executive vice presidents positions with AMC since 1987. From 1983 to 1987, Mr. Ford was employed by Midland Mortgage Company, specializing in marketing as well as the administration of mortgage loans. Prior to 1983, Mr. Ford served for 21 years in the U.S. Air Force and retired as a Lieutenant Colonel. Mr. Ford has a B.S. degree in Chemistry from Rutgers University and an M.S. degree in Business Administration and Logistics Management from the Air Force Institute of Technology.

    GARY M. JAMES has served as Executive Vice President-Retail Lending of AMC from November, 1993 to the present. Mr. James is responsible for all retail branch production operations. From May 1987 to November 1993, Mr. James acted as President and Chief Executive Officer of Valley Mortgage Company, Inc., a mortgage banking company based in McAllen, Texas. From 1985 to 1987, Mr. James served as Senior Vice President-Real Estate Lending of Plains National Bank in Lubbock, Texas. From 1968 to 1985, Mr. James served in various executive positions in the mortgage banking and banking industries. Mr. James has a bachelor's degree in Business Administration and Commercial Science from the Oklahoma School of Accountancy and is a graduate of the Northwestern University School of Mortgage Banking.

    ROBERT C. WARD has served as Executive Vice President--Wholesale Lending of AMC since 1994. Mr. Ward is responsible for AMC's nationwide wholesale lending operations, loan processing and underwriting, loan delivery and secondary marketing operations. From 1991 to 1994, Mr. Ward was a Vice President and Branch Manager for Troy & Nichols, a nationwide mortgage banking firm. Prior to that, Mr. Ward was President of American Security Mortgage Company from 1989 to 1991. From 1982 to 1989, Mr. Ward held two loan production management positions with North American Mortgage Company. From 1987 to 1989 he was the manager in charge of the wholesale and correspondent lending operations for the Western region of the United States and from 1982 to 1987 he served as Regional Vice President for Central Texas retail loan production. Mr. Ward has a B.S. degree from the University of Texas at Austin.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

CONTRIBUTION TRANSACTION

    The Contribution Transaction and this Offering will close concurrently. The current owners of AMC (including Mr. Walden, currently a 25% owner of AMC) will contribute 98.5% of the common stock of AMC to the Operating Partnership in exchange for 596,592 Units (based on the Offering Price) having a value of $11,335,250 and cash in the amount of $2,356,250. Mr. Walden will contribute common stock representing 23.5% of the total common stock of AMC outstanding and will receive 171,921 Units having a value of $3,266,500. The remaining shareholders of AMC will contribute all of their holdings representing 75% of the outstanding common stock in exchange for 424,671 Units having a value of $8,068,749 and cash in the amount of $2,356,250. Neither of such owners will be affiliated with the Company. AMC will effect the Recapitalization (as defined herein) pursuant to which the Operating Partnership will exchange its shares of AMC voting common stock for shares of AMC non-voting common stock. This will be followed by a stock purchase by Mr. Day whereby AMC will issue voting common stock representing slightly less than 50% of such class and approximately 1.5% of the value of its total outstanding stock to Mr. Day in exchange for a note in the initial aggregate principal amount of $208,500 bearing interest at an annual rate of 6.25% and requiring equal quarterly payments over five years. After the Recapitalization and the AMC stock purchase by Mr. Day, all of AMC's voting common stock, representing a 3% economic interest, will be held by Messrs. Day and Walden, and all of AMC's non-voting stock, representing a 97% economic interest, will be held by the Operating Partnership. The Company will have no voting control over AMC.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

    The following table sets forth the beneficial ownership of Common Shares of
(i) each person who is a shareholder of the Company owning more than 5% of the beneficial interest in the Company, (ii) each person who is a trustee, trustee nominee or executive officer of the Company and (iii) the trustees, trustee nominees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Common Shares the person is expected to hold plus the number of shares for which Units expected to be held by the person are redeemable (if the

Company elects to issue Common Shares rather than pay cash upon such redemption). The extent to which the persons will hold Common Shares as opposed to Units is set forth in the notes.

                                                  NUMBER OF SHARES AND
                                                   UNITS BENEFICIALLY
                                                    OWNED AFTER THE      PERCENT OF ALL COMMON    PERCENT OF ALL COMMON
NAME OF BENEFICIAL OWNER                                OFFERING          SHARES AND UNITS(1)           SHARES(1)
------------------------------------------------  --------------------  ------------------------  ---------------------
James E. Day....................................          245,000                  2.21%                    2.39%
Patrick A. Walden (2)...........................          426,921                  3.85%                    4.09%
All Trustees and executive officers
  (6 persons)...................................          671,921                  6.06%                    6.30%

------------------------

(1) Assumes that all Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating the percentage of all Common Shares and Units assumes that all of the Units held by other persons are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating the percentage of all Common Shares assumes that none of the Units held by other persons are redeemed for Common Shares.

(2) The Units issued to Mr. Walden in connection with the Contribution Transaction were issued in exchange for his 23.5% interest in AMC.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

    The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 20,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). Upon completion of this Offering, 10,000,000 Common Shares will be issued and outstanding (11,500,000 shares if the Underwriters' overallotment option is exercised in full) and no Preferred Shares will be issued and outstanding. As permitted by Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue.

    Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

    All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of beneficial interest and to the provisions of the Company's Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Common Shares are entitled to receive dividends on shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

    Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares have equal dividend, distribution, liquidation and other rights.


    Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides in such situations for a majority of all the votes entitled to be cast on the matter except with respect to: (a) the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (which requires the affirmative vote of 85% of the Trustees and two-thirds of the outstanding shares entitled to vote on the matter); (b) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (c) the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.



    The Company's Declaration of Trust authorizes the removal of Trustees with the affirmative vote of the holders of 75% of the shares then outstanding and entitled to vote generally in the election of Trustees. The Declaration of Trust also authorizes the intentional disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust with the affirmative vote of the holders of two-thirds of the number of shares entitled to vote on such matter at a meeting of the Shareholders of the Company.


    The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

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PREFERRED SHARES

    The Declaration of Trust authorizes the Board of Trustees to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more classes or series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set, subject to the provisions of the Company's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise might be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification."

    Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of sections 318 and 544 of the Code, more than 9.8% of (i) the number of outstanding Common Shares or (ii) the number of outstanding shares of any class or series of preferred shares of beneficial interest of the Company (the "Ownership Limitation"). Any transfer of Common or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares.

    If any purported transfer of Common or Preferred Shares would (i) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, the Common or Preferred Shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Shares. The record holder of the Common or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Shares to the Company for registration in the name of the Share Trust. The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

    Shares-in-Trust will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will

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
designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such Common or Preferred Shares as Shares-in-Trust.

    The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift devise, or other event not involving the purchase or sale of the Common or Preferred Shares that were designated as Shares-in-Trust, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

    The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift, devise or other event not involving the purchase or sale of the Common or Preferred Shares that were designated as Shares-in-Trust, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

    "Market Price" on any date shall mean, with respect to the Common or Preferred Shares, the Closing Price (as defined below) for the Common or Preferred Shares on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for the Common or Preferred Shares, the fair market value of such shares, as determined in good faith by the Board of Trustees.

    Any person who acquires or attempts to acquire Common or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

    The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common and Preferred Shares, within 30 days after January 1 of each year, to provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly, and a description of how such shares are held.

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
In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

    The Ownership Limitation generally will not apply to the acquisition of Common or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    The Ownership Limitation could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

    All certificates representing Common or Preferred Shares will bear a legend referring to the restrictions described above.

            CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                        DECLARATION OF TRUST AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

CLASSIFICATION OF THE BOARD OF TRUSTEES

    The Bylaws provide that the number of trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than nine. At the closing of the Offering, there will be six Trustees. The Trustees may increase or decrease the number of Trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of Trustees shall never be less than the number required by Maryland law and that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees. Any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees.

    Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third class will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, Trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Holders of Common Shares will have no right to cumulative voting in the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

    The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of Trustees may delay, defer or prevent a tender offer or an attempt to change control of the Company or other transaction that might involve a premium price for holders of Common Shares, even though a tender offer, change of control or other transaction might be in the best interest of the shareholders.

REMOVAL OF TRUSTEES

    The Declaration of Trust provides that a Trustee may be removed, only for cause, upon the affirmative vote of holders of at least 75% of the shares entitled to be cast in the election of Trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent Trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of

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
the Trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    The Declaration of Trust contains a provision exempting from the business combination statute any and all acquisitions by any person of the Company's Common or Preferred Shares and any business combination as defined under Section 3-601 of the MGCL and the Declaration of Trust further provides that this provision may not be amended without approval of a majority of the Company's shareholders.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, provides that control shares (as defined below) of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

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
    The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common or Preferred Shares and the Bylaws further provide that this provision may not be amended without approval of a majority of the Company's shareholders.

AMENDMENT OF DECLARATION OF TRUST AND BYLAWS

    The Declaration of Trust may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter with the exception of certain provisions of the Declaration of Trust regarding: (i) the intentional disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders of the Company); (ii) the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (which requires the affirmative vote of 85% of the Trustees and two-thirds of the outstanding shares entitled to vote on the matter); (iii) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (iv) the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). The Declaration of Trust may also be amended by the Board of Trustees, without shareholder approval to conform the Declaration of Trust to the Code and the Maryland REIT Law. In addition, as permitted by Maryland law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue.

    Except as otherwise expressly provided, the Company's Bylaws may be amended or altered exclusively by the Board of Trustees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

    The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

    The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

OPERATIONS

    The Company is generally prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a real estate investment trust.

DISSOLUTION OF THE COMPANY

    Pursuant to the Company's Declaration of Trust, the dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF TRUSTEES NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of Shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by or at the direction of the Board of Trustees or, (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  DECLARATION OF TRUST AND BYLAWS

    If the applicable provision in the Declaration of Trust (as to certain business combinations) and the Bylaws (as to control share acquisitions) are rescinded, the business combination and control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees, the removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a change in control of the Company or other transaction that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

MARYLAND ASSET REQUIREMENTS

    To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agriculture, horticulture or similar purposes.

TRANSFER AGENT

    The transfer agent and registrar for the Company's Common Shares is The Bank of New York Company, Inc.

                        SHARES AVAILABLE FOR FUTURE SALE

    Upon the closing of the Offering and the Contribution Transaction, the Company will have 10,000,000 Common Shares issued and outstanding (11,500,000 Common Shares if the Underwriters' overallotment option is exercised in full), 1,100,000 Common Shares will be reserved for issuance upon redemption of Units, 975,000 Common Shares will be reserved for issuance under the 1997 Share Incentive Plan and 25,000 Common Shares will be reserved for issuance under the Trustees' Plan. The Common Shares issued in the Offering will be freely tradeable by persons other than "Affiliates" of the Company without restriction under the Securities Act of 1933, as amended (the "Securities Act"), subject to certain limitations on ownership set forth in the Declaration of Trust. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

    Pursuant to the Operating Partnership Agreement, the Limited Partners have Redemption Rights which enable them to cause the Operating Partnership to redeem their Units for cash or, at the option of the Company, Common Shares on a one-for-one basis, provided, however, that the Units may not be exchanged for cash or Common Shares until at least one year after the date of issuance of the Units.

    The Common Shares that will be issuable to holders of Units upon exercise of the Redemption Rights will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below, the Company has granted the holders registration rights with respect to such Common Shares.

    In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume of the Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the

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Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    The Company has agreed to file, as soon as practicable after the second anniversary of the Closing Date, a registration statement with the Commission for the purpose of registering the sale of 671,921 Common Shares to be issuable upon redemption of the Units held by Messrs. Walden and Day. The Company will use its best efforts to have the registration statement declared effective and to keep it effective for a period of two years. Upon effectiveness of the registration statement, those persons holding Common Shares upon redemption of the applicable Units other than "Affiliates" of the Company, as that term is defined under the Securities Act may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule
144. The Operating Partnership will bear expenses incident to the registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Commission or state securities registration fees, transfer taxes or certain other fees or taxes relating to such shares.

    Prior to the Offering there has been no public market for the Common Shares. The Company intends to apply to list the Common Shares on the New York Stock Exchange.

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Shares. See "Risk Factors--Effect of Future Offerings on Market Price of Common Shares" and "Operating Partnership Agreement--Transferability of Interests."

    For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Underwriting."

                        OPERATING PARTNERSHIP AGREEMENT

    The following summary of the Operating Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

    The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"). Pursuant to the Operating Partnership Agreement, the Company, as the sole general partner of the Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Operating Partnership except as required by applicable law. However, any amendment to the Operating Partnership Agreement that would (i) adversely affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Operating Partnership's allocations of income or loss, or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Operating Partnership, requires the consent of Limited Partners holding more than two-thirds of the Units held by such partners.

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TRANSFERABILITY OF INTERESTS

    The Company may not voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount they would have received had they exercised their Redemption Rights immediately prior to such transaction, or unless the successor to the Company contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership. With certain limited exceptions, the Limited Partners may not transfer their interests in the Operating Partnership, in whole or in part, without the written consent of the Company, which consent the Company may withhold in its sole discretion. The Company may not consent to any transfer that would cause the Operating Partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTION

    The Company will contribute to the Operating Partnership substantially all of the net proceeds of the Offering in exchange for a 90.12% partnership interest in the Operating Partnership based on the Offering Price. After the completion of the Offering, the Company will have issued a total of 10,000,000 Common Shares and will own 10,000,000 Units. Although the Operating Partnership will receive the net proceeds of the Offering, the Company will be deemed to have made a capital contribution to the Operating Partnership in the amount of the gross proceeds of the Offering and the Operating Partnership will be deemed simultaneously to have paid the underwriters' discount and other expenses paid or incurred in connection with the Offering. Following the closing of the Offering, the Limited Partners (other than the Company), will collectively own approximately 9.88% of the outstanding Units based on the Offering Price. The Operating Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Moreover, the Company is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if (i) it has concluded in good faith that such issuance is in the best interest of the Company and the Operating Partnership and (ii) the Company makes a capital contribution in an amount equal to the proceeds of such issuance. Under the Operating Partnership Agreement, the Company generally is obligated to contribute the proceeds of a share offering by the Company as additional capital to the Operating Partnership. Upon such contribution, the Company, as applicable, will receive additional Units and the Company's percentage interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions. Conversely, the percentage interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. In addition, if the Company contributes additional capital to the Operating Partnership, the Company will revalue the property of the Operating Partnership to its fair market value (as determined by the Company) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Operating Partnership Agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

    Pursuant to the Operating Partnership Agreement, the Limited Partners (other than the Company) have redemption rights ("Redemption Rights") that enable them to cause the Operating Partnership to redeem their Units for cash, or at the option of the Company, Common Shares on a one-for-one basis. The redemption price will be paid in cash in the event that the issuance of Common Shares to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, Common Shares in excess of

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the Ownership Limitation, (ii) result in shares of beneficial interest of the
Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the acquisition of Common Shares by such redeeming Limited Partner to be "integrated" with any other distribution of Common Shares for purposes of complying with the Securities Act. The Redemption Rights may be exercised by the Limited Partners at any time beginning one year after the date of the closing of the Offering, provided that not more than two redemptions may occur during each calendar year and each Limited Partner may not exercise the Redemption Right for less than 1,000 Units or, if such Limited Partner holds less than 1,000 Units, all of the Units held by such Limited Partner. After the closing of the Offering, the aggregate number of Common Shares issuable upon exercise of the Redemption Rights will be approximately 1,096,592. The number of Common Shares issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company.

    If the Company decides to securitize some or all of its Mortgage Assets through the issuance of non-REMIC collateralized mortgage obligations with multiple maturities ("CMOs"), it is anticipated that the Mortgage Assets will be distributed to AEGIS Investment Trust in order to prevent the Mortgage Assets from being treated as a taxable mortgage pool for federal income tax purposes upon the issuance of the CMOs. Accordingly, it is anticipated that AEGIS Investment Trust will have the right to redeem a portion of its partnership interest in the Operating Partnership in exchange for Mortgage Assets to the extent necessary to facilitate such a securitization transaction. The portion of AEGIS Investment Trust's partnership interest that is redeemed will be based on the fair market value of the Mortgage Assets distributed, as determined by AEGIS Investment Trust, but subject to review by the Independent Trustee.

REGISTRATION RIGHTS

    For a description of certain registration rights held by the Limited Partners, see "Shares Available for Future Sale."

OPERATIONS

    The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

    In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership will pay all administrative costs and expenses of the Company (collectively, the "Company Expenses") and the Company Expenses will be treated as expenses of the Operating Partnership. The Company Expenses generally will include (i) all expenses relating to the formation and continuity of existence of the Company and, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the Company incurred in the ordinary course of its business on behalf of the Operating Partnership.

DISTRIBUTIONS

    The Operating Partnership Agreement provides that the Operating Partnership shall distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of

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the Operating Partnership's property in connection with the liquidation of the
Operating Partnership) on a quarterly (or, at the election of the Company, more frequent) basis, in amounts determined by the Company in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the Company has a negative balance in its capital account following a liquidation of the Operating Partnership, it will be obligated to contribute cash to the Operating Partnership equal to the negative balance in its capital account.

ALLOCATIONS

    Income, gain and loss of the Operating Partnership for each fiscal year generally is allocated among the partners in accordance with their respective interests in the Operating Partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

    The Operating Partnership shall continue until December 31, 2050, or until sooner dissolved upon (i) the sale or other disposition of all or substantially all the assets of the Operating Partnership, (ii) the redemption of all limited partnership interests in the Operating Partnership (other than those held by the Company, if any), or (iii) the election by the Company.

FIDUCIARY DUTY

    The Limited Partners have agreed that in the event of any conflict in the fiduciary duties owed by the Company to its shareholders and to such Limited Partners, the Company will fulfill its fiduciary duties to such Limited Partners by acting in the best interests of the Company's shareholders.

TAX MATTERS

    Pursuant to the Operating Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Shares. Hunton & Williams has acted as counsel to the Company and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to the Company and a holder of the Common Shares. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and, except to the extent discussed below, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    The statements in this discussion and the opinion of Hunton & Williams are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative

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
rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    The Company currently has in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intends to revoke its S election on the day prior to the closing of the Offering. In addition, the Company's current shareholders intend to elect on the day prior to the closing of the Offering to close the Company's books upon the revocation of the S election. The Company plans to make an election to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its short taxable year beginning on the day prior to the closing and ending on December 31, 1997.

    The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

    Hunton & Williams has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Hunton & Williams, assuming that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by the Company in a timely fashion, commencing with the Company's short taxable year beginning the day prior to the closing of the Offering and ending December 31, 1997, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's assets and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Hunton & Williams at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in

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the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, as described in "--Taxation of Taxable U.S. Shareholders," the Company may elect to retain and pay income tax on its net long-term capital gain. Finally, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), the Company will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition. Finally, the Company will be subject to tax at the highest marginal corporate rate on the portion of any excess inclusion income derived by the Company from REMIC residual interests equal to the percentage of the shares of the Company held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer's cooperative described in section 521 of the Code) that is exempt from taxation under the UBTI provisions of the Code, or any rural electrical or telephone cooperative (each, a "Disqualified Organization"). Any such tax on the portion of any excess inclusion income allocable to shares of the Company held by a Disqualified Organization would reduce the cash available for distribution from the Company to all shareholders.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for

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federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. A REIT that complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and does not have reason to know that it violated the 5/50 Rule will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

    Prior to the consummation of the Offering, the Company did not satisfy conditions (v) and (vi) in the preceding paragraph. The Company anticipates issuing sufficient Common Shares with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding the transfer of the Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "Description of Shares of Beneficial Interest--Restrictions on Transfer."

    The Company currently does not have any corporate subsidiaries, but may have corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company.

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets and gross income of the Operating Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

    INCOME TESTS

    In order for the Company to qualify and to maintain its qualification as a REIT, two requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property, interests in mortgages on real property, or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or

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securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

    The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

    Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the Company receives interest income with respect to a Mortgage Loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company purchased the Mortgage Loan, the interest income from the loan will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test.

    Hunton & Williams is of the opinion that the interest, original issue discount ("OID"), and market discount income that the Company derives from its Mortgage Assets generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. In some cases, however, the loan amount of a Mortgage Loan may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a Mortgage Loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and the 95% gross income tests. The Company also will receive dividend income from AMC, which will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. The Company may receive income not described above that is not qualifying income for purposes of the gross income tests. The Company will monitor the amount of nonqualifying income produced by its assets and has represented that it will manage its portfolio in order to comply at all times with the gross income tests.

    If the Company acquires any real property and leases such property to tenants, the rent the Company receives will qualify as "rents from real property" in satisfying the 75% and 95% gross income tests only if several conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or a direct or indirect owner of 10% or more of the Company, owns 10% or more of such tenant (a "Related Party Tenant"), taking into account both direct and constructive ownership. Third, if rent attributable to personal property leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the rent to qualify as "rents from real property," the Company generally must not operate or manage the real property or furnish or render services to the tenants of such real property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no

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revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the Company may render a de minimis amount of non-customary services to its tenants, or manage or operate property, as long as the amount received with respect to the services or management does not exceed 1% of the Company's income from the property. The Company has represented that, to the extent that it acquires and leases real property, it will manage such property so that the rent it receives from the property qualifies as "rents from real property."

    REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, the Company will make an election to treat the related property as foreclosure property.

    If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test. The Company anticipates that any income it receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

    The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

    From time to time, the Company will enter into hedging transactions with respect to one or more of its assets or liabilities. The Company's hedging activities may include interest rate swaps, caps, and floors (or options to purchase such items), and futures and forward contracts. To the extent that the Company enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge the Company's indebtedness incurred or to be incurred, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company hedges with other types of financial instruments, or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

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    If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations-- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company's profitability.

    ASSET TESTS

    The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through equity or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). To the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan, the loan will qualify as a real estate asset. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan, such loan may not be a qualifying "real estate asset" to the extent that the loan amount exceeds the value of the associated real property, although the matter is not free from doubt. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership and any qualified REIT subsidiary).

    The Company's Mortgage Assets generally will be qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a Mortgage Loan exceeds the fair market value of the real property securing the loan, such Mortgage Loan will not be a qualifying "real estate asset" to the extent that the loan amount exceeds the value of the associated real property. To the extent that the Company pledges Mortgage Assets to another party in connection with a reverse repurchase agreement, the Mortgage Assets will continue to be qualifying assets for purposes of the 75% asset test because such transaction will be treated as a borrowing for federal income tax purposes. However, to the extent that the Company transfers Mortgage Assets to another party in connection with a dollar reverse repurchase agreement, the Mortgage Assets may not be considered an asset of the Company because such transaction most likely would be treated as a sale of the Mortgage Assets for federal income tax purposes. The margin account (and any cash or investments held in such account) associated with a dollar reverse repurchase agreement, however, will be considered an asset of the Company. Accordingly, the Company will monitor its participation in dollar reverse repurchase agreements and the types of assets held in the related margin accounts to ensure that its REIT status will not be jeopardized thereby.

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    The Operating Partnership will own 100% of the nonvoting common stock of
AMC, representing in the aggregate a 97% economic interest therein. By virtue of its ownership of the Operating Partnership, the Company will be considered to own its pro rata share of such stock. After the Recapitalization, the Company will not own, directly or through the Operating Partnership, any of the voting common stock of AMC. In addition, the Company believes that its proportionate share of the value of the stock of AMC held by the Operating Partnership will not exceed 5% of the total value of the Company's assets. Any hedging instruments owned by the Company generally will not be qualifying assets for purposes of the 75% asset test. In addition, because hedging instruments may be considered securities of the entity issuing such instruments, the Company's ownership of hedging instruments may be subject to the 5% asset test. The Company anticipates that the value of its hedging instruments issued by any one entity will not exceed 5% of the value of its total assets. To the extent, however, that such hedging activities could cause REIT qualification problems, the Company may conduct some or all of its hedging activities through AMC or another corporate subsidiary that is fully subject to federal corporate income tax. The Company will monitor the status of the assets that it acquires for purposes of the various asset tests and has represented that it will manage its portfolio in order to comply at all times with such tests.

    If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    DISTRIBUTION REQUIREMENTS

    The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company. Such amount would be treated as having been distributed for purposes of the 4% excise tax described above. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

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    It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, capital losses recognized by the Company may not be deducted from its "REIT taxable income." In addition, the Company will recognize taxable income in advance of the related cash flow if its Mortgage Assets are deemed to have OID. OID generally will be accrued using a constant yield methodology that takes into account projected prepayments but that does not allow credit losses to be reflected until they are actually incurred. For example, pursuant to Treasury Regulations, the Company may be required to recognize the amount of any payment projected to be made pursuant to a shared appreciation provision over the term of the related Mortgage Loan using the constant yield method. The Company also may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, Mortgage Assets that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than the Company's tax basis in such obligations), although such proceeds often will be used to make non-deductible principal payments on related borrowings. The Company also may recognize excess inclusion or other "phantom" taxable income from REMIC residual interests and issuances of multiple-class, multiple-maturity collateralized mortgage obligations for which no REMIC election is made ("Non-REMIC Transactions"). Finally, the Company may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Treasury Regulations section 1.1001-3) to a Mortgage Loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds the Company's basis in the original loan. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of Preferred Shares or additional Common Shares.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

    RECORDKEEPING REQUIREMENTS

    Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records. In addition, in order to avoid a penalty, the Company must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to comply with such requirements.

    PARTNERSHIP ANTI-ABUSE RULE

    The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities though a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a

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comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

    The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, the Redemption Rights associated with the Units will not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT because the partners of the Operating Partnership (other than the Company) could be treated as shareholders of the Company, which could cause the Company to fail to satisfy the share ownership requirements for REIT status.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained long-term capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of an political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares.

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
However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company also may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, the Company's shareholders would include in income as long-term capital gain their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares had been held for one year or less), assuming the Common Shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

    Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Shares (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

    The Company's investment in Mortgage Assets may cause it under certain circumstances to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, shareholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company receives phantom income, its shareholders may be required to pay federal income tax with respect to such income on an accelerated basis (i.e., before such income is realized by the shareholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, his before-tax return on his investment would be 10%, and his after-tax return would be 7%. However, if the same investor purchased shares of the Company at a time when the before-tax rate of return was 10%, his after-tax rate of return on his shares might be somewhat less than 7% as a result of the Company's phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable

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shareholder of the Company will decrease. The Company will consider the potential effects of phantom income on its taxable shareholders in managing its investments.

    To the extent that the Company acquires REMIC residual interests, pursuant to Treasury Regulations to be issued in the future, the Company's shareholders would not be permitted to offset certain portions of the dividend income they derive from the Company with their current deductions or net operating loss carryovers or carrybacks. The portion of a shareholder's dividends that would be subject to this limitation would equal his allocable share of any excess inclusion income derived by the Company with respect to its REMIC residual interests. The Company's excess inclusion income for any calendar quarter will equal the excess of its income from REMIC residual interests over its "daily accruals" with respect to such interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC residual interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC residual interest. The adjusted issue price of a REMIC residual interest at the beginning of a calendar quarter equals the original issue price of the interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to the Company with respect to the REMIC residual interest. To the extent provided in future Treasury Regulations, if the Company owns REMIC residual interests that do not have significant value, the excess inclusion income that the Company derives from such REMIC residual interests will be deemed to be equal to the entire amount of income derived by the Company from such REMIC residual interests.

    To the extent that the Company (or a qualified REIT subsidiary) acquires Mortgage Assets and issues debt obligations secured by those assets in Non-REMIC Transactions, the Company or such Mortgage Assets may be treated as a "taxable mortgage pool" under the Code if the payments on the debt obligations bear a relationship to the payments on the underlying Mortgage Assets. In such a case, the Company's REIT status would not be jeopardized, but to the extent provided in future Treasury Regulations, a portion or all of the taxable income generated by the Company's Mortgage Assets constituting a taxable mortgage pool may be characterized as excess inclusion income and allocated pro rata among the Company's shareholders. Shareholders would not be permitted to offset certain portions of the dividend income from the Company that are attributable to the Non-REMIC Transactions with their current deductions or net operating loss carryovers or carrybacks. Although no applicable Treasury Regulations have yet been issued, no assurance can be provided that such regulations will not be issued in the future or that, if issued, that such regulations will not be retroactive and will not prevent the Company's shareholders from offsetting some portion of their dividend income with deductions or losses from other sources.

    The Company may enter into master reverse repurchase agreements or other secured borrowings pursuant to which the Company may borrow funds with differing maturity dates, all of which are cross-collateralized. The Company does not believe that the master reverse repurchase agreements or its other financing arrangements should cause the Company or the related Mortgage Assets to be treated as a taxable mortgage pool. However, because the Treasury Department has issued regulations that adopt a broad view of what may constitute a taxable mortgage pool, no assurances can be given that the Service might not maintain successfully that the Company or the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

    In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital

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gain. All or a portion of any loss realized upon a taxable disposition of the
Common Shares may be disallowed if other shares of Common Shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

    A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gains applicable to individuals is 28% for sales and exchanges of assets held for more than one year, but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and will be effective for distributions made after December 31, 1998. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the Common Shares with debt, a portion of its income from the Company would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. Finally, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the

                                       86
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Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) the Company is a "pension-held REIT" (i.e., either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.) Because the Ownership Limitation prohibits any shareholder from owning more than 9.8% of (i) the number of outstanding Common Shares or (ii) the number of outstanding Preferred Shares of any class or series, the Company should not be a pension-held REIT and, accordingly, no pension trust should be required to treat a percentage of the dividends from the Company as UBTI.

    Dividends received by an Exempt Organization that are allocable to excess inclusion income derived by the Company from REMIC residual interests may be treated as UBTI. In addition, the Company will be subject to tax at the highest marginal corporate rate on the portion of any such excess inclusion income that is allocable to shares of the Company held by Disqualified Organizations. Any such tax would be deductible by the Company against its income that is not excess inclusion income. If the Company derives excess inclusion income from REMIC residual interests, a tax similar to the tax on the Company described above in this paragraph may be imposed on shareholders who are (i) pass-through entities (i.e., partnerships, estates, trusts, regulated investment companies, REITs, common trust funds, and certain types of cooperatives (including farmers' cooperatives described in Code section 521)) in which a Disqualified Organization is a record holder of shares or interests and (ii) nominees who hold Common Shares on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds Common Shares in a "street name" account for a Disqualified Organization may be subject to federal income tax on the excess inclusion income derived from those shares.

    The U.S. Treasury Department has been authorized to issue regulations regarding issuances by a REIT of debt obligations in Non-REMIC Transactions. If such Treasury Regulations are issued in the future preventing taxable shareholders from offsetting some percentage of the dividends paid by the Company with deductions or losses from other sources, that same percentage of the Company's dividends would be treated as UBTI for shareholders that are Exempt Organizations. See "--Taxation of Taxable U.S. Shareholders."

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends or retained long-term capital gains will be treated as dividends of ordinary income to the extent that they are made out of the Company's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may

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
be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or
(ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which the Company complies with the withholding requirements. Pursuant to those regulations, the Company will be required to withhold U.S. income tax at a rate of 30% on the entire gross amount of a distribution (other than a capital gain dividend), unless it elects to determine the amount of withholding based on its estimated current and accumulated earnings and profits. In addition, the Company will be required to withhold U.S. income tax at a rate of 35% on the gross amount of any capital gain dividend attributable to the disposition of a U.S. real property interest. The Company does not expect to pay any such capital gain dividends. The regulations will be effective for distributions made after December 31, 1998.

    If the Company derives excess inclusion income from REMIC residual interests, the portion of the dividends paid to Non-U.S. Shareholders that is allocable to the excess inclusion income may not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, the U.S. Treasury Department has been authorized to issue regulations regarding issuances by a REIT of debt obligations in Non-REMIC Transactions. If Treasury Regulations are issued in the future preventing taxable shareholders from offsetting some percentage of the dividends paid by the Company with deductions or losses from other sources, that same percentage of the Company's dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. See "--Taxation of Taxable U.S. Shareholders."

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

    The Company must withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

OTHER TAX CONSEQUENCES

    The Company, the Operating Partnership, or the Company's shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

    In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. Entities

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organized as trusts or partnerships, however, currently are not subject to the
Texas franchise tax. Accordingly, neither the Company nor the Operating Partnership should be subject to the Texas franchise tax. There can be no assurance, however, that the Texas legislature will not expand the scope of the Texas franchise tax to apply to trusts such as the Company or entities that are organized as partnerships such as the Operating Partnership.

    AMC is organized as a corporation, conducts business in Texas, and has registered in the State of Texas as a foreign corporation qualified to transact business in Texas. Accordingly, AMC is subject to the Texas franchise tax. Such tax will reduce the amount available for distribution from AMC to the Company, which, in turn, will reduce the amount available for distribution from the Company to its shareholders. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (i) .25% of "taxable capital" (generally, financial accounting net worth with certain adjustments) apportioned to Texas, or (ii) 4.5% of "taxable earned surplus" (generally, federal taxable income with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    The following discussion summarizes the material federal income tax considerations applicable to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    CLASSIFICATION AS A PARTNERSHIP

    The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

    In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be treated as a partnership under the Check-the-Box Regulations and the Company has represented that the Operating Partnership will not elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

    A "publicly traded" partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations-Requirements for Qualification--Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than

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100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Operating Partnership qualifies for the Private Placement Exclusion. If, however, the Operating Partnership is considered a publicly traded partnership under the PTP Regulations for some reason (e.g. because it is deemed to have more than 100 partners), the Operating Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

    The Company has not requested, and does not intend to request, a ruling from the Service that the Operating Partnership will be classified as a partnership for federal income tax purposes. However, Hunton & Williams is of the opinion that, based on certain factual assumptions and representations, the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Hunton & Williams is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

    If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification-- Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

    INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

    PARTNERS, NOT THE OPERATING PARTNERSHIP, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Operating Partnership.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

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    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES.  Pursuant to section
704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Operating Partnership generally will elect to use the traditional method for allocating Code section 704(c) items with respect to assets that it acquires in exchange for Units.

    BASIS IN PARTNERSHIP INTEREST. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) increased by (A) its allocable share of the Operating Partnership's income and (B) its allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

SALE OF THE COMPANY'S PROPERTY

    Generally, any gain realized by the Company or the Operating Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Operating Partnership on the disposition of any assets contributed by the Limited Partners will be allocated first to the contributing Limited Partners under section 704(c) of the Code to the extent of their "built-in gain" on those assets for federal income tax purposes. The Limited Partners' "built-in gain" on the assets sold will equal the excess of the Limited Partners' proportionate share of the book value of those assets over the Limited Partners' tax basis allocable to those assets at the time of the sale. Any remaining gain recognized by the Operating Partnership on the disposition of the assets will be allocated among the partners in accordance with the Partnership Agreement.

    Gain on the sale of any property held by the Company or the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations--Requirements For Qualification-- Income Tests" above. The Company, however, does not presently intend to acquire or hold or to allow the Operating Partnership to acquire or hold any property that

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represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Operating Partnership's trade or business.

TAXATION OF AMC

    The Operating Partnership will own 100% of the nonvoting common stock of AMC representing a 97% economic interest in AMC. By virtue of its ownership of the Operating Partnership, the Company will be considered to own its pro rata share of such stock. As noted above, for the Company to qualify as a REIT, its proportionate share of the value of the stock of AMC held by the Operating Partnership may not exceed 5% of the total value of the Company's assets. In addition, the Company may not own more than 10% of the voting stock of AMC. After the Recapitalization, the Company will not own, directly or through the Operating Partnership, any of the voting stock of AMC and, therefore, will not control AMC. In addition, the Company believes that its proportionate share of the value of the stock of AMC held by the Operating Partnership will not exceed 5% of the total value of the Company's assets. If the Service were to successfully challenge that determination, however, the Company likely would fail to qualify as a REIT.

    AMC is organized as a corporation and will pay federal, state, and local income taxes on its taxable income at normal corporate rates. Any such taxes will reduce amounts available for distribution by AMC which, in turn, will reduce amounts available for distribution to the Company's shareholders.

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
                              ERISA CONSIDERATIONS

    The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "--Status of the Company and the Operating Partnership under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan, or an individual retirement account or an individual retirement annuity ("IRAs")). The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other retirement plans and IRAs subject to the prohibited transaction provisions of section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

    The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

    THE FOLLOWING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING WITH A PROFESSIONAL.

    A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON SHARES BY SUCH PLAN OR IRA. A FIDUCIARY SHOULD ALSO CONSIDER THE ENTIRE DISCUSSION UNDER THE HEADING "FEDERAL INCOME TAX CONSIDERATIONS," AS MATERIAL CONTAINED THEREIN IS RELEVANT TO ANY DECISION BY AN EMPLOYEE BENEFIT PLAN OR IRA TO PURCHASE THE COMMON SHARES.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS, AND IRAS

    Each fiduciary of a pension, profit-sharing, or other employee benefit plan (a "Plan") subject to Title I of ERISA should consider carefully whether an investment in the Common Shares is consistent with his or her fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an Plan's investment to be (i) prudent and in the best interests of the Plan, its participants, and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Shares is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the Plan's portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment assets may not have been identified yet, the possibility of the recognition of UBTI, and other matters described under "Risk Factors."

    The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA

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
Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

    Fiduciaries of Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an Plan or with respect to a Plan or IRA subject to Code section 4975 is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

STATUS OF THE COMPANY AND THE OPERATING PARTNERSHIP UNDER ERISA

    The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interests in the entity is a Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Code. A Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

    If the assets of the Company are deemed to be "plan assets" under ERISA, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transaction involving the Company's assets, (ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each Plan that acquires Common Shares, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest, (iii) a fiduciary exercising his investment discretion over the assets of a Plan to cause it to acquire or hold the Common Shares could be liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

    Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when a Plan, Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the Plan's, Non-ERISA Plan's, or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

    The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred, or such longer period as may be allowed by the Commission). The Common Shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset

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
Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of this offering, the Common Shares will be "widely held."

    The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and (iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of its shares will not result in the failure of the Common Shares to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Shares that are not enumerated in the Plan Asset Regulations as those not affecting free transferability, but no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

    Assuming that the Common Shares will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Shares, the shares of Common Shares should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any Plan, IRA, or Non-ERISA Plan that invests in the Common Shares.

    The Plan Asset Regulations also will apply in determining whether the assets of the Operating Partnership will be deemed to be "plan assets." The partnership interests in the Operating Partnership will not be publicly-offered securities. Nevertheless, if the Common Shares constitute publicly-offered securities, the indirect investment in the Operating Partnership by ERISA Plans, IRAs, or Non-ERISA Plans subject to section 4975 of the Code through their ownership of Common Shares will not cause the assets of the Operating Partnership to be treated as "plan assets" of such shareholders.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), for whom Jefferies & Company, Inc., EVEREN Securities, Inc. and Legg Mason Wood Walker, Incorporated are acting as the representatives (the "Representatives") and each of the Underwriters has severally agreed to purchase, the respective number of Common Shares set forth below opposite their respective names.

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Jefferies & Company, Inc.......................................................................
EVEREN Securities, Inc.........................................................................
Legg Mason Wood Walker, Incorporated...........................................................
                                                                                                 -----------------

    Total......................................................................................       10,000,000
                                                                                                 -----------------
                                                                                                 -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares are subject to certain conditions precedent and that if any of the foregoing Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Common Shares must be so purchased.

    The Company has been advised by the Underwriters that they propose to offer the Common Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such public offering price less a concession not in excess of $. per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $. per share to certain other underwriters or to certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

    The Company has granted to the Underwriters an option to purchase up to an additional 1,500,000 Common Shares at the initial public offering price less underwriting discounts and commissions, solely to cover overallotments, if any. The Underwriters may exercise this option at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase a number of additional Common Shares proportionate to such Underwriter's initial commitment reflected in the foregoing table.

    The Company has agreed that it will not, without the prior written consent of Jefferies & Company, Inc., offer for sale, contract to sell any Common Shares (other than shares issued pursuant to the 1997 Share Incentive Plan and certain other agreements) or any securities convertible or exchangeable into Common Shares or sell or grant options, rights or warrants with respect to any Common Shares, for a period of 180 days after the consummation of the Offering. Each of the executive officers and Trustees of the Company who have acquired Units in connection with the organization of the Company and the Contribution Transaction has entered into agreements with the Underwriters providing that, subject to certain exceptions, such holders of Units generally will not sell, transfer, hypothecate, redeem, exchange or otherwise dispose of, directly or indirectly, any Units prior to the second anniversary of the Closing Date, without the written consent of Jefferies & Company, Inc. Further, approximately 424,671 Units (based on the Offering Price) issued in connection with the Contribution Transaction are subject to similar restrictions for a period of one year from the Closing Date.

    The Company has agreed to pay Jefferies & Company, Inc. an advisory fee equal to 0.5% of the gross proceeds of the Offering for the structural and advisory services rendered in connection with this Offering.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Until the distribution of the Common Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Common Shares. As an exception to these rules, the Representatives are permitted to engage in certain transactions to stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

    In addition, if the Representatives over-allot (I.E., if they sell more Common Shares that are set forth on the cover page of this Prospectus) and thereby creates a short position in the Common Shares in connection with the Offering, the Representatives may reduce that short position by purchasing Common Shares in the open market. The Representatives also may reduce that short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to the Offering, there has been no public market for the Common Shares. Consequently, the offering price was determined by negotiations between the Company and the Representatives. Among the principal factors considered in such negotiations were prevailing market and general economic conditions and estimates of the business potential and earnings prospects of the Company. Additionally, consideration was given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the times the offerings are made.

    The Company intends to apply to have the Common Shares listed on the NYSE under the symbol "EJS."

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, and for the Underwriters by Latham & Watkins, Costa Mesa, California. Hunton & Williams and Latham & Watkins will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law.

                                    EXPERTS

    The balance sheet of the Company as of August 28, 1997 and the financial statements of AMC as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a website at http:// www.sec.gov, and reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (including the Company) can be obtained from that site.

    Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

    The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. In addition to applicable legal or NYSE requirements, if any, holders of Common Shares will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accounts.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

    "5/50 RULE" means the tax rule that no more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year.

    "90% PASSIVE-TYPE INCOME EXCEPTION" means the exception from treatment as a publicly traded partnership for partnerships at least 90% of whose income for a taxable year consists of certain passive-type income.

    "AFFILIATE" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, limited liability partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

    "AGENCY"  means FNMA, FHLMC or GNMA.

    "AGENCY CERTIFICATES" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

    "AMC"  means AEGIS Mortgage Corporation.

    "AMC'S LOAN TRADING OPERATIONS" means AMC's acquisition of Mortgage Loans for investment or trading from a nationwide network of financial institutions and brokers.

    "ANTI-ABUSE RULE" means a final regulation issued by the United States Treasury Department under the Partnership Provisions that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate.

    "ARM" means a Mortgage Loan that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

    "BENEFICIARY"  means the beneficiary of the Share Trust.

    "BYLAWS"  means the Company's Bylaws.

    "CASH AVAILABLE FOR DISTRIBUTION" means net income (loss) (computed in accordance with generally accepted accounting principles) of the Company plus depreciation and amoritization and minority interest minus capital expenditures and principal payments on indebtness.

    "CLOSING DATE"  means the date of the closing of the Offering.

    "CLOSING PRICE" means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common or Preferred Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees.

    "CODE"  means the Internal Revenue Code of 1986, as amended.

    "COMMISSION"  means the Securities and Exchange Commission.

    "COMMON SHARES" means common shares of beneficial interest, par value $.01 per share, of the Company.

    "COMPANY" means AEGIS Investment Trust and its subsidiaries on a consolidated basis.

    "COMPANY EXPENSES"  means administrative costs and expenses of the Company.

    "COMPENSATION COMMITTEE" means the committee comprised of two or more of the Independent Trustees established by the Board of Trustees to determine compensation for the Company's executive officers and to implement the Company's 1997 Plan.

    "CONFORMING MORTGAGE LOANS" means Mortgage Loans that comply with requirements for inclusion in credit support programs sponsored by GNMA, FHLMC or FNMA.

    "CONTRIBUTION TRANSACTION" means the transaction pursuant to which AMC was contributed to the Company.

    "CONTROL SHARE ACQUISITION" means the acquisition of Control Shares, subject to certain exceptions.

    "CONTROL SHARES" means shares of beneficial interest that, if aggregated with all other such shares of beneficial interest of the Company previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power, but does not include shares which the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

    "DECLARATION OF TRUST" means the amended and restated Declaration of Trust of the Company.

    "DOLLAR REVERSE REPURCHASE AGREEMENT" means a reverse repurchase arrangement whereby the third party purchaser agrees to deliver and the seller agrees to purchase a specified amount of securities, which do not necessarily need to be the same securities sold by the seller.

    "EXEMPT ORGANIZATIONS" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

    "FHA"  means the United States Federal Housing Administration.

    "FHLMC"  means the Federal Home Loan Mortgage Corporation.

    "FNMA"  means the Federal National Mortgage Association.

    "GNMA"  means the Government National Mortgage Association.

    "GAAP"  means generally accepted accounting principles consistently applied.

    "HUD"  means the United States Department of Housing and Urban Development.

    "INDEPENDENT TRUSTEES" means a trustee of the Company that is not an officer or employee of the Company, any affiliate of an officer or employee or any affiliate of (i) any advisor to the Company under an advisory agreement,
(ii) any lessee of any property of the Company, (iii) any subsidiary of the Company or (iv) any partnership that is an affiliate of the Company.

    "INTERESTED SHAREHOLDER" means a beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of a trust or an affiliate thereof.

    "INVESTMENT COMPANY ACT." means the Investment Company Act of 1940, as amended.

    "LIBOR"  means the London Interbank Offered Rate.

    "LIMITED PARTNERS" means the limited partners of the Operating Partnership after the completion of the Contribution Transaction.

    "LOAN ORIGINATION OPERATIONS" means the origination of Mortgage Loans through a network of mortgage brokers and retail branches for sale to permanent investors by AMC.

    "MARKET PRICE" means the average of the Closing Price for the five consecutive Trading Days.

    "MARYLAND REIT LAW" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

    "MGCL"  means the Maryland General Corporation Law, as amended.

    "MORTGAGE ASSETS" means Mortgage Loans, Agency Certificates and other mortgage-related assets.

    "MORTGAGE LOANS" means either Owner-Financed Mortgage Loans or Seasoned Mortgage Loans, as appropriate.

    "NON-CONFORMING MORTGAGE LOANS" means mortgage loans which do not comply with requirements for inclusion in credit support programs sponsored by GNMA, FHLMC or FNMA.

    "NON-U.S. SHAREHOLDERS" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

    "NYSE"  means the New York Stock Exchange.

    "OFFERING"  means the offering of Common Shares hereby.

    "OFFERING PRICE" means the mid point of the range set forth on the cover of this Prospectus.

    "OPERATING PARTNERSHIP" means AEGIS Operating Partnership, L.P., a Delaware limited partnership.

    "OPERATING PARTNERSHIP AGREEMENT" means the partnership agreement of the Operating Partnership.

    "OWNER-FINANCED MORTGAGE LOANS" means Mortgage Loans originated by the seller of a property.

    "OWNERSHIP LIMITATION" means the ownership of not more than 9.8% of shares of beneficial interest in the Company.

    "PARTNERSHIP PROVISIONS"  means partnership provisions of the Code.

    "PASS-THROUGH CERTIFICATES" means securities (or interests therein) that evidence undivided ownership interests in a pool of mortgage loans, the holders of which receive "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates evidence interests in mortgage loans secured by single family real estate properties.

    "PORTFOLIO OPERATIONS" means the Company's primary business of acquiring and managing its portfolio of Mortgage Assets.

    "PREFERRED SHARES" means the preferred shares of beneficial interest, par value $0.01 per share, of the Company.

    "PRIVATE PLACEMENT EXCLUSION" means the safe harbor from the definition of a publicly traded partnership as provided for in the PTP Regulations.

    "PROHIBITED OWNER" means the record holder of the Common or Preferred Shares that are designated as Shares-in-Trust.

    "PTP REGULATIONS" means regulations recently issued by the United States Treasury Department effective for taxable years beginning after December 31, 1995 that provide limited safe harbors from the definition of a publicly traded partnership.

    "REDEMPTION RIGHTS" means the rights of the Limited Partners to redeem all or a portion of their Units for cash or Common Shares on a one-for-one basis pursuant to the terms of the Operating Partnership Agreement.

    "REIT"  means real estate investment trust.

    "RESTRICTED SHARES"  means restricted Common Shares of the Company.

    "REVERSE REPURCHASE AGREEMENT" means a borrowing device whereby securities are sold to a third party, and the seller simultaneously agrees to repurchase such securities at a specified future date and price, the price difference representing the financing cost of the borrowing.

    "RULE 144"  means Rule 144 promulgated under the Securities Act.

    "SEASONED MORTGAGE LOANS" means existing residential and commercial mortgage loans acquired from third parties.

    "SECURITIES ACT"  means the Securities Act of 1933, as amended.

    "SERVICE"  means the U.S. Internal Revenue Service.

    "SHARE TRUST" means a trust which holds Common or Preferred Shares of the Company which have been designated as Shares-in-Trust.

    "SHARES-IN-TRUST" means Common or Preferred Shares which are transferred automatically to the Share Trust.

    "TRADING DAY" means a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    "TRUSTEES"  means trustees of the Company.

    "UBTI"  means unrelated business taxable income.

    "UBTI PERCENTAGE" means the percentage of dividends treated as UBTI in certain circumstances where a pension trust owns more than 10% of the Company's shares.

    "UNDERWRITERS"  means the Underwriters named in this Prospectus.

    "UNITS" means units of limited partnership interest in the Operating Partnership.

    "VA"  means the United States Department of Veterans Affairs.

                       INDEX TO THE FINANCIAL STATEMENTS

                             AEGIS INVESTMENT TRUST

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Balance Sheet--August 28, 1997.............................................................................        F-3

Notes to Balance Sheet.....................................................................................        F-4

                           AEGIS MORTGAGE CORPORATION

Independent Auditors' Report.........................................................        F-5

Balance Sheets--December 31, 1995 and 1996 and September 30, 1997....................        F-6

Statements of Income--Years Ended December 31, 1994, 1995 and 1996 and Nine Months
  Ended September 30, 1996 and 1997..................................................        F-7

Statements of Stockholders' Equity--Years Ended December 31, 1994, 1995 and 1996 and
  Nine Months Ended September 30, 1997...............................................        F-8

Statements of Cash Flows--Years Ended December 31, 1994, 1995 and 1996 and Nine
  Months Ended September 30, 1996 and 1997...........................................        F-9

Notes to Financial Statements........................................................       F-10

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AEGIS Investment Trust

    We have audited the accompanying balance sheet of AEGIS Investment Trust as of August 28, 1997. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial portion of AEGIS Investment Trust as of August 28, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
August 28, 1997

                             AEGIS INVESTMENT TRUST

                                 BALANCE SHEET

                                AUGUST 28, 1997

ASSETS

Cash................................................................................  $   1,900
                                                                                      ---------
    Total Assets....................................................................  $   1,900
                                                                                      ---------
                                                                                      ---------

LIABILITIES AND SHAREHOLDER'S EQUITY

Shareholder's Equity:
  Common stock, par value $.01 per share; authorized 100,000,000 shares; issued and
    outstanding 100 shares..........................................................  $       1
  Additional paid-in capital........................................................      1,899
                                                                                      ---------
    Total Shareholder's Equity......................................................  $   1,900
                                                                                      ---------
                                                                                      ---------

                             AEGIS INVESTMENT TRUST

                             NOTES TO BALANCE SHEET

                                AUGUST 28, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    AEGIS Investment Trust (the "Company") was organized as a Maryland real estate investment trust on August 13, 1997, and was initially capitalized on August 28, 1997 through the sale of 100 shares of Common Stock for $1,900. The Company will seek to invest in mortgage-related assets, with an emphasis on mortgage backed securities representing interests in pools of single family residential mortgage loans, and the acquisition and origination of such mortgage loans.

    The Company's sole activity through August 28, 1997, consisted of the organization and start-up of the Company. Accordingly, no statement of operations is presented.

TAXES

    The Company will elect to be taxed as a real estate investment trust under the Internal Revenue Code. As a result, the Company will not be subject to federal income taxation at the corporate level to the extent it distributes annually its predistribution taxable income of at least 95% of its real estate investment trust taxable income.

INCOME RECOGNITION

    Income and expenses are to be recorded on the accrual basis of accounting.

(2) PUBLIC OFFERING OF COMMON STOCK

    The Company is in the process of filing a Registration Statement for sale of its common stock. Contingent upon the consummation of the public offering, the Company will be liable for organization and offering expenses in connection with the sale of the shares offered.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Aegis Mortgage Corporation:

We have audited the accompanying balance sheets of Aegis Mortgage Corporation (the Corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Mortgage Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Oklahoma City, Oklahoma
March 6, 1997

                           AEGIS MORTGAGE CORPORATION
                                 BALANCE SHEETS
               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997

                                                                                                         AT
                                                                            AT DECEMBER 31,         SEPTEMBER 30,
                                                                      ----------------------------  -------------
ASSETS                                                                    1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
Cash................................................................  $     286,191  $     374,783  $   1,059,339
Accounts receivable, net............................................      1,033,407      1,000,403      1,235,945
Mortgage loans held for sale, net of discounts of $393,938,
  $2,446,846 and $2,002,893 at December 31, 1995 and 1996, and
  September 30, 1997, respectively..................................     39,746,886     52,058,032     57,760,155
Mortgage servicing rights, at cost, net of accumulated
  amortization......................................................        617,785        721,291        111,152
Real estate held for investment.....................................        499,655        403,136        254,496
Property and equipment, net.........................................        437,669        401,326        387,430
Other assets........................................................        117,324         29,149        176,940
                                                                      -------------  -------------  -------------
    Total Assets....................................................  $  42,738,917  $  54,988,120  $  60,985,457
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable.....................................................  $  39,924,832  $  51,634,654  $  56,745,852
  Accounts payable and accrued expenses.............................        623,461        704,865      1,089,970
                                                                      -------------  -------------  -------------
    Total liabilities...............................................     40,548,293     52,339,519     57,835,822
                                                                      -------------  -------------  -------------
Stockholders' equity:
  Common stock, par value $1 per share; authorized 2,000 shares;
    issued and outstanding 500 shares...............................            500            500            500
  Additional paid-in capital........................................        587,939        587,939        587,939
  Retained earnings.................................................      1,602,185      2,060,162      2,561,196
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................      2,190,624      2,648,601      3,149,635
Commitments (notes 4 and 8)
                                                                      -------------  -------------  -------------
    Total Liabilities and Stockholders' Equity......................  $  42,738,917  $  54,988,120  $  60,985,457
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See accompanying notes to financial statements.

                           AEGIS MORTGAGE CORPORATION
                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
               AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                     YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED
                                            -----------------------------------------        SEPTEMBER 30,
                                                1994          1995          1996       --------------------------
                                            ------------  ------------  -------------      1996          1997
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
Revenues:
  Loan administration.....................  $  1,905,056  $  2,015,946  $     940,024  $    897,486  $    500,030
  Loan origination........................       635,931     1,439,779      2,423,845     1,779,738     2,107,390
  Interest income.........................     1,389,315     2,616,139      3,901,877     2,762,971     3,825,958
  Interest expense........................       860,663     2,177,076      2,963,242     2,163,891     3,067,712
                                            ------------  ------------  -------------  ------------  ------------
    Net interest income...................       528,652       439,063        938,635       599,080       758,246
  Loan brokerage fees.....................       532,755     1,389,898             --            --            --
  Gain on sales of mortgage loans.........     2,161,199     2,933,429      4,652,432     3,397,040     4,309,624
  Gain on sale of servicing rights........            --            --      2,498,078     2,526,338            --
  Other...................................       119,409       258,015         59,403            --            --
                                            ------------  ------------  -------------  ------------  ------------
    Total revenues........................  $  5,883,002  $  8,476,130  $  11,512,417  $  9,199,682  $  7,675,290
                                            ------------  ------------  -------------  ------------  ------------
Expenses:
  Personnel...............................  $  3,382,248  $  4,834,518  $   7,010,239  $  5,226,610  $  4,758,278
  Occupancy...............................       311,125       407,346        447,078       333,058       396,436
  Office supplies and expense.............       584,956       965,906      1,092,769       819,664       792,552
  Professional fees.......................       235,968       206,812        297,724       210,522       207,433
  Depreciation and amortization...........       375,651       824,198        287,818       194,243       222,189
  Provision for losses on foreclosures....           772         8,091         20,837            --            --
  Mortgage computer service fees..........        96,697            --             --            --            --
  Other...................................       243,633       585,493      1,111,308       673,308       797,368
                                            ------------  ------------  -------------  ------------  ------------
    Total expenses........................     5,231,050     7,832,364     10,267,773     7,457,405     7,174,256
                                            ------------  ------------  -------------  ------------  ------------
    Net income............................  $    651,952  $    643,766  $   1,244,644  $  1,742,277  $    501,034
                                            ------------  ------------  -------------  ------------  ------------
                                            ------------  ------------  -------------  ------------  ------------

                See accompanying notes to financial statements.

                           AEGIS MORTGAGE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                              ADDITIONAL                   TOTAL
                                                                   COMMON      PAID-IN      RETAINED    STOCKHOLDERS'
                                                                    STOCK      CAPITAL      EARNINGS       EQUITY
                                                                 -----------  ----------  ------------  ------------
Balance at December 31, 1993...................................   $     500   $  587,939  $    788,944   $1,377,383

Net income.....................................................          --           --       651,952      651,952

Dividends paid.................................................          --           --      (200,090)    (200,090)
                                                                      -----   ----------  ------------  ------------

Balance at December 31, 1994...................................         500      587,939     1,240,806    1,829,245

Net income.....................................................          --           --       643,766      643,766

Dividends paid.................................................          --           --      (282,387)    (282,387)
                                                                      -----   ----------  ------------  ------------

Balance at December 31, 1995...................................         500      587,939     1,602,185    2,190,624

Net income.....................................................          --           --     1,244,644    1,244,644

Dividends paid.................................................          --           --      (786,667)    (786,667)
                                                                      -----   ----------  ------------  ------------

Balance at December 31, 1996...................................         500      587,939     2,060,162    2,648,601

Net income.....................................................          --           --       501,034      501,034
                                                                      -----   ----------  ------------  ------------

Balance at September 30, 1997 (unaudited)......................   $     500   $  587,939  $  2,561,196   $3,149,635
                                                                      -----   ----------  ------------  ------------
                                                                      -----   ----------  ------------  ------------

                See accompanying notes to financial statements.

                           AEGIS MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOWS

                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                                                   NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                     ----------------------------------------  --------------------------
                                                         1994          1995          1996          1996          1997
                                                     ------------  ------------  ------------  ------------  ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................     $651,952      $643,766    $1,244,644     $1,742,277      $501,034
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Provision for depreciation and amortization....      375,651       824,198       287,818        194,243       222,189
    Gain on sale of mortgage servicing rights......           --            --    (2,498,078 )   (2,526,338)           --
    Gain on sale of real estate held for
      investment...................................           --       (19,670 )     (21,117 )           --            --
    Loss on sale of real estate acquired through
      foreclosure..................................           --        51,681            --             --            --
Sale of mortgage loans held for sale...............   70,918,233   256,248,981   441,304,148    331,912,219   377,195,836
Purchase of mortgage loans held for sale...........  (79,549,050 ) (284,886,602) (453,615,294) (340,222,299) (382,897,959)
    Gain on sale of common stock included in other
      assets.......................................           --       (60,132 )     (16,741 )           --            --
    (Increase) decrease in accounts receivable.....     (333,284 )    (137,215 )      33,004        286,950      (235,542)
    (Decrease) increase in accounts payable and
      accrued expenses.............................     (289,149 )     175,712        81,404        605,234       385,105
    (Increase) decrease in other assets............      (79,999 )     (15,194 )         (84 )       81,941      (147,791)
                                                     ------------  ------------  ------------  ------------  ------------
      Net cash used in operating activities........   (8,305,646 ) (27,174,475 ) (13,200,296 )   (7,925,773)   (4,977,128)
                                                     ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Decrease in short-term investments...............    7,650,000            --            --             --            --
  Purchase of mortgage servicing rights............     (209,204 )    (173,024 )    (721,291 )           --            --
  Purchase of property and equipment...............     (488,408 )    (236,010 )    (204,522 )     (133,660)     (159,879)
  Proceeds from sale of mortgage servicing
    rights.........................................                         --     3,068,910      3,097,170       561,725
  Proceeds from sale of property and equipment.....        9,416            --            --             --            --
  Proceeds from sale of real estate held for
    investment.....................................           --       278,645       237,992             --       148,640
  Proceeds from sale of real estate acquired
    through foreclosure............................           --       142,281            --             --            --
  Proceeds from sale of common stock included in
    other assets...................................           --        97,632       105,000             --            --
  Cash paid for real estate held for investment....      (98,790 )    (659,840 )    (120,356 )     (113,516)           --
                                                     ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in) investing
        activities.................................    6,863,014      (550,316 )   2,365,733      2,849,994       550,486
                                                     ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Decrease in notes payable secured by certificate
    of deposit.....................................   (7,500,000 )          --            --             --            --
  Proceeds from notes payable......................   70,576,545   340,488,226   558,725,947    347,971,631   413,635,860
  Repayment of notes payable.......................  (62,084,838 ) (312,251,401) (547,016,125) (342,396,635) (408,524,662)
  Dividends paid...................................     (200,090 )    (282,387 )    (786,667 )     (266,667)           --
                                                     ------------  ------------  ------------  ------------  ------------
      Net cash provided by financing activities....      791,617    27,954,438    10,923,155      5,308,329     5,111,198
                                                     ------------  ------------  ------------  ------------  ------------
Net (decrease) increase in cash....................     (651,015 )     229,647        88,592        232,550       684,556
Cash, beginning of year............................      707,559        56,544       286,191        286,191       374,783
                                                     ------------  ------------  ------------  ------------  ------------
Cash, end of year..................................  $    56,544   $   286,191   $   374,783   $    518,741  $  1,059,339
                                                     ------------  ------------  ------------  ------------  ------------
                                                     ------------  ------------  ------------  ------------  ------------
Supplemental disclosure of noncash investing
  activity:
  Transfer of mortgage loans held for sale to real
    estate acquired through foreclosure............  $   137,969   $    55,993   $        --   $         --  $         --
                                                     ------------  ------------  ------------  ------------  ------------
                                                     ------------  ------------  ------------  ------------  ------------

                See accompanying notes to financial statements.

                           AEGIS MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS DECEMBER 31, 1995 AND 1996 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

    Aegis Mortgage Corporation (the "Corporation") conducts mortgage banking activities. The principal activities include mortgage loan origination, principally in Texas, Georgia, Ohio, Florida, and Arizona, trading activities, and servicing operations.

    The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and reflect industry practices. The following represents the more significant of those policies and practices. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates which are particularly sensitive to change in the near term are the valuations of mortgage loans held for sale and mortgage servicing rights.

INTERIM FINANCIAL DATA (UNAUDITED)

    The accompanying balance sheet and statement of stockholders' equity as of September 30, 1997 and the accompanying statements of earnings and cash flows for the nine months ended September 30, 1996 and 1997 have been prepared by the Corporation without an audit. In the opinion of management, all adjustments consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

    Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data. The interim information herein should be read in conjunction with the annual financial information presented herein.

MORTGAGE LOANS HELD FOR SALE

    Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis, net of purchase discounts, after giving effect to any gains or losses resulting from mortgage loan commitments and forward sales commitments. The remaining purchase discount is recognized in income at the time of loan sale or payoff. Gains and losses from sales of mortgage loans are recognized upon settlement with investors.

LOAN ORIGINATION FEES AND COSTS

    Loan origination fees and costs are recognized at the time of sale in the gain or loss determination. Discounts on mortgage loans are recognized when the loans are sold.

                           AEGIS MORTGAGE CORPORATION

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
MORTGAGE SERVICING RIGHTS

    Effective January 1, 1996, the Corporation adopted the provisions of Statement of Financial Accounting Standards (Statement) No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65, amended effective January 1, 1997 by FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Statements No. 122 and 125 amend Statement No. 65 to require the Corporation to recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired, eliminating the accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. Statement No. 122 also requires the assessment of mortgage servicing rights for impairment to be based on the current fair value of those rights stratified by significant risk characteristics. The impact of these adoptions were not material to the financial statements.

    Mortgage servicing rights are stated at cost and amortized over the estimated life of the related mortgage loans in proportion to, and over the period of, estimated net servicing income.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE AND REAL ESTATE HELD FOR INVESTMENT

    Real estate acquired through foreclosure and real estate held for investment are valued at fair value less selling costs. Advances for foreclosure expenses made by the Corporation in connection with servicing real estate mortgage loans owned by institutional investors are stated at cost, net of related allowance for uncollectible advances, and are included in accounts receivable in the accompanying balance sheets.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated over the estimated useful lives of the respective assets (principally 3 to 7 years) using the sum-of-the-years-digits method.

FEDERAL NATIONAL MORTGAGE ASSOCIATION ("FNMA") STOCK

    The Corporation's investment in FNMA stock is carried at cost of $41 in other assets at December 31, 1995 and 1996. The Corporation is required to own shares of FNMA stock in order to be in compliance with the FNMA servicing agreement. Accordingly, such stock is considered to be restricted in the accompanying balance sheets, since sale of this stock would be in violation of the servicing agreement.

INCOME TAXES

    The Corporation is an S corporation and does not provide for federal income taxes. Taxable income or loss is passed through to the stockholders. The Corporation has elected to pay Oklahoma state income taxes in lieu of its stockholders filing Oklahoma income tax returns. State income taxes are not material.

LOAN ADMINISTRATION INCOME

    Loan administration income represents fees earned for servicing real estate mortgage loans owned by institutional investors. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned.

                           AEGIS MORTGAGE CORPORATION

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOAN BROKERAGE FEES

    Loan brokerage fees represent fees received by the Corporation for negotiating the sale of loans or servicing rights between a buyer and seller whereby no further obligations exist. The fee is recognized when the fee has been earned.

GAIN ON SALES OF MORTGAGE LOANS

    Gains or losses resulting from financial instruments used to hedge market risk associated with outstanding mortgage loan commitments and mortgage loans held for sale are recognized on the dates gains or losses on loan sales are recognized.

RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the 1996 presentation.

FINANCIAL STATEMENT PRESENTATION

    The Corporation prepares its financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities, and net working capital as follows:

                                                                     1995           1996
                                                                 -------------  -------------
Current assets.................................................  $  42,301,248  $  54,586,794
Current liabilities............................................     40,548,293     52,339,519
                                                                 -------------  -------------
Net working capital............................................  $   1,752,955  $   2,247,275
                                                                 -------------  -------------
                                                                 -------------  -------------

(2)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates, methods, and assumptions at December 31, are set forth below for the Corporation's financial instruments:

                                                                  1995                          1996
                                                      ----------------------------  ----------------------------
                                                                       ESTIMATED                     ESTIMATED
                                                        CARRYING         FAIR         CARRYING         FAIR
                                                          VALUE          VALUE          VALUE          VALUE
                                                      -------------  -------------  -------------  -------------
Financial assets:
  Cash..............................................  $     286,191  $     286,191  $     374,783  $     374,783
  Accounts receivable, net..........................      1,033,407      1,033,407      1,000,403      1,000,403
  Mortgage loans held for sale......................     39,746,886     40,838,647     52,058,032     53,509,949
Financial liabilities:
  Notes payable.....................................     39,924,832     39,924,832     51,634,654     51,634,654
  Accounts payable and accrued expenses.............        623,461        623,461        704,865        704,865
Off-balance sheet financial instruments:
  Mortgage loan commitments.........................             --             --             --             --
  Forward commitments...............................             --       (311,491)            --        (41,000)

                           AEGIS MORTGAGE CORPORATION

(2)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amount for cash, accounts receivable, notes payable, and accounts payable and accrued expenses approximates fair value due to the short maturity of these financial instruments. In addition, the majority of the notes payable have variable interest rates.

    The fair values for mortgage loans held for sale are based on the December 31, 1995 and 1996 market values determined as described in Note 1.

    The carrying value of mortgage loan commitments approximates fair value.

    The fair value of forward sales commitments is estimated by obtaining quoted market prices. This value represents the estimated amount the Corporation would receive or pay to terminate such agreements, taking into account current interest rates.

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. They also do not reflect income tax considerations.

                           AEGIS MORTGAGE CORPORATION

(3)  PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, is as follows:

                                                                         1995         1996
                                                                      ----------  ------------
Furniture and fixtures..............................................  $  248,661  $    301,099
Office and data processing equipment................................     490,524       610,643
Automobiles.........................................................      60,655        60,655
Leasehold improvements..............................................     129,964       129,964
                                                                      ----------  ------------
                                                                         929,804     1,102,361
Less accumulated depreciation and amortization......................     492,135       701,035
                                                                      ----------  ------------
    Total property and equipment, net...............................  $  437,669  $    401,326
                                                                      ----------  ------------
                                                                      ----------  ------------

(4)  MORTGAGE LOANS HELD FOR SALE

    Mortgage loans held for sale consist primarily of mortgages on single family residences and total approximately $39,747,000 and $52,058,000 at December 31, 1995 and 1996, respectively. The estimated market value of such loans exceeds cost at December 31, 1995 and 1996; accordingly, no valuation allowance was recorded at December 31, 1995 and 1996. The Corporation is exposed to credit risk on these mortgage loans in the event of nonperformance by the mortgagors; however, this risk is mitigated by collateral consisting of single family residences. The Corporation requires such collateral on all of its mortgage loans.

    Outstanding mortgage loan commitments were approximately $31,971,000 and $27,044,000 at December 31, 1995 and 1996, respectively. Such commitments are usually made for periods of approximately sixty to ninety days. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty.

    The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to hedge its exposure to fluctuations in interest rates on outstanding loan commitments with fixed interest rates. These financial instruments consist of Government National Mortgage Association ("GNMA") and FNMA mortgage-backed security forward sales commitments. The Corporation was exposed to market risk on approximately $25,500,000 and $37,250,000 at December 31, 1995 and 1996, respectively, of such forward sales commitments. Gains or losses associated with forward sales commitments, along with the market risk of loan commitments discussed in the previous paragraph, are considered in the Corporation's evaluation of its mortgage loans held for sale.

                           AEGIS MORTGAGE CORPORATION

(5)  MORTGAGE SERVICING RIGHTS

    A summary of mortgage servicing rights at December 31, is as follows:

                                                                         1995         1996
                                                                     ------------  -----------
Balance at beginning of year, net of accumulated amortization of
  $1,288,376 and $1,874,791, respectively..........................  $  1,031,176  $   617,785
Purchases..........................................................       173,024      721,291
Sales..............................................................            --     (570,832)
Amortization.......................................................      (586,415)     (46,953)
                                                                     ------------  -----------
Balance at end of year, net of accumulated amortization of
  $1,874,971 and $0, respectively..................................  $    617,785  $   721,291
                                                                     ------------  -----------
                                                                     ------------  -----------

    The estimated fair value of mortgage servicing rights, including rights on loans for which the Corporation has no basis, at December 31, 1996, approximates $2,800,000.

(6)  NOTES PAYABLE

    Notes payable at December 31, consist of the following:

                                                                     1995           1996
                                                                 -------------  -------------
Note payable to an individual, interest due in monthly
  installments through September 16, 1996, at 10%..............  $      20,000  $          --
Note payable to an individual, interest due in monthly
  installments through September 15, 1996, at 10%..............         30,000             --
Notes payable to various individuals, interest due in monthly
  installments at 10%, principal due on demand.................        323,015        574,358
Note payable to bank, interest due in monthly installments
  through June 30, 1996, at Federal Funds rate plus 2.25%
  (7.85% at December 31, 1995), secured by mortgage loan
  inventory; maximum borrowing is $40,000,000.                      33,966,511       --
Note payable to bank, interest due in monthly installments
  through June 30, 1996, at Federal Funds rate plus 2.75%
  (8.35% at December 31, 1995), secured by mortgage loan
  inventory; maximum borrowing is $20,000,000.                       1,822,454       --
Note payable to bank, interest due in monthly installments
  through June 30, 1996, at Federal Funds rate plus 3.25%
  (8.85% at December 31, 1995), secured by mortgage loan
  inventory; maximum borrowing is $1,677,000.                           23,460       --

                           AEGIS MORTGAGE CORPORATION

(6)  NOTES PAYABLE (CONTINUED)

                                                                     1995           1996
                                                                 -------------  -------------
Note payable to bank, interest due in monthly installments
  through June 30, 1996, at Federal Funds rate plus 3% (8.6% at
  December 31, 1995), secured by mortgage loan inventory;
  maximum borrowing is $2,000,000.                                     600,000       --
Note payable to bank, interest due in monthly installments
  through May 31, 1996, at prime rate plus 1% (9.5% at December
  31, 1995), secured by notes receivable; maximum borrowing is
  $4,000,000.                                                          672,724       --
Note payable to bank, interest due in monthly installments
  through February 17, 1996, at prime rate plus 1% (9.5% at
  December 31, 1995), secured by accounts receivable, mortgage servicing rights and common stock of the Corporation; maximum
  borrowing is $800,000.                                               266,668       --
Note payable to bank, interest due in monthly installments
  through March 31, 1996, at 5%, secured by common stock of the
  Corporation; maximum borrowing is $2,200,000.                      2,200,000       --
Note payable to bank, interest due in monthly installments
  through September 30, 1997, at LIBOR plus 1.00% (6.62% at
  December 31, 1996), secured by mortgage loan inventory;
  maximum borrowing is $38,500,000.............................             --     21,517,130
Note payable to bank, interest due in monthly installments
  through September 30, 1997, at LIBOR plus 1.50% (7.12% at
  December 31, 1996), secured by mortgage loan inventory;
  maximum borrowing is $15,000,000.............................             --      4,808,038
Note payable to bank, interest due in monthly installments
  through September 30, 1997, at LIBOR plus 2.50% (8.12% at
  December 31, 1996), secured by mortgage loan inventory;
  maximum borrowing is $20,000,000.............................             --     19,759,118
Note payable to bank, interest due in monthly installments
  through September 30, 1997, at LIBOR plus 2.75% (8.37% at
  December 31, 1996), secured by mortgage loan inventory;
  maximum borrowing is $3,500,000..............................             --      2,700,000

                           AEGIS MORTGAGE CORPORATION

(6)  NOTES PAYABLE (CONTINUED)

                                                                     1995           1996
                                                                 -------------  -------------
Notes payable to bank, interest due in monthly installments
  through May 31, 1997, at prime rate plus 1% (9.25% at
  December 31, 1996), secured by mortgage loan inventory;
  maximum borrowing is $4,000,000..............................             --      2,276,010
                                                                 -------------  -------------
    Total notes payable........................................  $  39,924,832  $  51,634,654
                                                                 -------------  -------------
                                                                 -------------  -------------

    The majority of notes payable to individuals are guaranteed by a stockholder of the Corporation. In addition, notes payable to individuals are due to stockholders, executive officers, or immediate relatives of stockholders and executive officers of the Corporation at December 31, 1995 and 1996.

    The Corporation paid in cash approximately $771,000, $2,024,000 and $2,898,000 during the years ended December 31, 1994, 1995, and 1996, respectively, for interest on notes payable.

(7)  LOAN ADMINISTRATION

    The Corporation was servicing approximately 12,500 and 4,200 loans owned by institutional investors aggregating approximately $405,000,000 and $123,000,000 at December 31, 1995 and 1996, respectively, including mortgages securing GNMA mortgage-backed securities discussed in the subsequent paragraph. Related trust funds of approximately $8,400,000 and $3,600,000 at December 31, 1995 and 1996, respectively, on deposit in special bank accounts are not included in the accompanying financial statements. The Corporation has fidelity bond and errors and omissions insurance coverage in the amount of $1,000,000 and $500,000 at December 31, 1995 and 1996, respectively.

    The Corporation has issued mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. At December 31, 1995 and 1996, the principal amount of these securities outstanding was approximately $38,100,000 and $1,400,000, respectively, which also represents the approximate principal amount of the related mortgages that serve as collateral for the security and are being serviced under this program.

    Included in accounts receivable are advances made by the Corporation on behalf of institutional investors for foreclosure costs. These advances totaled approximately $257,000 and $136,000 at December 31, 1995 and 1996, respectively, and are stated net of an allowance for uncollectible advances of $2,500 and $4,000 at December 31, 1995 and 1996, respectively. Also included in accounts receivable are advances on behalf of mortgagors for principal, interest, and escrow payments totaling approximately $355,000 and $181,000 at December 31, 1995 and 1996, respectively.

                           AEGIS MORTGAGE CORPORATION

(8)  COMMITMENTS

    The Corporation leases office space and equipment under various operating leases. Rental expense for operating leases totaled approximately $307,000, $358,000, and $337,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Future minimum lease payments required under operating leases are as follows:

1997......................................................  $ 259,808
1998......................................................     60,141
1999......................................................     32,253

(9)  RELATED PARTY TRANSACTION

    The Corporation has notes receivable from stockholders and employees, included in accounts receivable, totaling $57,328 and $67,140 at December 31, 1995 and 1996, respectively. At December 31, 1996, the notes are due on demand with interest paid annually at 10%.

(10)  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    The mortgages that the Corporation services for investors are secured by single family residences located primarily in Texas, Oklahoma, and Louisiana. The portfolio of mortgages is comprised of approximately 14% FHA, 10% VA, and 76% conventional. Credit losses arise as mortgagors default on mortgages and FHA, VA, or other mortgage insurance claims do not cover costs paid by the Corporation in foreclosing on and disposing of the properties securing the mortgages.

(11)  RETIREMENT PLAN

    During 1995, the Corporation established a 401(k) retirement plan. Under the plan, the Corporation contributes amounts not to exceed 1.5%, dependent on the employee's level of participation, of the respective employee's base pay to provide retirement benefits. Employees may contribute up to 15% of their base pay to the plan. Participants vest at 20% per year with full vesting at the end of five years. Benefits paid under the plan are limited to the sum of the employee's and Corporation's contributions and investment earnings on those contributions. The Corporation contributed approximately $5,260 and $54,467 to the plan in 1995 and 1996, respectively.

(12)  CONTINGENCIES (UNAUDITED)

    Lawsuits have been filed on behalf of purported classes of borrowers against several mortgage lenders, including the Corporation, alleging that such lenders have made certain payments to independent mortgage brokers in violation of state and federal laws, including RESPA. The Corporation is the defendant in a lawsuit of this type filed in September 1997 in the United States District Court for the District of Minnesota. The suit alleges violations of RESPA and various state laws arising out of the Corporation's payment of part of the compensation of mortgage brokers at settlement of certain mortgage loans. The Corporation's broker compensation programs permit the Corporation to pay some or all of a mortgage broker's compensation at a loan closing under certain circumstances, and the Corporation believes that making these types of payments is consistent with long-standing industry practice and regulatory interpretations. The named plaintiffs have requested that the case be treated as a class action, but no court has ruled on that request. The Corporation intends to defend this action vigorously and, in October 1997, filed its answer to the complaint denying all allegations of illegal or improper activities. Management believes that the probable resolution of such lawsuit will not materially affect the financial position or results of operations of the Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                           SUMMARY TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
The Company...............................................................   26
Use of Proceeds...........................................................   26
Distribution Policy.......................................................   27
Capitalization............................................................   27
Dilution..................................................................   28
Selected Financial Data...................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   32
Business..................................................................   40
Management................................................................   54
Certain Relationships and Transactions....................................   60
Principal and Management Shareholders.....................................   60
Description of Shares of Beneficial Interest..............................   61
Certain Provisions of Maryland Law and of the Company's Declaration of
  Trust and Bylaws........................................................   66
Shares Available for Future Sale..........................................   70
Operating Partnership Agreement...........................................   71
Federal Income Tax Considerations.........................................   74
ERISA Considerations......................................................   93
Underwriting..............................................................   96
Legal Matters.............................................................   97
Experts...................................................................   97
Additional Information....................................................   98
Glossary..................................................................   99
Financial Statements......................................................  F-1

                             ---------------------

    UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               10,000,000 SHARES

                                     AEGIS
                                INVESTMENT TRUST

                                COMMON SHARES OF
                              BENEFICIAL INTEREST

                                   PROSPECTUS

                           JEFFERIES & COMPANY, INC.
                            EVEREN SECURITIES, INC.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Not Applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Shares.

Securities and Exchange Commission registration fee.....................  $  69,697
NASD filing fee.........................................................     23,500
New York Stock Exchange listing fee.....................................    102,000
Printing and mailing....................................................    200,000
Financial advisory fee..................................................    950,000
Accountant's fees and expenses..........................................     50,000
Blue Sky fees and expenses..............................................        500
Counsel fees and expenses...............................................    300,000
Miscellaneous...........................................................      4,303
                                                                          ---------
    Total...............................................................  $1,700,000
                                                                          ---------
                                                                          ---------

ITEM 32. SALES TO SPECIAL PARTIES

    See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

    On August 28, 1997, the Company was capitalized with the issuance to Kyle Longhofer of 100 Common Shares for a purchase price of $19.00 per share for an aggregate purchase price of $1,900.00. The Common Shares were purchased for investment and for the purpose of organizing the Company. The Company issued these Common Shares in reliance on an exemption from registration under Section 4(2) of the Securities Act.

ITEM 34. INDEMNIFICATION OF TRUSTEES AND OFFICERS

    The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

    The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

    The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 35. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

    None.

ITEM 36. EXHIBITS

    EXHIBITS


      1.1*    --      Form of Underwriting Agreement
      3.1*    --      Form of Amended and Restated Declaration of Trust of the Registrant
      3.2*    --      Bylaws of the Registrant
      4.1*    --      Form of Common Share certificate
      5.1*    --      Opinion of Hunton & Williams
      8.1*    --      Opinion of Hunton & Williams as to Tax Matters
     10.1*    --      Form of First Amended and Restated Agreement of Limited Partnership of
                        AEGIS Operating Partnership, L.P.
     10.2*    --      Form of 1997 Plan
     10.3*    --      Form of Stock Contribution Agreement
     10.4*    --      Form of Trustees' Plan
     10.5*    --      Form of Administrative Services Agreement
     10.6*    --      Form of Loan Servicing Agreement
     10.7*    --      Form of Loan Sale Agreement
     10.8*    --      Form of Employment Agreement
      21 *    --      List of Subsidiaries of Registrant
     23.1*    --      Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)
     23.2**    --     Consent of KPMG Peat Marwick LLP
     23.3*    --      Consent of Dale M. Hanson to being named as a Trustee nominee
     23.4*    --      Consent of Jeffrey A. Toole to being named as a Trustee nominee
     23.5*    --      Consent of James F. Crowley to being named as a Trustee nominee
     23.6*    --      Consent of Jack W. Schakett to being named as a Trustee nominee
     24.1*    --      Powers of Attorney (included on signature page)


------------------------

*   Filed previously.

**  Filed herewith.

*** To be filed by amendment.

ITEM 37. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of December 1997.


                                AEGIS INVESTMENT TRUST
                                A MARYLAND REAL ESTATE INVESTMENT TRUST
                                (REGISTRANT)

                                By:            /s/ PATRICK A. WALDEN
                                     -----------------------------------------
                                                 Patrick A. Walden
                                                 MANAGING DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 11th day of December 1997 by the following persons in the capacities indicated.


          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Managing Director, Trustee
     /s/ PATRICK A. WALDEN        and Co-Chairman of Board
------------------------------    of Trustees (Principal
      Patrick A. Walden           Executive Officer)

                                Managing Director, Trustee
                                  and Co-Chairman of Board
        /s/ JAMES E. DAY          of Trustees (Principal
------------------------------    Financial Officer and
         James E. Day             Principal Accounting
                                  Officer)

                               INDEX TO EXHIBITS


 EXHIBITS
-----------
       1.1*     --      Form of Underwriting Agreement

       3.1*     --      Form of Amended and Restated Declaration of Trust of the Registrant

       3.2*     --      Bylaws of the Registrant

       4.1*     --      Form of Common Share certificate

       5.1*     --      Opinion of Hunton & Williams

       8.1*     --      Opinion of Hunton & Williams as to Tax Matters

      10.1*     --      Form of First Amended and Restated Agreement of Limited Partnership of AEGIS Operating
                          Partnership, L.P.

      10.2*     --      Form of 1997 Plan

      10.3*     --      Form of Stock Contribution Agreement

      10.4*     --      Form of Trustees' Plan

      10.5*     --      Form of Administrative Services Agreement

      10.6*     --      Form of Loan Servicing Agreement

      10.7*     --      Form of Loan Sale Agreement

      10.8*     --      Form of Employment Agreement

      21  *     --      List of Subsidiaries of Registrant

      23.1*     --      Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)

      23.2**    --      Consent of KPMG Peat Marwick LLP

      23.3*     --      Consent of Dale M. Hanson to being named as a Trustee nominee

      23.4*     --      Consent of Jeffrey A. Toole to being named as a Trustee nominee

      23.5*     --      Consent of James F. Crowley to being named as a Trustee nominee

      23.6*     --      Consent of Jack W. Schakett to being named as a Trustee nominee

      24.1*     --      Powers of Attorney (included on signature page)


------------------------

*   Filed previously.

**  Filed herewith.

*** To be filed by amendment.